Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210244

PROXY STATEMENT FOR THE SPECIAL MEETING OF

SHAREHOLDERS OF KOSCIUSKO FINANCIAL, INC.

and

PROSPECTUS OF

HORIZON BANCORP

The boards of directors of Kosciusko Financial, Inc. (“KFI”) and Horizon Bancorp (“Horizon”) have approved an Agreement and Plan of Merger (which is referred to herein as the “Merger Agreement”) that provides for KFI to merge with and into Horizon. If the merger is approved by KFI’s shareholders and all other closing conditions are satisfied, each outstanding share of KFI common stock (other than shares then held of record by Horizon, shares held as treasury shares of KFI, or dissenting shares) owned by shareholders owning of record and/or beneficially at least 100 shares of KFI common stock shall be converted into the right to receive, at the election of the shareholder, 3.0122 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement), or $81.75 in cash, subject to limitations and prorations such that 65% of the outstanding shares of KFI common stock will be converted into the stock consideration and 35% of the outstanding KFI shares will be converted into the cash consideration. A KFI shareholder may elect to receive the stock consideration for some of his or her shares and the cash consideration for some of his or her shares, subject to these limitations and prorations. Shareholders of KFI who own of record and/or beneficially fewer than 100 shares of KFI common stock will be entitled to receive only fixed consideration of $81.75 per share in cash and will not be entitled to receive any shares of Horizon common stock. Each KFI shareholder also will receive cash in lieu of any fractional shares of Horizon common stock that such shareholder would otherwise receive in the merger, with the amount of cash based on the market value of one share of Horizon common stock determined shortly before the closing of the merger. Additionally, KFI has the right to terminate the Merger Agreement during the five-day period following the date on which all regulatory approvals and other approvals required for the merger are received if Horizon’s average common stock closing price is below $20.39 per share, and the percentage decrease in Horizon’s stock price from its closing price on the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. If KFI elects to exercise its termination rights, Horizon has the right to prevent KFI’s termination under those circumstances, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement.

Based on the 297,444 shares of KFI common stock outstanding as of April 8, 2016, Horizon will issue an aggregate of 582,375 shares of common stock for the stock consideration and pay an aggregate of $8.5 million in cash for the cash consideration. Subject to the adjustments described in the Merger Agreement and based on Horizon’s closing stock price of $24.08 on April 8, 2016, the value of the aggregate consideration that KFI’s shareholders will receive in the merger is approximately $22.5 million. The boards of directors of both KFI and Horizon believe that the merger is in the best interests of each of their respective companies and shareholders.

Your vote is very important. We cannot complete the merger unless the shareholders of KFI approve the Merger Agreement and the merger. This document is a proxy statement that KFI is using to solicit proxies for use at its special meeting of shareholders to be held on May 25, 2016 to vote on the Merger Agreement and the merger. This document also serves as a prospectus relating to Horizon’s issuance of up to 582,375 shares of Horizon common stock in connection with the merger. This joint proxy statement/prospectus describes the KFI special meeting, the merger proposal, and other related matters.

KFI’s board of directors unanimously recommends that KFI’s shareholders vote “FOR” approval of the Merger Agreement and the merger.

Horizon’s common stock is traded on the NASDAQ Global Select Market under the trading symbol “HBNC.” On February 4, 2016, the last day prior to the public announcement of the merger, the closing price of a share of Horizon common stock was $23.99. On April 8, 2016, the latest practicable date before the date of this document, the closing price of a share of Horizon common stock was $24.08. There is no established trading market for KFI’s common stock, and KFI’s common stock is not listed on any national securities exchange. Please see “Risk Factors” beginning on page 14 for a discussion of certain risks relating to the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

This joint proxy statement/prospectus is dated April 11, 2016, and it is first being mailed to KFI’s shareholders on or about April 13, 2016.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about Horizon from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

Attn: Dona Lucker, Investor Relations Officer

(219) 874-9272

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by May 18, 2016.

You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

In addition, if you are a KFI shareholder and have questions about the merger or the KFI special meeting, need additional copies of this joint proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the following:

Kosciusko Financial, Inc.

102 E. Main Street

Mentone, Indiana 46539

Attn: Lindy J. Breeden, Executive Vice President

(574) 353-7521

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by May 18, 2016.

KFI does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

All information in this joint proxy statement/prospectus concerning Horizon and its subsidiaries has been furnished by Horizon, and all information in this joint proxy statement/prospectus concerning KFI and its subsidiaries has been furnished by KFI. You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals to KFI’s shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

This joint proxy statement/prospectus is dated April 11, 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of Horizon shares as contemplated by the Merger Agreement shall create any implication to the contrary.

102 E. Main Street

Mentone, Indiana 46539

(574) 353-7521

Notice of Special Meeting of Shareholders

To Be Held on May 25, 2016

To the Shareholders of Kosciusko Financial, Inc.:

We are pleased to notify you of and invite you to a special meeting of the shareholders of Kosciusko Financial, Inc. (“KFI”) to be held on Wednesday, May 25, 2016, at 10:00 a.m., local time, at the Bell Memorial Public Library, located at 101 W. Main Street, Mentone, Indiana 46539, to consider and vote upon the following matters:

1.	Merger Proposal. To approve the Agreement and Plan of Merger dated February 4, 2016 (which we refer to as the “Merger Agreement”) by and between Horizon Bancorp (“Horizon”) and KFI, pursuant to which KFI will merge with and into Horizon. Simultaneously with the merger, Farmers State Bank, the wholly-owned Indiana state chartered bank subsidiary of KFI, will merge with and into Horizon Bank, National Association, the wholly-owned national bank subsidiary of Horizon. In connection with the merger, each outstanding share of KFI common stock will be converted into the right to receive, at the election of the shareholder:

•	3.0122 shares of Horizon common stock (subject to certain adjustments as provided in the Merger Agreement), which we refer to as the “exchange ratio,” or $81.75 in cash, which we refer to as the “cash consideration,” subject to limitations and prorations such that the aggregate merger consideration will be paid 65% in Horizon common stock and 35% in cash; provided, however, that, if you own beneficially and/or of record fewer than 100 shares of KFI common stock, you will be entitled to receive only fixed consideration of $81.75 per share in cash and will not be entitled to receive any shares of Horizon common stock. You can elect the stock consideration for some of your KFI shares and the cash consideration for some of your KFI shares, subject to the above limitations and prorations; and

•	in lieu of any fractional shares of Horizon common stock, an amount of cash equal to such fraction multiplied by the average of the daily closing sales price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the 15 consecutive trading days immediately preceding the second business day prior to the closing of the merger on which such shares were actually traded.

2.	Adjournment. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger.

3.	Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed joint proxy statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Appendix A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 14 of the enclosed joint proxy statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the merger.

The board of directors of KFI recommends that KFI’s shareholders vote “FOR” the approval and adoption of the Merger Agreement and the merger, and “FOR” adjournment of the special meeting, if necessary.

The board of directors of KFI has fixed the close of business on April 8, 2016, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

YOUR VOTE IS VERY IMPORTANT. The Merger Agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of KFI common stock in order for the proposed merger to be consummated. IF YOU DO NOT RETURN YOUR PROXY CARD OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSED MERGER. Whether or not you plan to attend the special meeting in person, we urge you to date, sign, and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

As required by Indiana Code 23-1-44-10, KFI is notifying all shareholders entitled to vote on the merger that you are or may be entitled to assert dissenters’ rights under the dissenters’ rights chapter of the Indiana Business Corporation Law. A copy of the dissenters’ rights chapter is included with the accompanying joint proxy statement/prospectus as Appendix D. See also “Dissenters’ Rights” beginning on page 56 in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors,

Lindy J. Breeden
Executive Vice President and Secretary
Mentone, Indiana
April 11, 2016

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why do KFI and Horizon want to merge?

A:	We believe that combining KFI and Horizon will create a stronger Indiana banking franchise. The merger will give the combined company greater scale, not only for serving existing customers more efficiently but also for future expansion. We have similar, community-oriented philosophies, and the merger is expected to give us a stronger presence in current and new markets. We also believe the locations of KFI’s banking offices are consistent with Horizon’s strategic expansion plan in the Northern Indiana market. We further believe Kosciusko County offers significant growth potential as evidenced by 2016 median household income and 2016 through 2021 projected population and household income growth that are all above the Indiana state aggregate.

For additional information regarding each company’s reasons for the merger, see “The Merger – KFI’s Reasons for the Merger; Board Recommendation” beginning on page 27, and “The Merger – Horizon’s Reasons for the Merger” beginning on page 28.

Q:	What will KFI’s shareholders receive in the merger?

A:	If the merger is completed, each share of KFI common stock held by a KFI shareholder owning 100 or more shares will be converted into the right to receive, at the election of the shareholder, (i) 3.0122 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement) (which we refer to as the “exchange ratio”), or (ii) $81.75 in cash (which we refer to as the “cash consideration”), subject to limitations and prorations such that the aggregate merger consideration will be paid 65% in Horizon common stock and 35% in cash. KFI shareholders can elect to receive the stock consideration for some of their KFI shares and the cash considerations for some of their KFI shares, subject to these limitations and prorations. We refer to the cash consideration and the exchange ratio, as adjusted, collectively as the “merger consideration.” The cash consideration and exchange ratio are subject to adjustment as described below. Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of Horizon’s common stock. Accordingly, at the time of the merger, the per share value of the stock consideration may be greater or less than the per share value of the cash consideration. If the merger is completed, each share of KFI common stock held by a KFI shareholder who owns of record and/or beneficially fewer than 100 shares will receive fixed consideration in the amount of $81.75 per share in cash and will not be entitled to receive any shares of Horizon common stock.

If the holders of more than 65% of the outstanding KFI shares make valid elections to receive the stock consideration or if the holders of more than 35% of the outstanding KFI shares make valid elections to receive the cash consideration, those KFI shareholders electing the over-subscribed form of consideration will have the over-subscribed form of consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

For those KFI shareholders who are entitled to receive the cash consideration, Horizon will be entitled to reduce the amount of the cash consideration if the estimated environmental clean-up costs with respect to the real property owned or leased by KFI exceed $50,000, or exceed $350,000 and Horizon elects not to terminate the Merger Agreement. For more details, see “The Merger Agreement – Environmental Inspections” beginning on page 54.

For those KFI shareholders who are entitled to receive shares of Horizon common stock as part of the merger consideration, the exchange ratio is subject to adjustment as follows:

•	if prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of KFI common stock receive at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•	if KFI elects to terminate the Merger Agreement because the average closing price of Horizon’s common stock is less than $20.39 for the fifteen consecutive trading days before the date of the receipt of the approvals and consents necessary to consummate the merger (including any waiting periods applicable to regulatory applications) and if the decline in Horizon’s share price is more than 15% greater than the corresponding price decline in the SNL Small Cap U.S. Bank and Thrift Index, Horizon may elect to negate KFI’s termination by exercising Horizon’s option to increase the exchange ratio pursuant to the formula specified in the Merger Agreement. See “The Merger Agreement – Merger Consideration” beginning on page 39.

In lieu of any fractional shares of Horizon common stock, Horizon will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the fifteen consecutive trading days preceding the second business day prior to the closing of the merger on which such shares were actually traded.

Q:	Will Horizon’s shareholders receive any shares or cash as a result of the merger?

A:	No, Horizon’s shareholders will not receive any cash or shares in the merger.

Q:	What risks should KFI’s shareholders consider before voting on the Merger Agreement?

A:	You should review “Risk Factors” beginning on page 14.

Q:	What are the tax consequences of the merger to KFI’s shareholders?

A:	KFI shareholders generally will not recognize any gain or loss for federal income tax purposes to the extent their KFI shares are exchanged for the stock consideration, except with respect to any fractional share interest. If a KFI shareholder receives solely cash, then that shareholder generally will recognize gain or loss equal to the difference between the amount of cash the shareholder receives and the shareholder’s basis in the shareholder’s KFI shares. The tax treatment of any gain or loss will depend upon the shareholder’s individual circumstances. If a KFI shareholder receives a combination of Horizon common stock and cash (other than cash in lieu of a fractional share interest), then that shareholder will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but the shareholder is not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on the shareholder’s particular circumstances. At the closing, Horizon and KFI are to receive an opinion confirming these tax consequences. See “Material Federal Income Tax Consequences” beginning on page 60.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What will KFI’s shareholders be voting on at the special shareholders meeting?

A:	At the Special Meeting of Shareholders of KFI (the “Special Meeting”), KFI’s shareholders will be asked to approve the Merger Agreement, as well as any proposal of the KFI board of directors to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes, in person or by proxy, to approve any of these items. The KFI board of directors unanimously recommends that KFI’s shareholders vote “FOR” approval of the Merger Agreement, and “FOR” any proposal of the KFI board of directors to adjourn or postpone the Special Meeting, if necessary.

Q:	What are the vote requirements to approve the matters that will be considered at the Special Meeting?

A:	At the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of KFI common stock is required to approve the Merger Agreement. Approval of the proposal to adjourn the Special Meeting to allow extra time to solicit proxies requires more votes to be cast in favor of the proposal than are cast against it.

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly. If you hold stock in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed return envelope as soon as possible. If you hold your stock through a bank or broker (commonly referred to as held in “street name”), you may direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the May 25, 2016 KFI Special Meeting.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at the Special Meeting, it will be more difficult for KFI to obtain the necessary quorum to hold the Special Meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote “AGAINST” the approval of the Merger Agreement. The Merger Agreement must be approved by the holders of a majority of the issued and outstanding shares of KFI common stock entitled to vote at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold KFI shares in street name with a broker, your broker will not be able to vote your shares without instructions from you on the proposal to approve the Merger Agreement or the proposal to adjourn the Special Meeting. You should contact your broker and ask what directions your broker will need from you. If you hold KFI shares in street name with a broker and you do not provide instructions to your broker on how to vote on the merger, your broker will not be able to vote your shares on that proposal, and this will have the effect of a vote “AGAINST” the merger.

Q:	Can I attend the Special Meeting and vote my shares in person?

A:	Yes. All KFI shareholders are invited to attend the Special Meeting. If you are a KFI shareholder of record, you can vote in person at the Special Meeting. If you hold KFI shares in street name through a bank, broker, or other nominee, then you must obtain a legal proxy from the holder of record by contacting your bank, broker, or other nominee to vote your shares in person at the Special Meeting. However, we would prefer that you vote by proxy, even if you plan to attend the meeting. As noted below, you still will have a right to change your vote at the meeting, should you so choose.

Q:	What happens if I do not vote?

A:	Because the required vote of KFI’s shareholders to approve the Merger Agreement is based upon the number of issued and outstanding shares of KFI common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote “AGAINST” the merger. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the Merger Agreement and the merger.

Q:	Can I change my vote before the Special Meeting?

A:	Yes. If you are a KFI shareholder of record, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to KFI’s Corporate Secretary before the Special Meeting stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card before the Special Meeting that is dated later than the date of your prior proxy card. Third, you may vote in person at the Special Meeting. Merely being present at the Special Meeting, without voting at the meeting, will not constitute a revocation of a previously given proxy. If you hold your shares in street name with a bank or broker, you must follow the directions you receive from your bank or broker to change your vote.

Q:	When do you currently expect to complete the merger?

A:	We expect to complete the merger in the second quarter of 2016. However, we cannot assure you when or if the merger will occur. The approval of KFI’s shareholders on the Merger Agreement, among other things, must first be obtained before we are able to close the merger.

Q:	Do KFI’s shareholders have dissenters’ rights?

A:	Dissenters’ rights are available to KFI’s shareholders under Indiana law, but you will only be able to dissent from the proposed merger by complying with the applicable provisions of the Indiana Business Corporation Law (“IBCL”). To claim dissenters’ rights under the IBCL, you must (i) before the vote on the merger is taken at the Special Meeting, deliver to KFI written notice of your intent to demand payment for your shares if the merger is effectuated, and (ii) not vote in favor of the merger in person or by proxy at the Special Meeting. Your written notice to demand payment for your shares must be delivered to: Kosciusko Financial, Inc., 102 E. Main Street, Mentone, Indiana 46539, Attention: Lindy J. Breeden, Executive Vice President and Secretary. If the merger is approved at the Special Meeting, KFI will send any dissenting shareholders a notice of dissenters’ rights within 10 days after the Special Meeting date which will state the procedures such shareholders must follow to further exercise their dissenters’ rights in accordance with the IBCL. If a KFI shareholder executes and returns a proxy card but does not specify a choice on the merger, such shareholder will be deemed to have voted “FOR” the merger and to have waived such shareholder’s dissenters’ rights, unless the shareholder revokes his or her proxy prior to its being voted. See “Dissenters’ Rights” beginning on page 56 for a further description of the dissenters’ rights available to KFI’s shareholders. See also Appendix D for the relevant section of the IBCL concerning dissenters’ rights.

Q:	Should I send in my KFI stock certificates now?

A:	No. As soon as practicable after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration and surrender your KFI share certificates. At that time, you must send your completed letter of transmittal to Horizon’s exchange agent for the merger named in the letter of transmittal in order to receive the merger consideration. You should not send your KFI share certificates until you receive the letter of transmittal.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the merger?

A:	If you have more questions about the Merger Agreement or the merger, you should contact:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

(219) 873-2611

Attention: Mark E. Secor, Chief Financial Officer

You may also contact:

Kosciusko Financial, Inc.

102 E. Main Street

Mentone, Indiana 46539

(574) 353-7521

Attention: J. Gregory Maxwell, President and CEO

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the appendices and the documents referred to in this joint proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information” beginning on page 80.

The Companies

Horizon Bancorp

515 Franklin Square

Michigan City, IN 46360

(219) 874-9272

Horizon Bancorp is a registered bank holding company incorporated in Indiana and headquartered in Michigan City, Indiana. Horizon provides a broad range of banking services in Northern and Central Indiana and Southwestern and Central Michigan through its bank subsidiary, Horizon Bank, National Association (“Horizon Bank”), and other affiliated entities. Horizon operates as a single segment, which is commercial banking, and also maintains trust offices in Indianapolis, Indiana and East Lansing, Michigan. Horizon Bank was chartered as a national banking association in 1873, has operated continuously since that time, and currently operates 46 full service offices. Horizon Bank is a full-service commercial bank offering commercial and retail banking services, corporate and individual trust and agency services, and other services incident to banking. Horizon Risk Management, Inc. is a captive insurance company incorporated in Nevada and was formed as a wholly-owned subsidiary of Horizon. Horizon’s common stock is traded on the NASDAQ Global Select Market under the trading symbol “HBNC.” Horizon’s primary regulator is the Board of Governors of the Federal Reserve System, referred to in this joint proxy statement/prospectus as the Federal Reserve Board.

Horizon’s website address is www.horizonbank.com. Information contained in, or accessible through, Horizon’s website does not constitute a part of this joint proxy statement/prospectus. Additional information about Horizon and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 80.

Kosciusko Financial, Inc.

102 E. Main Street

Mentone, IN 46539

(574) 353-7521

Kosciusko Financial, Inc., headquartered in Mentone, Indiana, is an Indiana corporation and is a unitary bank holding company. It owns 100% of the capital stock of its subsidiary bank, Farmers State Bank (“FSB”), an Indiana-chartered commercial bank. FSB was founded in 1892 and offers a full range of banking and trust services with five branch locations serving Northeast Indiana. There is no established trading market for KFI’s common stock.

KFI’s website address is www.fsbanking.com. Information contained in, or accessible through, KFI’s website does not constitute a part of this joint proxy statement/prospectus. Additional information about KFI and FSB is included elsewhere in this joint proxy statement/prospectus. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 80.

Special Meeting of KFI’s Shareholders; Required Vote (page 20)

The Special Meeting of KFI’s shareholders is scheduled to be held on Wednesday, May 25, 2016, at 10:00 a.m., local time, at the Bell Memorial Public Library, located at 101 W. Main Street, Mentone, Indiana 46539. At the Special Meeting, KFI’s shareholders will be asked to vote to approve the Merger Agreement and the merger of KFI into Horizon contemplated by that agreement. Only KFI shareholders of record as of the close of business on April 8, 2016 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

As of April 8, 2016, the directors and executive officers of KFI, and their affiliates, beneficially owned 42,674 shares or approximately 14.35% of the 297,444 outstanding shares of KFI common stock. In connection with the execution of the Merger Agreement, all of the directors and certain executive officers of KFI and FSB executed a voting agreement pursuant to which they agreed to vote all their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this joint proxy statement/prospectus.

Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of KFI common stock. Approval of the proposal to adjourn the Special Meeting to allow extra time to solicit proxies requires more votes to be cast in favor of the proposal than are cast against it.

The Merger and the Merger Agreement (page 24)

Horizon’s acquisition of KFI is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, KFI will be merged with and into Horizon, with Horizon as the surviving corporation. Simultaneous with the merger, FSB will be merged with and into Horizon Bank, a wholly-owned subsidiary of Horizon, with Horizon Bank surviving. We encourage you to read the Merger Agreement, which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

What KFI’s Shareholders Will Receive in the Merger (page 39)

If the merger is completed, each share of KFI common stock held by a KFI shareholder owning 100 or more shares will be converted into the right to receive, at the election of the shareholder, (i) 3.0122 shares of Horizon common stock, or (ii) $81.75 in cash, subject to limitations and prorations such that the aggregate merger consideration will be paid 65% in Horizon common stock and 35% in cash. However, if a shareholder owns beneficially and/or of record fewer than 100 shares of KFI common stock, that shareholder will be entitled to receive only $81.75 per share in cash and will not be entitled to receive any shares of Horizon common stock. If the holders of more than 65% of the outstanding KFI shares make valid elections to receive the stock consideration or if the holders of more than 35% of the outstanding KFI shares make valid elections to receive the cash consideration, those KFI shareholders electing the over-subscribed form of consideration will have the over-subscribed form of consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election. The exchange ratio is subject to the following adjustments:

•	Anti-Dilution Adjustments. If prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of KFI common stock receive at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•	Decrease in Market Price of Horizon Common Stock. If KFI elects to terminate the Merger Agreement because the market price of Horizon’s common stock has decreased below certain amounts specified in the Merger Agreement, Horizon will have the option of increasing the exchange ratio pursuant to the formula specified in the Merger Agreement in lieu of KFI’s right to terminate the Merger Agreement.

Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of Horizon’s common stock. Accordingly, at the time of the merger, the per share value of the stock consideration may be greater or less than the per share value of the cash consideration.

In lieu of any fractional shares of Horizon common stock, Horizon will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the fifteen consecutive trading days preceding the second business day prior to the closing of the merger on which such shares were actually traded.

Recommendation of KFI’s Board of Directors (page 20)

The KFI board of directors unanimously approved the Merger Agreement and the proposed merger. The KFI board believes that the Merger Agreement, including the merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, KFI and its shareholders, and therefore recommends that KFI’s shareholders vote “FOR” the proposal to adopt the Merger Agreement. In reaching its decision, the KFI board of directors considered a number of factors, which are described in the section captioned “The Merger – KFI’s Reasons for the Merger; Board Recommendation” beginning on page 27. Because of the wide variety of factors considered, the KFI board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The KFI board also recommends that you vote “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the merger.

Dissenters’ Rights (page 56)

Dissenters’ rights are available to KFI’s shareholders under Indiana law, but KFI’s shareholders will only be able to dissent from the proposed merger by complying with the applicable provisions of the Indiana Business Corporation Law (the “IBCL”). For more information, see “Dissenters’ Rights” beginning on page 56.

Voting Agreements (page 42)

As of April 8, 2016, the directors and executive officers of KFI beneficially owned 42,674 shares or approximately 14.35% of the 297,444 outstanding shares of KFI common stock. In connection with the execution of the Merger Agreement, all of the directors and certain executive officers of KFI executed a voting agreement pursuant to which they agreed to vote their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this joint proxy statement/prospectus.

Opinion of KFI’s Financial Advisor (page 30)

In connection with the merger, KFI jointly retained Austin Associates, LLC (“Austin”) and Investment Bank Services (“IBS”) as its financial advisors. In this regard, Austin delivered a written opinion, dated February 4, 2016, to the KFI board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of KFI common stock in the proposed merger. The full text of Austin’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Austin in preparing the opinion, is attached as Appendix B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the KFI board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of KFI to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the KFI board in connection with the merger, and it does not constitute a recommendation to any holder of KFI common stock as to how to vote in connection with the merger or any other matter.

Reasons for the Merger (page 27)

The KFI board of directors believes that the merger and the Merger Agreement are advisable and fair to, and in the best interests of, KFI and its common shareholders and, therefore, the board of directors recommends that KFI’s shareholders vote “FOR” the proposal to adopt the Merger Agreement. In reaching its decision, the KFI board of directors considered many factors, including the factors described under the heading “The Merger – KFI’s Reasons for the Merger; Board Recommendation” beginning on page 27.

Regulatory Approvals (page 55)

Under the terms of the Merger Agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals, which include a waiver from the Federal Reserve Bank of Chicago (“FRB”) of the application requirements for the merger of KFI into Horizon, and the approval of the Office of the Comptroller of the Currency (“OCC”) of the merger of FSB into Horizon Bank. As of the date of this joint proxy statement/prospectus, Horizon has filed the required application with the OCC, and we expect to receive OCC approval and the FRB’s waiver in April 2016. Although we believe that we will be able to obtain these regulatory approvals and waivers, there can be no assurance that all requisite approvals and waivers will be obtained or that they will be obtained within the time period we anticipate.

New Horizon Shares Will Be Eligible for Trading (page 55)

The shares of Horizon common stock to be issued in the merger will be eligible for trading on the NASDAQ Global Select Market.

Conditions to the Merger (page 49)

The obligation of Horizon and KFI to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including, but not limited to:

•	the Merger Agreement must receive the requisite approval of KFI’s shareholders;

•	approval of the transaction by the appropriate regulatory authorities;

•	the representations and warranties made by the parties in the Merger Agreement must be true, accurate, and correct in all material respects as of the effective date of the merger;

•	the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time of the merger;

•	the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

•	the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, relating to the Horizon shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

•	the boards of directors of Horizon and KFI must have received an opinion from Barnes & Thornburg LLP to the effect that the merger constitutes a tax free “reorganization” for purposes of Section 368 of the Internal Revenue Code, as amended (the “Code”);

•	Horizon must have received a letter of tax advice, in a form satisfactory to Horizon, from KFI’s outside, independent certified public accountants to the effect that any amounts that are paid by KFI before the effective time of the merger, or required under KFI’s employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Code with respect to KFI, FSB, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

•	As of the end of the month prior to the effective time of the merger, KFI’s adjusted consolidated shareholders’ equity, as defined in the Merger Agreement, shall not be less than $16,197,000;

•	FSB shall have provided notice of termination to FiServ Solutions, Inc. under that certain Master Agreement, dated June 25, 2010 between FSB and FiServ;

•	the KFI employees specified in the Merger Agreement shall have executed and delivered noncompetition agreements;

•	certain KFI employees shall have executed and delivered mutual termination of employment agreements to Horizon;

•	the shares of Horizon common stock to be issued to KFI’s shareholders in the merger must have been approved for listing on the NASDAQ Global Select Market; and

•	there shall be no legal proceedings initiated or threatened seeking to prevent the completion of the merger.

For a further description of the conditions necessary to the completion of the merger, see “The Merger Agreement – Conditions to the Merger” beginning on page 49. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination (page 52)

Horizon or KFI may mutually agree at any time to terminate the Merger Agreement without completing the merger, even if KFI’s shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the merger is not consummated by December 31, 2016, if the required regulatory approvals are not received, or if KFI’s shareholders do not approve the Merger Agreement at the Special Meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within twenty business days of notice of the breach. KFI also has the right to terminate the Merger Agreement if it receives a proposal which its board of directors determines is superior to the merger with Horizon.

Additionally, KFI has the right to terminate the Merger Agreement during the five-day period following the date on which all regulatory approvals and other approvals (disregarding any waiting period applicable to the regulatory approvals) required for the merger are received if Horizon’s average common stock closing price is below $20.39 per share, and the percentage decrease in stock price of Horizon from Horizon’s closing stock price on the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. Horizon has the right to prevent KFI’s termination under those circumstances, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page 54)

KFI is required to pay Horizon a $1,226,000 termination fee under the following circumstances:

•	if Horizon terminates the Merger Agreement because KFI’s board of directors fails to include its recommendation to approve the merger in the joint proxy statement/prospectus delivered to shareholders or has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement or approves or publicly recommends an acquisition proposal with a third party, or KFI has entered into or publicly announced an intention to enter into another acquisition proposal;

•	if either party terminates the Merger Agreement because it is not approved by the requisite vote of the shareholders of KFI at the Special Meeting and, prior to the date that is twelve months after such termination KFI or FSB enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	if either party terminates the Merger Agreement because the consummation of the merger has not occurred by December 31, 2016, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is twelve months after such termination, KFI or FSB enters into any acquisition agreement or any acquisition proposal is consummated; or

•	if Horizon terminates the Merger Agreement because an event occurs which is not capable of being cured prior to December 31, 2016 and would result in the conditions to Horizon’s obligation to close not being satisfied, KFI breaches or fails to perform any of its representations, warranties, or covenants, or an event occurs that has or would reasonably be expected to have a material adverse effect on KFI, and such matters are the result of an intentional, willful, or grossly negligent breach or nonperformance by KFI of any representation, warranty, or covenant in the Merger Agreement.

Interests of Officers and Directors in the Merger that Are Different From Yours (page 58)

When KFI’s shareholders consider the recommendation of the KFI board of directors to approve the Merger Agreement and the merger, you should be aware that certain of KFI’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of KFI’s shareholders generally that may present actual or apparent conflicts of interest, including certain payments under employment agreements for certain officers and directors of KFI, the assumption of the salary continuation agreement of a KFI executive officer, the payment of a bonus to a KFI executive officer as a result of the merger, and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of KFI in the Merger” beginning on page 58.

Accounting Treatment of the Merger (page 55)

The merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger (page 64)

When the merger is completed, KFI’s shareholders owning at least 100 shares of KFI common stock who receive Horizon stock as all or part of the merger consideration will become Horizon shareholders, and their rights then will be governed by Horizon’s articles of incorporation and bylaws and applicable law. Horizon and KFI are both organized under Indiana law. To review the differences in the rights of shareholders under each company’s governing documents, see “Comparison of the Rights of Shareholders” beginning on page 64.

Material Federal Tax Consequences of the Merger (page 60)

Horizon and KFI expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•	a holder of KFI common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a KFI shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value of the Horizon common stock received, exceeds (b) the shareholder’s aggregate adjusted tax basis in the KFI common stock; and

•	a KFI shareholder will recognize gain or loss, if any, on any fractional share of Horizon common stock for which cash is received equal to the difference between the amount of cash received and the KFI shareholder’s allocable tax basis in the fractional share.

To review the tax consequences of the merger to KFI’s shareholders in greater detail, please see the section “Material Federal Income Tax Consequences” beginning on page 60. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HORIZON

The following data is derived from Horizon’s audited annual historical financial statements at or for the periods indicated. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this joint proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

(in thousands, except per share data)	At or for the year ended December 31,
	2015	2014	2013	2012	2011

Summary of Operations:
Interest Income	$88,588	$76,205	$74,886	$72,528	$64,614
Interest Expense	13,854	13,222	13,503	14,322	16,501

Net Interest Income	74,734	62,983	61,383	58,206	48,113
Provision for Loan Losses	3,162	3,058	1,920	3,524	5,282

Net Interest Income after Provision for Loan Losses	71,572	59,925	59,463	54,682	42,831
Non-Interest Income	30,402	26,277	25,906	27,331	20,299
Non-Interest Expense	74,193	61,946	58,445	54,024	46,147

Income Before Income Taxes	27,781	24,256	26,924	27,989	16,983
Income Tax Expense	7,232	6,155	7,048	8,446	4,186

Net Income	20,549	18,101	19,876	19,543	12,797
Net Income Available to Common Shareholders	$20,424	$17,968	$19,506	$19,062	$11,472

Period-End Balances:
Total Assets	$2,652,401	$2,076,922	$1,758,276	$1,848,227	$1,547,162
Total Loans, Net	1,734,597	1,362,053	1,052,836	1,172,447	964,311
Total Deposits	1,880,153	1,482,319	1,291,520	1,294,153	1,009,865
Total Borrowings	482,144	383,840	288,782	378,095	400,787
Total Shareholders’ Equity	$266,832	$194,414	$164,520	$158,968	$121,465

Per Share Data:
Basic Earnings Per Share	$1.94	$1.98	$2.26	$2.39	$1.55
Cash Dividends	0.58	0.51	0.42	0.38	0.31
Book Value Per Common Share at Period-End	$21.30	$19.75	$17.64	$17.00	$14.68

Per Share Equivalent Information

The following table sets forth the book value per share, cash dividends per share, and basic and diluted earnings per common share data for each of Horizon and KFI on a historical basis, for Horizon on a pro forma combined basis, and on a pro forma combined basis per KFI equivalent share. The data in the column “Pro Forma Equivalent per KFI Share” shows the effect of the merger from the perspective of an owner of KFI common stock, and was obtained by multiplying the Combined Pro Forma Amounts for Horizon by the exchange ratio of 3.0122. The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements, or other possible financial benefits of the merger to the combined company, and does not attempt to suggest or predict future results.

This information does not purport to reflect what the historical results of the combined company would have been had KFI and Horizon been combined during these periods.

	Horizon Historical	KFI Historical	Combined Pro Forma Amounts for Horizon	Pro Forma Equivalent Per KFI Share
Book value per share at December 31, 2015	$21.30	$55.59	$21.37	$64.37

Cash dividends per share, year ended December 31, 2015	$0.58	$1.50	$0.58	$1.75

Basic earnings per share, year ended December 31, 2015	$1.94	$3.80	$2.03	$6.11

Diluted earnings per share, year ended December 31, 2015	$1.89	$3.79	$1.98	$5.96

Market Prices and Share Information

The following table shows (1) the closing market prices of Horizon common stock as quoted on the NASDAQ Global Select Market on February 4, 2016, the last business day prior to the announcement of the merger, and on April 8, 2016, the most recent date practicable preceding the date of this joint proxy statement/prospectus, and (2) the equivalent pro forma value of a share of KFI common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. No historical market value is provided in the table for KFI common stock because there is no established trading market for KFI common stock. The equivalent prices per share of KFI common stock were calculated by multiplying the market price of Horizon common stock by 3.0122, which is the exchange ratio for the stock consideration in the merger (subject to adjustment), representing the number of shares of Horizon common stock that KFI shareholders electing to receive the stock consideration would receive in the merger for each share of KFI common stock, assuming no proration. All amounts in the table below are presented in dollars per share.

	Horizon Common Stock	Equivalent Pro Forma Per Share of KFI Common Stock
February 4, 2016	$23.99	$72.26
April 8, 2016	$24.08	$72.53

Recent Developments of Horizon

On March 10, 2016, Horizon announced that it entered into an Agreement and Plan of Merger to acquire LaPorte Bancorp, Inc., a Maryland corporation (“LaPorte”). LaPorte is a savings and loan holding company headquartered in LaPorte, Indiana with total assets of $543.2 million as of December 31, 2015, and which conducts its business primarily through its wholly-owned subsidiary, The LaPorte Savings Bank (“LPS Bank”), which has seven full-service banking locations in northern Indiana and one loan production office in southwest Michigan. Pursuant to the transaction, LaPorte will merge with and into Horizon, with Horizon as the surviving corporation. Immediately following the merger, LPS Bank will merge with and into Horizon Bank, with Horizon Bank as the surviving bank.

Upon completion of the merger with LaPorte, each LaPorte shareholder will have the right to receive, at the shareholder’s election, $17.50 per share in cash or 0.629 shares of Horizon common stock, or a combination of both, for each share of LaPorte’s common stock, subject to allocation provisions. The merger agreement provides that, in the aggregate, 65% of the outstanding shares of LaPorte will be converted into the right to receive shares of Horizon common stock and the remaining 35% of the outstanding shares will be converted into the right to receive cash. Based on Horizon’s March 9, 2016 closing price of $24.21 per share as reported on the NASDAQ Global Select Market, the transaction value is estimated at $94.1 million. Subject to the approval of the merger by LaPorte’s shareholders, regulatory approvals, and other customary closing conditions, the parties anticipate completing this merger during the third quarter of 2016. It is uncertain what, if any, conditions may be imposed with respect to the proposed merger by a regulator.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus (see “Where You Can Find More Information” on page 80), including the risk factors included in Horizon’s Annual Report on Form 10-K for the year ended December 31, 2015, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this joint proxy statement/prospectus titled “Cautionary Note About Forward-Looking Statements” on page 18.

Fluctuations in the market price of Horizon’s common stock may cause the value of the stock portion of the merger consideration to decrease.

Upon completion of the merger, each share of KFI common stock will be converted into the right to receive merger consideration consisting of 3.0122 shares of Horizon common stock or $81.75 cash pursuant to the terms of the Merger Agreement. Because the exchange ratio for the stock portion of the merger consideration is fixed, any change in the market price of Horizon’s common stock prior to completion of the merger will affect the value of any stock consideration that KFI shareholders receive upon completion of the merger. At the time of the Special Meeting and prior to the election deadline, KFI shareholders will not necessarily know what the market value of 3.0122 shares of Horizon common stock will be upon completion of the merger or whether this value will be greater or less than the $81.75 per share cash merger consideration. While KFI will have the right to terminate the merger agreement in the event of a specified decline in the market value of Horizon common stock relative to the value of a designated market index unless Horizon elects to increase the aggregate merger consideration (see “The Merger Agreement – Termination”), neither company is otherwise permitted to terminate the merger agreement or resolicit the vote of KFI’s shareholders solely because of changes in the market price of Horizon’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Horizon’s business, operations, and prospects, and regulatory considerations. Many of these factors are beyond the control of Horizon. You should obtain current market quotations for shares of Horizon common stock before you vote.

KFI shareholders may receive a form of consideration different from what they elect.

While each KFI shareholder may elect to receive all Horizon common stock, all cash, or a combination of stock and cash in the merger, the percentages of the shares of KFI common stock outstanding immediately prior to the merger that will be converted into the stock consideration and the cash consideration are fixed at 65% and 35%, respectively. As a result, if either a stock election or a cash election proves to be more popular among KFI shareholders and you choose the form of election that is more popular, you might receive a portion of your consideration in the form you did not elect. If you receive less Horizon common stock than you elected, you will likely recognize more gain for federal income tax purposes than you would have recognized had you received more Horizon common stock. You will not know which form of merger consideration you will receive for all of your KFI shares until after we complete the merger.

The Merger Agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on KFI.

The Merger Agreement with Horizon is subject to a number of conditions that must be fulfilled in order to close. Those conditions include: approval by the shareholders of KFI, regulatory approval, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In particular, Horizon is not obligated to close if, subject to the conditions in the Merger Agreement, the estimated environmental clean-up costs exceed $350,000. In addition, certain circumstances exist in which KFI may terminate the merger, including by accepting a superior proposal or by electing to terminate if Horizon’s stock price declines below a specified level. KFI has the right to terminate the Merger Agreement if Horizon’s average common stock closing price over the 15-trading day period immediately preceding the date on which all regulatory approvals approving the merger (disregarding any waiting period applicable thereto) and all other approvals and consents necessary for the consummation of the merger are received (referred to as the “determination date”) is below $20.39 per share, and the percentage decrease in the stock price of Horizon from Horizon’s closing stock price on the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. However, Horizon has the right to prevent KFI’s termination by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement. See “The Merger Agreement – Merger Consideration” (beginning on page 39) for a more complete discussion of the merger consideration to be paid in this proposed transaction and “– Termination” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to KFI, including:

•	KFI’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	KFI may have incurred substantial expenses in connection with the merger, without realizing any of the anticipated benefits of completing the merger.

If the Merger Agreement is terminated and KFI’s board of directors approves another merger or business combination, under certain circumstances KFI may be required to pay Horizon a $1,226,000 termination fee, and KFI’s shareholders cannot be certain that KFI will be able to find a party willing to pay an equivalent or more attractive price than the price Horizon has agreed to pay in the merger.

KFI’s shareholders who receive the stock consideration will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

KFI’s shareholders currently have the right to vote in the election of the KFI board of directors and on other significant matters affecting KFI, such as the proposed merger with Horizon. When the merger occurs, each KFI shareholder who holds at least 100 shares of KFI common stock and receives stock consideration in the merger will become a shareholder of Horizon with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of KFI. In addition, on March 10, 2016, Horizon announced that it entered into an Agreement and Plan of Merger to acquire LaPorte. As part of the merger consideration for that transaction, Horizon will issue shares of its common stock to LaPorte’s shareholders such that, in the aggregate, 65% of the outstanding shares of LaPorte will be converted into the right to receive shares of Horizon common stock and the remaining 35% of the outstanding shares will be converted into the right to receive cash. See “Summary – Recent Developments of Horizon” on page 12 above. The issuance of Horizon shares in the LaPorte transaction will be further dilutive to the KFI shareholders. Based on the anticipated number of Horizon common shares to be issued in the merger, and assuming the completion of Horizon’s merger with LaPorte, it is anticipated that the KFI shareholders will only own approximately 4.0% of all of the outstanding shares of Horizon’s common stock. Because of this, KFI’s shareholders will have less influence on the management and policies of Horizon than they now have on the management and policies of KFI. Furthermore, shareholders of Horizon do not have preemptive or similar rights, and therefore, Horizon can sell additional voting securities in the future without offering them to the former KFI shareholders, which would further reduce their ownership percentage in, and voting control over, Horizon.

Horizon may be unable to successfully integrate FSB’s operations and retain FSB’s employees.

Simultaneous with the closing of the merger, FSB will be merged with and into Horizon Bank. The possible difficulties of merging the operations of FSB with Horizon Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures;

•	integrating systems; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Horizon, Horizon Bank, or FSB, and the loss of key personnel. The merger of FSB with Horizon Bank will benefit greatly from the experience and expertise of certain key employees of FSB who are expected to be retained by Horizon. However, there can be no assurances that Horizon will be successful in retaining these employees for the time period necessary to integrate FSB into Horizon Bank at the level desired by Horizon. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and integration of FSB into Horizon Bank could have an adverse effect on the business and results of operations of Horizon or Horizon Bank, and therefore, its stock price.

Horizon may be unable to retain KFI’s customers or grow the KFI business.

KFI operates in geographic markets and with customers primarily located in or near Kosciusko County in North-Central Indiana. Horizon’s markets and customers are located primarily in Northern and Central Indiana and Southwest Michigan. Although Horizon is not anticipating major differences between the preferences of KFI’s customers compared to Horizon’s customers, any time there is a change in products, services, ownership, or management of a bank, there is a risk that customers may seek to obtain some or all of their banking products and services from other banks. Horizon believes that the desire of KFI’s customers to seek products or services elsewhere as a result of the merger will be lessened by the fact that the shareholders of KFI will continue to own a portion of the combined operations after the merger and because key employees of KFI will be continuing with the bank after the merger.

The fairness opinion delivered to KFI’s board of directors does not reflect changes in circumstances subsequent to the date of the fairness opinion.

The fairness opinion of Austin was delivered to KFI’s board of directors on February 4, 2016 and speaks only as of such date. Changes in operations and prospects of Horizon and KFI, general market and economic conditions, and other factors both within and outside of Horizon’s and KFI’s control may significantly alter the relative value of the companies by the time the merger is completed. Austin’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from attempting to acquire KFI.

Until the completion of the merger, with some exceptions, KFI is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Horizon. In addition, KFI has agreed to pay a termination fee of $1,226,000 to Horizon if the board of directors of KFI withdraws, modifies, or changes its approval or recommendation of the Merger Agreement and approves or recommends an alternate acquisition transaction with a third party. These provisions could discourage other companies from trying to acquire KFI even though such other companies might be willing to offer greater value to KFI’s shareholders than Horizon has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on KFI’s financial condition.

Certain of KFI’s officers and directors have interests that are different from, or in addition to, the interests of KFI’s shareholders generally.

Certain of KFI’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of KFI’s shareholders generally that may present actual or apparent conflicts of interest, including payments under the employment agreements for certain executive officers of KFI, the assumption by Horizon of the salary continuation agreement of a KFI executive officer, the payment of a bonus to a KFI executive officer as a result of the merger, and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of KFI in the Merger” beginning on page 58.

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in the recognition by KFI’s shareholders of taxable gain or loss in respect of their KFI shares.

Horizon and KFI intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the Internal Revenue Service will not provide a ruling on the matter, Horizon and KFI, as a condition to closing, will obtain an opinion from Horizon’s legal counsel that the merger will constitute a reorganization for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, a KFI shareholder generally would recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of the Horizon common stock received in the exchange, and (2) the KFI shareholder’s aggregate adjusted tax basis in the KFI common stock surrendered in the exchange.

The shares of Horizon common stock to be received by KFI shareholders as a result of the merger will have different rights from the shares of KFI common stock.

The rights associated with KFI’s common stock are different from the rights associated with Horizon’s common stock. See the section of this joint proxy statement/prospectus entitled “Comparison of the Rights of Shareholders” (beginning on page 64) for a discussion of the different rights associated with Horizon’s and KFI’s common stock.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include statements with respect to management’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of Horizon and KFI, and which may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

In addition, certain statements may be contained in the future filings of Horizon with the SEC, in press releases, and in oral and written statements made by or with the approval of Horizon that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of such forward-looking statements include, but are not limited to:

•	statements about the benefits of the merger between Horizon and KFI, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives, and expectations of Horizon or KFI or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe,” “contemplate,” “seek,” “estimate,” “plan,” “project,” “anticipate,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “will,” “should,” “indicate,” “would,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Horizon and KFI will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss, and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of KFI’s shareholders to approve the merger;

•	local, regional, national, and international economic conditions and the impact they may have on Horizon and KFI and their customers and Horizon’s and KFI’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of Horizon’s common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate, or not predictive of actual results;

•	inflation, interest rate, securities market, and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations, and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships, and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, and securities) with which Horizon and KFI must comply;

•	the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Horizon’s and KFI’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or Horizon and KFI and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times, and on the terms required to support Horizon’s and KFI’s future businesses; and

•	the impact on Horizon’s or KFI’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Horizon’s results to differ materially from those described in the forward-looking statements can be found in Horizon’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Horizon or KFI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Horizon and KFI undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF KFI’S SHAREHOLDERS

General

This document is being furnished to KFI shareholders in connection with the solicitation of proxies by the board of directors of KFI for use at the Special Meeting of KFI’s Shareholders to be held on Wednesday, May 25, 2016 at 10:00 a.m., local time, at the Bell Memorial Public Library, located at 101 W. Main Street, Mentone, Indiana 46539, and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to KFI’s shareholders on or about April 13, 2016.

Purpose of the Meeting

The Special Meeting is being held for the following purposes:

•	To consider and approve the Merger Agreement by and between Horizon and KFI, pursuant to which KFI will merge with and into Horizon. Simultaneously with the merger, FSB, an Indiana-chartered commercial bank and wholly-owned subsidiary of KFI, will merge with and into Horizon Bank, the wholly-owned national bank subsidiary of Horizon;

•	To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the merger; and

•	To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

KFI’s board of directors and management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered. However, if any other business is properly presented before the Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

A copy of the Merger Agreement is attached as Appendix A to this joint proxy statement/prospectus.

Recommendation of KFI’s Board of Directors

The board of directors of KFI unanimously voted in favor of the Merger Agreement and the merger. KFI’s board of directors believes that the Merger Agreement, the merger, and the transactions contemplated thereby are in the best interests of KFI and its shareholders, and recommends that KFI’s shareholders vote:

•	“FOR” the approval and adoption of the Merger Agreement and the merger; and

•	“FOR” any proposal of the KFI board of directors to adjourn the meeting, if necessary.

Record Date and Voting

The close of business on April 8, 2016 has been selected as the record date for the determination of KFI’s shareholders entitled to notice of and to vote at the Special Meeting. On that date, 297,444 shares of KFI’s common stock, par value $10.00 per share, were outstanding. Shareholders will be entitled to one vote for each share of KFI’s common stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the shareholders. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of KFI’s common stock will constitute a quorum for the transaction of business at the Special Meeting.

You may vote your shares in person by attending the Special Meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. We encourage you to vote by mailing the proxy card even if you plan to attend the meeting. If you are a shareholder of record as of April 8, 2016, you may vote your shares in person at the meeting. If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the meeting.

All proxies properly submitted in time to be counted at the Special Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described above in accordance with the recommendations of the

KFI board of directors on all the proposals as set forth in this joint proxy statement/prospectus and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you. Proxies solicited by this joint proxy statement/prospectus may be exercised only at the Special Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

Vote Required

The following votes will be required to approve the proposals:

•	The approval of the Merger Agreement (Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of KFI common stock entitled to vote at the Special Meeting.

•	The proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies (Proposal 2) requires for approval that more votes be cast in favor of the proposal than against the proposal.

Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. The required vote of KFI’s shareholders on the Merger Agreement is based on the number of outstanding shares of KFI common stock and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, or the abstention from voting by a KFI shareholder, or the failure of any KFI shareholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker (thereby resulting in a “broker non-vote”), will have the same effect as a vote “AGAINST” the Merger Agreement. Abstentions and broker non-votes will not be included in the vote count on the proposal to adjourn the Special Meeting and will have no effect on the outcome of that proposal.

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine.” However, under the rules of the New York Stock Exchange, the Merger Agreement proposal and the adjournment proposal to be considered at the Special Meeting are not considered routine matters and brokers are not entitled to vote shares held for a beneficial owner on these matters without instructions from the beneficial owner of the shares. To avoid a broker non-vote of your shares on the Merger Agreement and adjournment, each of which is a non-routine matter, you must provide voting instructions to your broker or other nominee.

As of the record date:

•	KFI’s directors and executive officers and their affiliates owned and were entitled to vote 42,674 shares of KFI common stock, representing approximately 14.35% of the outstanding shares of KFI common stock; and

•	Horizon’s directors and executive officers and their affiliates owned and were entitled to vote less than 1% of the outstanding shares of KFI common stock. Horizon owns no shares of KFI common stock.

Revocability of Proxies

Submitting a proxy on the enclosed form of proxy does not preclude a KFI shareholder from voting in person at the Special Meeting. A KFI shareholder may revoke a proxy at any time prior to the vote at the Special Meeting by:

•	delivering to Lindy J. Breeden, KFI’s Executive Vice President and Secretary, at KFI’s corporate office at 102 E. Main Street, Mentone, Indiana 46539, on or before the date of the Special Meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•	delivering to KFI at the Special Meeting prior to the taking of the vote a later-dated and signed proxy card or a written revocation;

•	attending the Special Meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revoking a proxy will not affect a vote once it has been taken. Attendance at the Special Meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the Special Meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Solicitation of Proxies

The proxy solicitation of KFI’s shareholders is being made by KFI on behalf of the KFI board of directors and will be paid for by KFI. In addition to solicitation by mail, directors, officers, and employees of KFI may solicit proxies for the Special Meeting from KFI’s shareholders personally or by telephone, the Internet, or other electronic means. However, KFI’s directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Upon request, KFI will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of KFI’s common stock.

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF KFI. ACCORDINGLY, HOLDERS OF KFI COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Kosciusko Financial, Inc., 102 E. Main Street, Mentone, Indiana 46539, Attention: Lindy J. Breeden, (574) 353-7521.

Security Ownership of Certain Beneficial Holders and Management

The following table sets forth as of April 8, 2016, which is the most recent practicable date, information regarding the beneficial share ownership of KFI’s common stock by: (i) each of the directors of KFI; (ii) each executive officer of KFI; (iii) the directors and executive officers of KFI as a group; and (iv) each person who is known to KFI to be the beneficial owner of more than 5% of any class of KFI’s voting securities. Information with respect to KFI’s directors, executive officers, and 5% shareholders is based on KFI’s records and data supplied by each of the directors, executive officers, and 5% shareholders. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Kosciusko Financial, Inc., 102 E. Main Street, Mentone, Indiana 46539.

Name	Position	Shares of Common Stock Beneficially Owned		Percent of Class(1)
DIRECTORS:
Chad Tucker	Director	10,368	(2)	3.5%
Daniel Manwaring	Director	8,791	(3)	3.0%
J. Gregory Maxwell	President and Chief Executive Officer, Director	6,539		2.2%
Dave Reuter	Director	4,637	(4)	1.6%
Stanley Pequignot	Director	3,461	(5)	1.2%
Wallace Stouder, Jr.	Director	1,271	(6)	*
James Caskey	Director	1,164	(7)	*
James Maze	Director	231	(8)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
Michael Shade	Senior Vice President of Bank Operations/Trust	2,944	(9)	*
Lindy J. Breeden	Executive Vice President and Secretary	2,460	(10)	*
Michael E. Walters	Senior Vice President	700		*
Rebecca Woodward	Vice President of Branch Administration	108		*

All executive officers and directors of KFI as a group (12 persons)	42,674		14.35%

GREATER THAN 5% SHAREHOLDERS:
Forrest Miner 4355 Kariba Lake Terrace Sarasota, Florida 34243	28,217	(11)	9.49%

James Manwaring 1135 Country Club Drive Warsaw, Indiana 46580	23,304	(12)	7.83%

Chan Tucker 7077 S. State Road 19 Mentone, Indiana 46539	16,995	(13)	5.71%

Orville McFadden 7426 S. Beaver Dam Road Claypool, Indiana 46510	14,926	(14)	5.02%

*	Indicates less than 1% of the total number of outstanding shares of KFI’s common stock.
(1)	For each individual or group disclosed in the table above, the figures in this column are based on 297,444 shares of KFI common stock issued and outstanding as of April 8, 2016, which is the most recent practicable date, plus the number of shares of common stock each such individual or group has the right to acquire on or within 60 days after April 8, 2016, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.
(2)	Includes 7,274 shares owned jointly by Mr. Tucker and his spouse, and 3,094 shares held of record by CM Tucker Farms LLC, of which Mr. Tucker is a member. Mr. Tucker may be deemed to have voting and investment power with respect to the shares held in CM Tucker Farms LLC.
(3)	Includes 8,339 shares held in the Daniel Manwaring Revocable Trust for which Mr. Manwaring is the grantor and serves as trustee, and 452 shares held in a joint revocable trust as to which Mr. Manwaring and his spouse are co-grantors and co-trustees. As a grantor and trustee of each trust, Mr. Manwaring may be deemed to have voting and investment power with respect to the shares held in the trusts.
(4)	All of the shares are owned jointly by Mr. Reuter and his spouse.
(5)	Includes 2,470 shares held of record by Bend & Company, nominee for 1st Source Bank, as custodian for Mr. Pequignot’s self-directed IRA. Mr. Pequignot may be deemed to have voting and investment power with respect to the shares held by Bend & Company.
(6)	Includes 665 shares held in the Wallace Stouder, Jr. Revocable Trust for which Mr. Stouder is the grantor and serves as trustee, and 606 shares held of record by Matanzas Court LLC, of which Mr. Stouder is the Member Manager. As a grantor and trustee of his trust, and the Member Manager of Matanzas Court LLC, Mr. Stouder may be deemed to have voting and investment power with respect to the shares held by the trust and his affiliated company.
(7)	Includes 162 shares held in Mr. Caskey’s individual retirement account, and 1,002 shares held in a joint revocable trust as to which Mr. Caskey and his spouse are co-grantors and co-trustees. As a grantor and trustee of this trust, Mr. Caskey may be deemed to have voting and investment power with respect to the shares held in the trust.
(8)	All of the shares are owned jointly by Mr. Maze and his spouse.
(9)	Includes 2,774 shares owned jointly by Mr. Shade and his spouse, and 170 shares held in a Uniform Transfers to Minors Act account for the benefit of Mr. Shade’s daughter for which Mr. Shade serves as custodian.
(10)	Includes 75 shares held in Mr. Breeden’s individual retirement account, and 211 shares held in his spouse’s individual retirement account.
(11)	All of the shares are held in the Forrest Miner Revocable Trust for which Mr. Miner is the grantor and serves as trustee. As a grantor and trustee of the trust, Mr. Miner may be deemed to have voting and investment power with respect to the shares held in the trust.
(12)	Includes 18,393 shares held of record by a limited partnership, of which Mr. Manwaring and his spouse are the sole owners, 4,260 shares held in Mr. Manwaring’s individual retirement account, and 651 shares held in his spouse’s individual retirement account. Mr. Manwaring may be deemed to have voting and investment power with respect to the shares held by the limited partnership.
(13)	Includes 200 shares held of record by Mr. Tucker’s spouse, 800 shares owned jointly by Mr. Tucker and his spouse, 1,625 shares held in Uniform Transfers to Minors Act accounts for the benefit of Mr. Tucker’s children for which Mr. Tucker serves as custodian, 99 shares held of record by Mr. Tucker’s minor children, and 3,094 shares held of record by CM Tucker Farms LLC, of which Mr. Tucker is a member. Mr. Tucker may be deemed to have voting and investment power with respect to the shares held in CM Tucker Farms LLC.
(14)	Includes 7,463 shares held the Orville McFadden Revocable Trust for which Mr. McFadden is the grantor and serves as trustee, and 7,463 shares held of record by Mr. McFadden’s spouse’s revocable trust. Mr. McFadden may be deemed to have voting and investment power with respect to the shares held in the trusts.

THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the proposed merger. While Horizon and KFI believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus and the other documents that we refer to carefully for more detailed information regarding the merger.

General

Horizon’s and KFI’s boards of directors have approved and adopted the Merger Agreement, the merger, and the transactions contemplated thereby. The Merger Agreement provides for the merger of KFI with and into Horizon, with Horizon as the surviving corporation. Simultaneously with this merger, FSB, the wholly-owned Indiana-chartered commercial bank subsidiary of KFI, will merge with and into Horizon Bank, the wholly-owned national bank subsidiary of Horizon.

In connection with the merger, each outstanding share of KFI common stock owned by shareholders owning at least 100 shares of KFI common stock will be converted into the right to receive, at the election of the shareholder, (i) 3.0122 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement), or (ii) $81.75 in cash, subject to limitations and prorations such that 65% of the outstanding shares of KFI common stock will be converted into the stock consideration and 35% of the outstanding KFI shares will be converted into the cash consideration. KFI shareholders holding fewer than 100 shares will receive fixed consideration of $81.75 per share in cash and will not be entitled to receive any shares of Horizon common stock. All of the executive officers and members of the board of directors of KFI and FSB have entered into a voting agreement pursuant to which they have agreed to vote their shares of KFI common stock in favor of the approval and adoption of the Merger Agreement and the merger.

Under the Merger Agreement, the executive officers and directors of Horizon and Horizon Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated.

Please see “The Merger Agreement” beginning on page 39 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating and amending the Merger Agreement.

Background of the Merger

Kosciusko Financial, Inc. was organized to become a bank holding company in October 1981 (originally named Farmers State Corporation of Mentone, amended in 1984) to own and operate Farmers State Bank. FSB and KFI grew steadily over the years and at the close of business on December 31, 2015 FSB had $148,207,500 in total assets and $132,955,090 in total liabilities with capital of $15,252,410. KFI had $16,469,206 in total assets, $0 in total liabilities, and capital of $16,469,206 as of December 31, 2015.

As a privately owned company, there is no public trading market for KFI common stock. There has been minimal trading of the KFI common stock since KFI’s inception. In addition, since the trades are privately transacted, KFI is not always aware of the sales price of its stock. The regular quarterly dividend paid to holders of KFI stock has been $0.25 for the last four calendar quarters. A non-recurring special dividend of $0.50 was paid on May 15, 2015.

Over the years FSB grew steadily, and in 1978 FSB entered the Warsaw market, and then later the Syracuse market becoming a truly Kosciusko county-wide bank. The bank continued to grow in the 1980’s and 1990’s, but at a rate slower than the total market opportunity. The bank remained smaller than many of its competitors, and that has continued to the present date. The bank’s loan portfolio was reduced from $78 million to $70 million during 2007 and 2008 due to the early effects of the recent recession. Later, with a focus on agricultural opportunities, the loan balances began to grow again, and were near $105 million at December 31, 2015. FSB’s market niche has historically been residential mortgage loans and agricultural loans and those sectors held up reasonably well in Kosciusko County during the recession. Despite some credit costs in 2008 and 2009, the bank’s profitability has been constantly improving over the last decade.

As part of KFI’s ongoing strategic planning process, the KFI Board of Directors regularly discussed issues impacting the future success of KFI. Among the issues discussed were the impact on earnings in the event of rising interest rates, residential lending activity in a rising interest rate environment, management succession in all functional areas of the company, and the cost of complying with current and increasing bank and business regulations. The directors also were aware of the increasing inability to meet the credit needs of some borrowing customers due to the size and scope of our company. In addition, the KFI Board of Directors discussed the lack of liquidity in KFI’s common stock.

As a result of KFI’s improved performance and standing in the industry, several financial institutions had inquired as to KFI’s interest in combining organizations, including an inquiry from Horizon. On May 15, 2015, Mr. Greg Maxwell, President and CEO of KFI and FSB, met with Mr. Craig Dwight, Chairman and CEO of Horizon, to discuss their interest in a possible business combination.

After several months of strategic discussions, in early August, 2015, the KFI Board of Directors decided to undertake the potential sale of KFI. The directors instructed Mr. Maxwell to pursue the possibility of a business combination that would fulfill the interests of all of the stakeholders of the company, those being principally the shareholders, but also including our customers, the communities we serve, and our employees.

To that end, and at the instruction of the board of directors, Mr. Maxwell contacted Mr. Richard Maroney, Managing Director and Principal of Austin Associates, LLC, Toledo, Ohio. FSB and KFI have been clients of Austin for over 25 years working with Mr. Maroney on several strategic planning sessions over the past few years. On August 10, 2015, Mr. Maroney submitted an engagement letter to KFI and FSB.

Discussions with Mr. Maroney led to a meeting with the KFI Board of Directors on September 4, 2015 where he presented his analysis of the community banking environment in Indiana, and ways to increase shareholder value. Mr. Maroney also presented an update on the merger and acquisition market for community banks, and some likely acquirers. Mr. Maroney then left the meeting. After a lengthy discussion describing the fees and costs of the investment banking agreement, KFI entered into a joint agreement with Austin and Investment Banking Services, Inc. on September 4, 2015.

Mr. Maroney and Mr. Maxwell worked together to develop a list of possible purchasers. The process resulted in a list of 13 potential purchasers. Austin contacted each of those companies, including Horizon. Horizon’s management and board of directors regularly review the financial services industry environment, including the trend towards consolidation in the industry, and periodically discuss ways in which to enhance Horizon’s competitive position, including the possible acquisition of another financial institution. Twelve of the thirteen companies signed nondisclosure agreements and were provided confidential information on KFI. The parties were invited to submit nonbinding indications of interest on or before November 12, 2015. During the months of October and November, 2015, several of the interested parties held targeted diligence calls seeking additional information and representatives of Horizon had discussions with management of KFI and Austin. Horizon’s management team also discussed, on a preliminary basis, with Horizon’s board of directors the opportunity to submit an indication of interest for KFI. Seven companies submitted nonbinding indications of interest, which contained information on pricing, the form of consideration, timing, and an indication of the proposed structure of a combined organization. Prior to submitting its bid, Horizon’s board of directors reviewed and approved Horizon’s indication of interest, after discussion with Horizon’s management and financial advisors.

After receiving and reviewing the offers, there was very little difference between the financial terms of the seven proposals. Some of the proposals were all cash and some offered a mix of stock and cash. The bidders were then invited and encouraged to adjust their offers. Six of the seven companies increased their offers and submitted the revised offers by November 18, 2015. The price increases ranged from 2% to 9% from the original offers. The KFI Board of Directors then met on November 19, 2015. Mr. Maroney from Austin presented the offers and discussed the merits of each offer. The KFI Board of Directors asked a number of questions and those questions were answered by Mr. Maroney to their satisfaction. The KFI Board of Directors then decided to proceed with two finalist banks, one being Horizon. Subsequent to that meeting, Mr. Maroney received a verbal increase in a proposal from one of the parties who was not selected, which resulted in the aggregate per share offer from this party being marginally in excess of Horizon’s offer. The KFI Board of Directors convened a meeting via teleconference on November 20, 2015 to discuss the verbal proposal and its terms. After considering a number of factors, the Board unanimously reaffirmed the decision of the prior day to proceed with the two selected parties, one being Horizon.

During the remainder of November and early December, the two banks completed their review of KFI’s loan portfolio and additional due diligence investigation. The CEOs of both banks also had discussions with Mr. Maxwell and other officers of KFI. In addition, on December 17, 2015, both parties met with the Board of Directors of KFI to discuss their respective companies and the proposed transaction. Throughout the process, Horizon’s board of directors was kept apprised of its management’s and financial advisors’ continuing discussions with KFI, and on December 1, 2015, Horizon’s board of directors approved a revised indication of interest, after reviewing updated modeling projections with Horizon’s management and financial advisors.

Mr. Craig Dwight, Chairman and CEO, Mr. Thomas Edwards, President and Chief Credit Officer, and Mr. Maury Winkler, III, Director of Horizon and Horizon Bank, met with the KFI Board of Directors and presented the profile of Horizon and Horizon Bank. Horizon is an Indiana banking corporation headquartered in Michigan City Indiana, with 46 banking centers in Indiana and Michigan. Horizon has $2.7 billion in assets and $1.3 billion in trust assets under management. They discussed their steady growth, superior returns, financial strength, and seasoned executive management team. They felt our cultures and structures were very similar to theirs. It was noted that since there was no overlap in the footprint of each bank’s branch system they did not plan to close any branches as a result of the proposed merger. The KFI directors asked each of the attendees several questions and thanked them for the presentation. After the presentations, Mr. Maroney led a discussion with the KFI Board of Directors concerning the offers from the two banks. Mr. Maroney reviewed the revised letters of intent that both banks had provided to KFI. Following the review of each letter of intent, questions and discussions were held about each of the offers. Much of the discussion was centered on the value and the fairness of each of the offers. The board then requested that Mr. Maroney finalize a few questions for each of the banks and to re-convene with the KFI Board of Directors the following week. Both of the banks were also invited to make any final adjustments to their offer after finalizing all of the due diligence.

A special meeting of the KFI Board of Directors was held offsite in Warsaw, Indiana on December 22, 2015. Mr. Maroney was invited to share the latest communications from each bank and to present the final offers. Mr. Maroney had prepared a detailed comparison of the two banks and the two offers. A lengthy discussion with the KFI Board of Directors ensued with a great deal of focus on the fairness and the quality of the offers. Horizon had made a final upward adjustment to their offer, while the other bank decided not to make any changes to their final offer.

The KFI Board of Directors agreed, with input from Mr. Maroney, that the offer from Horizon was fair. The Board of Directors believed that Horizon represented the best fit for KFI and all of its constituents. The final offer received from Horizon on December 21, 2015 was for an increase in the purchase price for KFI stock to $81.75. Horizon offered to acquire KFI under the following terms: the option for each shareholder to elect to receive $81.75 per share in cash, or 3.0122 shares of Horizon’s common stock, (the “Exchange Ratio” ), or a combination thereof, provided the overall shares exchanged consist of 65% stock and 35% cash. KFI’s shareholders holding less than 100 shares will receive $81.75 in cash for each share.

At the conclusion of its meeting on December 22, 2015, the Board of Directors of KFI voted to accept the most recent offer from Horizon and to begin the process of negotiating a definitive agreement to combine with Horizon.

Horizon’s legal counsel submitted a draft merger agreement to the parties on December 29, 2015. From December 29, 2015, and through February 3, 2016, the parties exchanged comments and negotiated changes to the draft agreement.

On February 3, 2016, the board of directors of Horizon met with Horizon’s management and financial advisors who presented the terms of the merger agreement that had been distributed to the board prior to the meeting and the strategic rationale for the transaction. Following this presentation, the board of directors of Horizon reviewed and discussed the draft of the merger agreement and the consideration to be paid by Horizon to KFI. Horizon’s management and financial advisors responded to questions from the board regarding the merger and the merger consideration. Following a lengthy discussion, the board voted to approve management’s finalization and execution of the merger agreement and all related documents.

On February 4, 2016 the KFI Board of Directors met by teleconference to discuss and ratify the final Merger Agreement between Horizon Bancorp and KFI. Chairman Caskey opened the meeting by noting that all directors had had access to the agreement via the KFI Board portal and asked if there were any general questions.

Mr. Caskey then asked Mr. Maroney to present the financial analysis of the agreement, and to make any other general comments. Mr. Maroney orally reviewed the entire lengthy and complete sales process to date, beginning with the invitations to the original banks and ending with the presentation of the fairness opinion. Mr. Maroney then presented the KFI Board of Directors with Austin’s fairness opinion. This opinion presented a financial perspective for the shareholders of KFI of the terms of the Agreement and Plan of Merger dated February 4, 2016 by and between Horizon Bancorp and Kosciusko Financial, Inc. A draft of this opinion letter had also been provided to each of the board members a few days earlier for their review prior to the meeting. The KFI board members had several questions for Mr. Maroney, which were all answered to their satisfaction.

Attorneys Stanley Pequignot with Rockhill-Pinnick, and Thomas Blank with Shumaker, Loop & Kendrick, LLP, then reviewed the terms of the Merger Agreement. The attorneys indicated that the Merger Agreement was typical of agreements in this type of transaction. Mr. Blank noted that the Merger Agreement contained a provision providing for indemnification of the directors and officers of KFI and FSB by Horizon for a period of six years after closing of the transaction, which obligation would be supported by an appropriate insurance policy. Mr. Pequignot reviewed the language and explained the downside price protection KFI has if the value of Horizon stock should drop in excess of a specified bank index. The KFI Board of Directors then reviewed the terms of the agreement, and unanimously passed a resolution to approve the Merger Agreement between Horizon and KFI.

KFI and Horizon executed the definitive Merger Agreement after the close of business on February 4, 2016. Horizon and KFI issued a joint press release publicly announcing the transaction on the morning of February 5, 2016.

KFI’s Reasons for the Merger; Board Recommendation

KFI’s board of directors has determined that the Merger Agreement and the merger are in the best interests of KFI and its shareholders and recommends that KFI’s shareholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

KFI’s board of directors believes that the merger with Horizon is consistent with KFI’s goal of enhancing shareholder value and providing liquidity for the holders of KFI common stock. In addition, the board of directors believes that the merger with Horizon addresses the board’s priorities that any potential transaction be in the best interest of the customers, the communities we serve, and the employees of FSB. To this end, KFI’s board of directors considered a variety of factors including the following:

•	the significant increase in liquidity to KFI shareholders as a privately held company; there have been very few sales and purchases of KFI stock since its inception. Horizon stock is actively traded and listed on NASDAQ Global Select Market;

•	Horizon’s perceived ability and resources to negotiate, execute, and close, and conduct due diligence in connection with, a definitive merger agreement on an expedited basis;

•	Horizon’s superior access to capital and managerial resources relative to that of KFI;

•	the expectation that the historical liquidity of Horizon’s stock will offer KFI shareholders who receive Horizon stock in the merger the opportunity to participate in the growth and opportunities of Horizon by retaining their Horizon stock following the merger, or to exit their investment, should they prefer to do so;

•	the expected results to KFI shareholders from continuing to operate as an independent community banking institution compared with the value of the merger consideration offered by Horizon;

•	that the shareholders of KFI who would have received an annual cash dividend of $1.00 per share with respect to their shares would likely receive an equivalent per share annual dividend of $1.80 for each of their former KFI shares (based upon the annual per share dividend rate of $0.60 for Horizon common stock that then prevailed and the stated exchange ratio, subject to adjustment, of 3.0122);

•	the opinion of Austin that as of February 4, 2016, and subject to assumptions and limitations set forth in the opinion, the merger consideration (subject to potential adjustments specified by the Merger Agreement) was fair to KFI common shareholders from a financial point of view;

•	that the merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code;

•	the terms of the Merger Agreement, including the nature and scope of the closing conditions to the merger and potential adjustments to the exchange ratio;

•	the expectation that the merger should result in economies of scale, cost savings, and efficiencies to the combined company;

•	the KFI board of directors’ view of the current and prospective economic, competitive, and regulatory environment facing the financial services industry, generally, and each of KFI and Horizon in particular;

•	the expected benefit to KFI customers resulting from the greater depth of banking services that would become available to them as a result of the combination with Horizon;

•	the belief that Horizon shares KFI’s community banking philosophy;

•	KFI’s favorable impressions of the experience and capability of Horizon’s management team;

•	satisfactory results of KFI’s summary due diligence review of Horizon;

•	the belief, based on historical information with respect to Horizon’s business, earnings, operations, financial condition, prospects, capital levels, and asset quality, that the combined company has the ability to grow as an independent community financial institution that will be positioned to take advantage of multiple strategic options in the future and increase shareholder value; and

•	the expectation that the merger would likely be approved by the regulatory authorities and by the shareholders of KFI in a timely manner.

The foregoing discussion of the information and factors considered by the KFI board of directors is not intended to be exhaustive, but includes all material factors they considered in arriving at this determination to approve the Merger Agreement and the transactions it contemplates and recommend that the KFI shareholders vote to approve it. The KFI board did not assign any relative or specific weights to the above factors and individual directors may have given different weights to different factors.

For the reasons set forth above, KFI’s board of directors unanimously determined that the merger and the Merger Agreement are advisable and in the best interests of KFI and its shareholders, and unanimously approved and adopted the Merger Agreement. The KFI board of directors unanimously recommends that KFI’s shareholders vote “FOR” approval of the Merger Agreement and the merger.

Horizon’s Reasons for the Merger

In reaching its decision to approve the Merger Agreement, Horizon’s board of directors consulted with Horizon’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both Horizon and KFI, taking into account the results of Horizon’s due diligence review of KFI, including Horizon’s assessments of KFI’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk, and litigation;

•	the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

•	its belief that Horizon and KFI have similar cultures and similar community-oriented philosophies, and the complementary nature of the strengths of the management personnel of each company;

•

the belief of Horizon’s management that the merger will result in pre-tax annual cost savings of approximately $1.2 million in 2016, $2.0 million in 2017, and $2.0 million in 2018. Approximately $618,000 of the expected savings in 2016 are expected to result from reduced expenses for salaries, employee benefits, and other employee matters, approximately $294,000 are expected to result from reduced data processing expenses, approximately $85,000 are expected to result from reduced professional fees, approximately $26,000 are expected to result from reduced occupancy expense, and approximately $213,000 are expected to result from reduced general, administrative, and other expenses;

•	the belief of Horizon that the merger will produce earnings enhancement opportunities from additional sources of non-interest income;

•	the estimation by Horizon’s management that the merger will result in after-tax earnings per share accretion of $0.05 in 2016, $0.09 in 2017, and $0.09 in 2018;

•	the likelihood of a successful integration of KFI’s business, operations, and workforce with those of Horizon and of successful operation of the combined company, and the belief that customer disruption in the transition phase would not be significant due to the complementary nature of the markets served by Horizon and KFI;

•	the historical and current market prices of Horizon’s common stock;

•	the fact that KFI’s shareholders would own approximately 4.6% of the diluted share ownership of the combined company;

•	the financial and other terms and conditions of the Merger Agreement, including the fact that the exchange ratio and the per share amount of the cash merger consideration are both fixed, provisions designed to limit the ability of the KFI’s board of directors to entertain third party acquisition proposals, a provision giving KFI the right to terminate the Merger Agreement in the event of a specified decline in the market value of Horizon’s common stock relative to a designated market index unless Horizon agrees to pay additional merger consideration, and provisions providing for payment by KFI to Horizon of a $1.226 million termination fee if the Merger Agreement is terminated under certain circumstances;

•	the board’s belief that Horizon will be able to finance the cash portion of the merger consideration on substantially the terms contemplated by it;

•	the interests of KFI’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “Interests of Certain Directors and Officers of KFI in the Merger” beginning on page 58; and

•	the need to obtain KFI’s shareholder approval and regulatory approvals in order to complete the transaction.

The foregoing discussion of the factors considered by Horizon’s board of directors is not intended to be exhaustive, but rather includes the material factors considered by Horizon’s board of directors. In reaching its decision to approve the Merger Agreement and the merger, Horizon’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Horizon’s board of directors considered all these factors as a whole, including discussions with, and questioning of, Horizon’s management and its financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, Horizon’s board of directors unanimously approved the Merger Agreement and the merger, and the transactions contemplated by the Merger Agreement.

Effects of the Merger

The respective boards of directors of Horizon and KFI believe that, over the long-term, the merger will be beneficial to Horizon’s shareholders, including the current shareholders of KFI who receive the stock consideration and become Horizon shareholders if the merger is completed. The Horizon board of directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies and integrating FSB into Horizon’s banking subsidiary, which savings are expected to enhance Horizon’s earnings.

Horizon expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable Horizon to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur during the second quarter of 2016, Horizon plans to begin the process of eliminating redundant functions and eliminating duplicative expenses. It is contemplated that after the merger Horizon Bank will continue to operate the main offices and branch offices of FSB. For more information about FSB’s branch offices, see “Additional Information About KFI – Properties” beginning on page 78.

The amount of any cost savings Horizon may realize in 2016 will depend upon how quickly and efficiently Horizon is able to implement the processes outlined above during the year.

Horizon believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	achieve economies of scale in advertising and marketing budgets; and

•	reduce legal and accounting fees.

Horizon has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Horizon also believes that the merger will be beneficial to the customers of KFI as a result of the additional products and services offered by Horizon and because of its increased lending capability.

Negotiations, Transactions, or Materials Contracts

Except as set forth above or elsewhere in this joint proxy statement/prospectus, none of KFI, FSB, nor any of their respective directors, executive officers, or other affiliates had any negotiations, transactions, or material contracts with Horizon, Horizon Bank, or any of their directors, executive officers, or other affiliates during the past three years that would require disclosure under the rules and regulations of the SEC applicable to this joint proxy statement/prospectus.

Opinion of KFI’s Financial Advisor

In September 2015, KFI jointly engaged Austin Associates, LLC (“Austin”) and Investment Bank Services (“IBS”), a registered broker dealer, to provide financial advisory services in connection with the potential sale of KFI. Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Principals of Austin’s investment banking team that assisted KFI are also limited registered representatives of IBS. KFI selected Austin and IBS as its financial advisors on the basis of their experience and expertise in representing community banks in similar transactions and their familiarity with KFI.

Austin acted as financial advisor to KFI in connection with the proposed merger and participated in the negotiations leading to the Merger Agreement. As part of its engagement, Austin assessed the fairness, from a financial point of view, of the merger consideration being received by the shareholders of KFI. Austin attended the February 4, 2016 meeting (telephonically) at which KFI’s board considered and approved the Merger Agreement. At that meeting, Austin presented its financial analysis of the transaction and delivered to the board its opinion, in writing, that the merger consideration was fair to KFI, and its shareholders, from a financial point of view. The full text of Austin’s opinion is attached as Appendix B to this Proxy Statement. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

You should consider the following when reading the discussion of Austin’s opinion in this document:

•	The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Austin in connection with its opinion, and should be read in its entirety;

•	Austin expressed no opinion as to the price at which KFI’s or Horizon’s common stock would actually be trading at any given time;

•	Austin’s opinion does not address the relative merits of the merger and the other business strategies considered by KFI’s board, nor does it address the board’s decision to proceed with the merger; and

•	Austin’s opinion rendered in connection with the merger does not constitute a recommendation to any KFI shareholder as to how he or she should vote at the special meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of KFI and Horizon and may not be realized. Any estimates contained in Austin’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Austin was assigned a greater significance by Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to the internal projections and estimates for KFI and Horizon, and the expected transaction costs, purchase accounting adjustments and cost savings, KFI’s and Horizon’s management and advisors confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of KFI and Horizon, respectively, and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in KFI or Horizon’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that KFI and Horizon will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the closing conditions in the Agreement are not waived. Finally, we have relied upon the advice KFI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the Merger Agreement.

Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of KFI or Horizon, nor was it furnished with any appraisals. Austin has not reviewed any individual credit files of KFI or Horizon, and has assumed that KFI’s and Horizon’s allowances are, in the aggregate, adequate to cover inherent credit losses. Austin’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by KFI’s board or its management upon Austin with respect to the investigations made or the procedures followed by Austin in rendering its opinion.

In rendering its opinion, Austin made the following assumptions:

•	all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on KFI, Horizon or on the anticipated benefits of the merger;

•	KFI and Horizon have provided all of the information that might be material to Austin in its review; and

•	the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of KFI and Horizon as to the future operating and financial performance of KFI and Horizon, respectively.

In connection with its opinion, Austin reviewed:

(i)	the Merger Agreement dated as of February 4, 2016;

(ii)	certain publicly available financial statements and other historical financial information of KFI and Horizon that we deemed relevant;

(iii)	certain non-public internal financial and operating data of KFI and Horizon that were prepared and provided to us by the respective management of KFI and Horizon;

(iv)	internal financial projections for KFI and Horizon for the year ending December 31, 2016 prepared by and reviewed with management of KFI and Horizon, respectively;

(v)	the pro forma financial impact of the merger on Horizon, based on assumptions relating to transaction expenses, preliminary purchase accounting adjustments and cost savings as discussed with representatives of Horizon;

(vi)	publicly reported historical price and trading activity for Horizon’s common stock, including an analysis of certain financial and stock market information of Horizon compared to certain other publicly traded companies;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii)	the current market environment generally and the banking environment in particular; and,

(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Austin also discussed with certain members of senior management of KFI the business, financial condition, results of operations and prospects of KFI, including certain operating, regulatory and other financial matters. We held similar discussions with certain members of senior management of Horizon regarding the business, financial condition, results of operations and prospects of Horizon.

The following is a summary of the material factors considered and analyses performed by Austin in connection with its opinion dated February 4, 2016. The summary does not purport to be a complete description of the analyses performed by Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.

Summary of Financial Terms of Merger Agreement. Austin reviewed the financial terms of the Merger Agreement, including the form of consideration, the exchange ratio for the stock portion of the consideration, and the resulting value per share to be received by KFI common shareholders pursuant to the proposed merger.

The financial terms of the Merger Agreement provide for each share of KFI common stock to receive, at the election of the holder, either (or a combination of): (i) 3.0122 shares of Horizon common stock (“Exchange Ratio”); or (ii) $81.75 in cash. KFI stockholders owning less than 100 shares of KFI common stock will only be entitled to receive $81.75 per share in cash and will not be entitled to receive any of the stock consideration. The Merger Agreement allows for 193,338 shares of KFI common stock (65 percent of KFI shares outstanding) to be converted into the stock consideration and the remaining shares of KFI common stock outstanding shall be converted into the cash consideration.

Based on 297,444 common shares of KFI outstanding and Horizon’s closing stock price of $23.99 on February 3, 2016, the implied deal value per share equaled $75.58 and the aggregate transaction value approximates $22.5 million. Austin calculated that the value of $22.5 million represented as of December 31, 2015:

•	137 percent of book value;

•	137 percent of tangible book value;

•	20.0 times last twelve months net income; and

•	5.7 percent premium above tangible equity as a percent of core deposits.

Comparable Transaction Analysis. Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to KFI’s financial performance and the transaction multiples being paid by Horizon for KFI. Specifically, Austin reviewed certain information relating to Indiana, Ohio and Michigan bank and thrift transactions since January 1, 2014 (with seller’s last 12 months return on average assets of greater than zero percent and total assets of less than $250 million). Eighteen transactions were included in the three state region based on the selected criterion. The following lists the transactions reviewed by Austin:

Guideline M&A Transactions

Buyer Name	State	Seller Name	State	Announced Date
Ohio Valley Banc Corp.	OH	Milton Bancorp Inc.	OH	01/07/16
CNB Financial Corp.	OH	Lake National Bank	OH	12/30/15
Eastern Michigan Financial Corp.	MI	Ruth Bank Corp.	MI	11/09/15
Level One Bancorp Inc.	MI	Bank of Michigan	MI	10/22/15
Farmers National Banc Corp.	OH	Tri-State 1st Banc Inc.	OH	06/24/15
First Commonwealth Financial	OH	First Community Bank	OH	05/11/15
First Merchants Corp.	OH	C Financial Corp.	OH	01/06/15
LCNB Corp.	OH	BNB Bancorp Inc.	OH	12/29/14
Level One Bancorp Inc.	MI	Lotus Bancorp Inc.	MI	11/20/14
Independent Alliance Banks	IN	First State Bank of Bourbon IN	IN	10/09/14
First Citizens Banc Corp.	OH	TCNB Financial Corp.	OH	09/11/14
Talmer Bancorp Inc.	MI	First of Huron Corp.	MI	08/06/14
Mackinac Financial Corp	MI	Peninsula Financial Corp.	MI	07/18/14
Community Bancshares	OH	Citizens Bank of Ashville Ohio	OH	07/15/14
Peoples Bancorp Inc.	OH	North Akron Savings Bank	OH	04/21/14
MainSource Financial Group	IN	MBT Bancorp	IN	04/07/14
First Federal of Northern MI Bancorp	MI	Alpena Banking Corp.	MI	01/23/14
Peoples Bancorp Inc.	OH	Midwest Bancshares Inc.	OH	01/21/14

The following table highlights the results of the guideline M&A transaction comparison:

	M&A Guideline
Seller’s Financial Performance	Median	KFI (1)

Total Assets ($mils)	$108.7	$148.1
Tangible Equity / Tangible Assets	9.81%	10.30%
Return on Average Assets	0.59%	0.82%
Return on Average Equity	4.04%	7.75%
Efficiency Ratio	77.0%	69.5%
Nonperforming Assets (2) /Assets	2.52%	0.07%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	131%	137%
Price/LTM Earnings	29.0	20.0

(1)	KFI’s financial performance and deal transaction multiples based on LTM December 31, 2015 data.
(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.

The median last twelve month (“LTM”) ROAA of the guideline transactions was 0.59 percent compared to 0.82 percent for KFI. The median nonperforming assets (“NPA”) to assets ratio measured 2.52 percent for the guideline transaction group compared to 0.07 percent for KFI. The indicated price to tangible book ratio being paid by Horizon for KFI of 137 percent was higher than the median price to tangible book ratio of 131 percent for this guideline transaction group. The price-to-earnings multiple for KFI of 20.0 was lower than the median multiple of 29.0.

KFI Financial Performance and Peer Analysis. Austin compared selected results of Farmers State Bank’s (KFI’s wholly owned bank subsidiary) operating performance to those of 26 selected Indiana headquartered banks with total assets between $100 and $200 million. Austin considered this group of financial institutions comparable to Farmers State Bank on the basis of asset size and geographic location.

This peer group consisted of the following banks:

Bank Name	City/State	Bank Name	City/State
American Community Bank	Munster, IN	Home Natl. Bk of Thorntown	Thorntown, IN
Bank of Wolcott	Wolcott, IN	Hoosier Heartland State Bank	Crawfordsville, IN
Bath State Bank	Bath, IN	Lafayette Community Bank	Lafayette, IN
Bippus State Bank	Huntington, IN	LNB Community Bank	Lynnville, IN
Commerce Bank	Evansville, IN	Logansport Savings Bank, FSB	Logansport, IN
Community State Bank	Royal Center, IN	Napoleon State Bank	Napoleon, IN
Farmers and Merchants Bank	Boswell, IN	Owen County State Bank	Spencer, IN
Farmers and Merchants Bank	Laotto, IN	Peoples Bank	Brownstone, IN
Farmers State Bank	Mentone, IN	Peoples Trust & Savings Bank	Boonville, IN
First State Bank of Porter	Porter, IN	Riddell National Bank	Brazil, IN
Fowler State Bank	Fowler, IN	Spencer County Bank	Santa Claus, IN
Grant County State Bank	Swayzee, IN	Tri-County B&T Company	Roachdale, IN
Hendricks County B&T Co.	Brownsburg, IN	Wayne Bank & Trust Co.	Cambridge City, IN

Austin noted the following selected financial measures for the peer group as compared to Farmers State Bank:

	Peer Financial Performance (1)
	25th Pct	Median	75th Pct	Farmers State Bk (1)
Tier 1 Leverage Ratio	9.51%	10.18%	11.42%	10.13%
Total Risk-Based Ratio	14.88%	16.72%	19.19%	14.76%
LTM PTPP / Average Assets	0.89%	1.11%	1.31%	1.18%
LTM Return on Average Assets	0.58%	0.74%	0.97%	0.82%
LTM Return on Average Equity	5.11%	7.58%	8.88%	7.75%
NPAs / Total Assets	1.25%	0.61%	0.33%	0.07%
NPAs / (Tangible Equity + ALLL)	10.6%	4.8%	2.7%	0.6%

PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income - Noninterest Expense

(1)	Peer and Farmers State Bank financial performance as of December 31, 2015.

This comparison indicated that Farmers State Bank was between the median and 75th percentile of the peer group in profitability (ROAA and ROAE). Farmers State Bank’s nonperforming asset levels were more favorable than the 75th percentile of the peer group when measured as a percent of total assets and as a percent of tangible equity plus ALLL. Farmers State Bank’s tier 1 leverage ratio approximated the median of the peer group while the total risk-based ratio was slightly below the peer 25th percentile.

Horizon Financial Performance and Market Trading Data versus Peer. Austin compared selected results of Horizon’s operating performance to those of 16 selected Indiana and Ohio publicly traded banks. Austin considered this group of financial institutions comparable to Horizon on the basis of asset size and geographic location. This peer group consisted of the following companies:

Company Name	Symbol	Company Name	Symbol
1st Source Corp.	SRCE	Lakeland Financial Corp.	LKFN
Civista Bancshares Inc.	CIVB	LCNB Corp.	LCNB
Farmers National Banc Corp.	FMNB	MainSource Financial Group	MSFG
First Defiance Financial	FDEF	MutualFirst Financial Inc.	MFSF
First Financial Corp.	THFF	Peoples Bancorp Inc.	PEBO
First Internet Bancorp	INBK	STAR Financial Group Inc.	SFIGA
German American Bancorp	GABC	United Community Financial Corp.	UCFC
Independent Alliance Banks Inc.	IALB	Your Community Bancshares	YCB

Austin noted the following selected financial measures for the peer group as compared to Horizon:

	Peer Financial Performance (1)
	25th Pct	Median	75th Pct	Horizon (1)

Total Assets ($bils)	$1.4	$1.9	$3.0	$2.7
Tangible Equity / Tangible Assets	8.65%	9.75%	10.54%	8.09%
LTM PTPP / Average Assets	1.30%	1.42%	1.81%	1.50%
LTM Core Return on Average Assets	0.86%	0.95%	1.14%	1.02%
LTM Core Return on Average Equity	8.20%	9.00%	9.73%	11.02%
NPAs / Total Assets	0.72%	0.55%	0.40%	0.70%
NPAs / (Tangible Equity + ALLL)	7.3%	5.2%	3.8%	8.3%

PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income - Noninterest Expense

(1)	Peer and Horizon’s financial performance as of December 31, 2015.

This comparison indicated that Horizon was between median and 75th percentile of the peer group for core ROAA and exceeded peer group’s 75th percentile in core ROAE. Horizon ranked between the 25th percentile and median in NPAs/Total Assets and was below the 25th percentile in NPAs/Tangible Equity + ALLL. The following presents a summary of the market trading data of Horizon compared to this same peer group as of February 3, 2016:

	Peer Market Trading Data
As of 02/03/2016	25th Pct	Median	75th Pct	Horizon

Price / Tangible Book Value per Share	117%	138%	152%	145%
Price / LTM Core EPS	12.7	13.3	14.6	10.8
Dividend Yield	1.46%	2.13%	2.72%	2.42%
Average Monthly Volume (000)	120.4	514.2	873.0	605.7
Average Monthly Volume to Shares	1.6%	3.8%	5.5%	4.8%

Horizon traded between the median and the 75th percentile of the peer group as measured by price to tangible book and below the 25th percentile as measured by price to LTM Core EPS. Horizon’s dividend yield was between the median and 75th percentile of the peer. Horizon was between the guideline group median and 75th percentile in average monthly trading volume to shares.

Austin also considered the stock price change of Horizon compared to selected banking indices between December 31, 2015 and February 3, 2016. The following table provides additional data:

Stock Price Change	SNL Small Cap Bank(1)	SNL Mid Cap Bank(2)	SNL Bank(3)	Horizon

Between 12/31/2015 – 02/03/16	(8.5%)	(11.7%)	(15.0%)	(14.2%)

Note: SNL = SNL Financial (provides financial industry specific financial and market data).

(1)	SNL Small Cap U.S. Bank: Includes all publicly traded (NYSE, NYSE MKT, NASDAQ, OTC) Banks in SNL’s coverage universe with $250 million to $1 billion Total Common Market Capitalization.
(2)	SNL U.S. Bank: Includes all Major Exchange (NYSE, NYSE MKT, NASDAQ) Banks in SNL’s coverage universe.
(3)	SNL Mid Cap U.S. Bank: Includes all publicly traded (NYSE, NYSE MKT, NASDAQ, OTC) Banks in SNL’s coverage universe with $1 billion to $5 billion Total Common Market Capitalization as of most recent pricing data.

Over this time period, Horizon’s stock price declined from $27.96 to $23.99 representing a decrease of 14.2 percent. The banking sector was down approximately 15.0 percent over the same time period as measured by the SNL Bank Price Index. Other indices including SNL’s Small Cap Bank and SNL Mid Cap Bank declined 8.5 percent and 11.7 percent, respectively, for the same time period.

Pro Forma Merger Analysis. Austin analyzed the potential pro forma effect of the merger assuming the merger will be completed on June 30, 2016. Assumptions were made regarding the fair value accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of KFI and

Horizon and their representatives. Austin assumed 75 percent phased in of cost savings during 2016 and fully phased in for 2017. For Horizon, management provided 2016 and 2017 earnings estimates. The analysis indicated that the Merger is expected to be accretive to Horizon’s estimated stand-alone core EPS in 2017. Austin calculated that Horizon’s tangible book value per share would be diluted at closing, but recovered in approximately four years.

Pro Forma Dividends Per Share to KFI. Based on the 3.0122 exchange ratio and Horizon’s current annual cash dividend rate of $0.60 per share, KFI’s common stockholders electing Stock Consideration would have received $1.81 in equivalent cash dividends per share. KFI’s annual cash dividend for 2015 was $1.00 per share. As a result, KFI shareholders would have received an 81 percent increase in annual cash dividends.

Austin’s Compensation and Other Relationships with KFI and Horizon. KFI agreed to pay Austin and IBS certain fees for its services as financial advisor in connection with the merger. KFI paid Austin a cash fee of $10,000 upon execution of the engagement letter. KFI paid Austin a cash fee of $25,000 upon the issuance of the Austin fairness opinion. KFI has agreed to pay IBS a cash transaction fee of 1.00 percent of the closing transaction value payable at the closing of the merger.

KFI agreed to reimburse Austin and IBS for its reasonable out-of-pocket expenses, and to indemnify Austin and IBS against certain liabilities, including liabilities under securities laws. Austin has provided various consulting services to KFI in the past, including during the two years preceding the date of Austin’s opinion delivered to the board of directors of KFI. For these services, Austin received compensation totaling approximately $51,100. Austin does not have any existing or pending engagements with Horizon. Except as disclosed above, there are no material relationships that existed during the two years prior to the date of Austin’s opinion or that are mutually understood to be contemplated, in which any compensation was received or is intended to be received as a result of the relationship between Austin, IBS, and any party to the merger.

Summary. Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, Austin determined the terms of the Merger Agreement to be fair, from a financial point of view, to KFI and its shareholders.

The opinion expressed by Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Horizon or KFI could materially affect the assumptions used in preparing this opinion.

Certain Financial Projections Utilized by the KFI Board of Directors and KFI’s Financial Advisors

KFI does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, KFI’s management provided its financial advisors, Austin and IBS, and Horizon with certain nonpublic unaudited prospective financial information regarding FSB prepared by KFI’s management that was considered by Austin for the purpose of preparing its fairness opinion, as described in this joint proxy statement/prospectus under the heading “– Opinion of KFI’s Financial Advisor” beginning on page 30. This nonpublic unaudited prospective financial information was prepared as part of KFI’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or GAAP. A summary of certain significant elements of this information is set forth below. The information included below does not comprise all of the prospective financial information provided by KFI to Austin, IBS, and Horizon.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of KFI’s management made at the time they were prepared, and assume execution of various strategic initiatives that KFI is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which KFI operates, and the risks and uncertainties described under “Risk Factors” beginning on page 14 and “Cautionary Note About Forward-Looking Statements” beginning on page 18, all of which are difficult to predict and many of which are outside the control of KFI and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods.

The inclusion in this joint proxy statement/prospectus of the nonpublic unaudited prospective financial information below should not be regarded as an indication that KFI, Horizon, their respective boards of directors, Austin, or IBS considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents KFI management’s evaluation at the time it was prepared of certain measures of FSB’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either Horizon or KFI, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Horizon would operate the FSB business after the merger. Horizon and KFI do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of KFI. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Further, the unaudited prospective financial information does not take into account the effect on KFI or FSB of any possible failure of the merger to occur. None of KFI, FSB, Austin, or IBS, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any shareholder of KFI, or other person regarding KFI’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Horizon or KFI that it is viewed as material information of KFI or FSB particularly in light of the inherent risks and uncertainties associated with such projections.

In light of the foregoing, and taking into account that the KFI Special Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, KFI shareholders are cautioned not to place unwarranted reliance on such information.

The following table presents select unaudited prospective financial data of FSB for the fiscal year ending December 31, 2016 prepared by KFI’s management and provided to Horizon, Austin, and IBS.

FSB Projections
	FSB Actual as of and for the year ended December 31, 2015	FSB Budget As of and for the year ended December 31, 2016
Net income	$1,149	$1,025
Total assets	$148,122	$151,383

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the Merger Agreement in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the completion of the merger, KFI will merge with and into Horizon, with Horizon as the surviving corporation of such merger. The separate existence of KFI will terminate. The shares of Horizon common stock will continue to be listed on the NASDAQ Global Select Market under the symbol “HBNC.” Simultaneously with the merger, FSB will be merged with and into Horizon Bank, a wholly owned subsidiary of Horizon.

Under the Merger Agreement, the executive officers and directors of Horizon and Horizon Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated.

Merger Consideration

If the merger is completed, each share of KFI common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares, shares held as treasury stock of KFI, and shares held by Horizon) will be converted into the right to receive, at the election of the shareholder, (i) 3.0122 shares of Horizon common stock (which we refer to as the “exchange ratio” or the “stock consideration”), or (ii) $81.75 in cash (which we refer to as the “cash consideration,” and together with the stock consideration, the “merger consideration”); provided, however, that KFI shareholders owning of record and/or beneficially fewer than 100 shares of KFI common stock as of the effective time will only be entitled to receive $81.75 per share in cash and will not be entitled to receive any Horizon common stock. The election by a shareholder of the stock consideration and/or cash consideration is subject to limitations and prorations such that the aggregate merger consideration will be paid 65% in Horizon common stock and 35% in cash. If the holders of more than 65% of the outstanding KFI shares make valid elections to receive the stock consideration or if the holders of more than 35% of the outstanding KFI shares make valid elections to receive the cash consideration, those KFI shareholders electing the over-subscribed form of consideration will have the over-subscribed form of consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

No fractional shares of Horizon common stock will be issued in the merger. Instead, Horizon will pay to each holder of KFI common stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the fifteen consecutive trading days immediately preceding the second business day prior to the closing of the merger on which such shares were actually traded.

The exchange ratio is subject to adjustment as follows:

•	Anti-Dilution Adjustments. If prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of KFI common stock receiving the stock consideration in the merger receive at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred.

•	Decrease in Market Price of Horizon Common Stock. KFI may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the tenth day following such determination date, only if both of the following conditions are satisfied:

•	the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Select Market for the fifteen consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded is less than $20.39; and

•	the percentage decrease in the stock price of Horizon from Horizon’s closing stock price on the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period.

If KFI elects to exercise its termination right as described above, Horizon may elect to avoid termination of the Merger Agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of the $25.58 (the initial Horizon market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Small Cap U.S. Bank and Thrift Index for the fifteen consecutive trading days immediately preceding the determination date divided by the closing value of the SNL Small Cap U.S. Bank and Thrift Index on February 4, 2016, minus 0.15, and the denominator of which is equal to Horizon market value on the determination date; or (ii) the quotient determined by dividing $25.58 by the closing price for Horizon’s common stock for the fifteen consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

Stock and Cash Election Procedures

Cash and Stock Elections. An election form and other transmittal materials in the form designated by Horizon and its exchange agent, will be mailed prior to the closing date on such date as KFI and Horizon mutually agree upon to each holder of record of KFI common stock as of five business days prior to the election form mailing date. Each election form will permit the KFI record shareholder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the cash consideration for all or a portion of such holder’s KFI shares (a “cash election”), (ii) elect to receive the stock consideration for all or a portion of such holder’s KFI shares (a “stock election”), or (iii) make no election with respect to the receipt of the cash consideration or stock consideration.

Notwithstanding the foregoing elections, no more than 193,338 shares, or 65%, of the KFI common stock issued and outstanding immediately prior to the effective time of the merger (the “Stock Conversion Number”) will be converted into the stock consideration, and the remaining shares of KFI common stock issued and outstanding immediately prior to the effective time, or 35% of such shares, will be converted into the cash consideration (the “Cash Consideration Number”). KFI shares as to which a cash election has been made are referred to herein as “Cash Election Shares.” KFI shares as to which a stock election has been made are referred to herein as “Stock Election Shares.” KFI shares as to which no election has been made (or as to which an election form is not properly completed and returned) are referred to herein as “non-election shares.” The aggregate number of KFI shares with respect to which a stock election has been made is referred to herein as the “Stock Election Number.”

Delivery of Election. To be effective, a properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern Time, on the date mutually agreed upon by Horizon and KFI (which will be at least five business days prior to the closing date and will be publicly announced by Horizon) (the “Election Deadline”). The election form must be accompanied by the stock certificates representing the KFI common stock to which the election form relates, or by an appropriate guarantee of delivery of such certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States. Any such guarantee is subject to the condition that the stock certificates are in fact delivered to the exchange agent by the time required in the guarantee of delivery, and failure to deliver the certificates covered by the guarantee within the time set forth in the guarantee will invalidate the election, unless otherwise determined by Horizon in its sole discretion. For KFI shares held in book entry form, Horizon will establish procedures for delivery of such shares. If a KFI shareholder either (i) does not submit a properly completed election form in a timely fashion, or (ii) revokes the election form prior to the Election Deadline (without later submitting a properly completed election form prior to the Election Deadline), the KFI shares held by such shareholder will be designated non-election shares. All election forms will be automatically revoked, and all stock certificates returned, if the exchange agent is notified in writing by Horizon and KFI that the Merger Agreement has been terminated. The exchange agent will have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in any election form. Any good faith decision of the exchange agent regarding these matters will be binding. Horizon and the exchange agent are under no obligation to notify any KFI shareholder of any defect in an election form.

Allocations of Stock and Cash Consideration. The stock and cash consideration will be allocated among the KFI shareholders as described below.

If the Aggregate Stock Consideration Is Oversubscribed. Cash may be paid to KFI shareholders who make stock elections if the stock consideration is oversubscribed. If the Stock Election Number exceeds the Stock Conversion Number, then the stock election is oversubscribed. If the stock election is oversubscribed, then:

•	a KFI shareholder making a cash election or no election will receive the cash consideration for his or her KFI shares; and

•	a KFI shareholder making a stock election will receive:

•	the stock consideration for a number of shares of KFI common stock equal to the product obtained by multiplying (i) the number of KFI shares for which the shareholder has made a stock election, by (ii) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number; and

•	the cash consideration for the remaining KFI shares for which the shareholder made a stock election.

If the Aggregate Stock Consideration Is Undersubscribed. Alternatively, Horizon stock may be issued to KFI shareholders who make cash elections if the stock consideration is undersubscribed. If the Stock Election Number is less than the Stock Conversion Number, then the stock consideration is undersubscribed. The amount by which the Stock Election Number is less than the Stock Conversion Number is referred to as the “Shortfall Number.” If the stock consideration is undersubscribed, then all KFI shareholders making a stock election will receive the stock consideration for all shares of KFI common stock as to which they made a stock election. KFI shareholders making a cash election or no election will receive the stock consideration for the number of shares of KFI common stock equal to the Shortfall Number, with the stock consideration first being allocated to the non-electing KFI shares, as described below.

Shortfall Number is Less Than or Equal to Number of Non-Election Shares. If the Shortfall Number is less than or equal to the number of non-election shares, then:

•	a KFI shareholder making a stock election will receive the stock consideration for each KFI share as to which he or she made a stock election;

•	a KFI shareholder making a cash election will receive the cash consideration for each KFI share as to which he or she made a cash election; and

•	a KFI shareholder who made no election will receive:

•	the stock consideration with respect to the number of KFI shares equal to the product obtained by multiplying (i) the number of non-election shares held by the KFI shareholder, by (ii) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares; and

•	the cash consideration with respect to the remaining non-election shares held by the shareholder.

Shortfall Number Exceeds Number of Non-Election Shares. If the Shortfall Number exceeds the number of non-election shares, then:

•	a KFI shareholder making a stock election will receive the stock consideration for each KFI share as to which he or she made a stock election;

•	a KFI shareholder who made no election will receive the stock consideration for each share of KFI common stock held; and

•	a KFI shareholder making a cash election will receive:

•	the stock consideration with respect to the number of KFI shares equal to the product obtained by multiplying (i) the number of KFI shares with respect to which the shareholder made a cash election, by (ii) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of non-election shares and the denominator of which is equal to the total number of cash election shares; and

•	the cash consideration with respect to the remaining KFI shares held by the shareholder as to which he or she made a cash election.

Discretion to Adjust Stock Consideration. If Horizon and KFI are unable to obtain the opinions of counsel that the merger will constitute a tax-free reorganization under Section 368(a) the Code, or if the merger otherwise fails to qualify as a tax-free reorganization under such provision, then Horizon may, in its sole discretion, increase the number of KFI shares entitled to receive stock consideration by the minimum amount necessary to enable such tax opinions to be rendered and for the merger to otherwise qualify as a tax-free reorganization.

Exchange Agent

Horizon’s stock transfer agent, Computershare, Inc., will act as the exchange agent in connection with the merger.

Voting Agreements

As of the record date of the KFI Special Meeting, the executive officers and directors of KFI owned 42,674 shares or approximately 14.35% of the 297,444 outstanding shares of KFI common stock. In connection with the execution of the Merger Agreement, all of the directors and certain executive officers of KFI executed a voting agreement pursuant to which they agreed to vote all their KFI shares in favor of the merger.  A copy of that voting agreement is attached as Appendix C to this joint proxy statement/prospectus.

Treatment of KFI’s 401(k) Plan

The Farmers State Bank Employees 401(k) Savings Plan (referred to as the “KFI 401(k) Plan”) will be terminated prior to the effective time of the merger. Participants whose employment is not terminated will not have a right to a distribution of their 401(k) plan benefits until a favorable determination letter is received from the IRS with respect to the KFI 401(k) Plan’s qualified status at the time of termination. Participants with outstanding plan loans under the KFI 401(k) Plan as of the effective time will be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the effective time and until such time as plan termination distributions are paid. At such time as the loans are required to be repaid or will be taxed to the borrower if not repaid, FSB or Horizon Bank (as successor-in-interest), as the case may be, will cause loans to be made, outside of any tax-qualified retirement plan, to those FSB employees who had loans outstanding under the KFI 401(k) Plan as of the loan repayment date, in an amount not to exceed the outstanding loan balance as of such date; provided that, such employee completes any necessary documentation and qualifies for such loan under the applicable loan policies and underwriting standards of FSB. Each refinancing loan will have a fixed interest rate not to exceed 4% per annum and will have an amortization period not to exceed the remaining term of the plan loan.

Exchange and Payment Procedures

At and after the effective time of the merger, each certificate representing shares of KFI common stock (other than dissenting shares, shares held as treasury stock of KFI, and shares held by Horizon) will represent only the right to receive the merger consideration in accordance with the terms of the Merger Agreement. Horizon will reserve a sufficient number of shares of Horizon common stock to be issued as the part of the merger consideration to be paid in shares of Horizon common stock. Promptly after the effective time of the merger, the exchange agent will mail a letter of transmittal to each holder of KFI common stock who did not surrender, or who improperly surrendered, his or her old KFI stock certificates, which will include detailed instructions on how such holder may exchange such holder’s KFI’s stock certificates for the merger consideration.

Horizon will cause a certificate representing the number of whole shares of Horizon common stock that each holder of KFI common stock owning 100 or more shares of KFI common stock has the right to receive and/or a check in the aggregate amount of $81.75 per share plus any cash that such holder has the right to receive in lieu of a fractional share of Horizon common stock to be delivered to such shareholder as soon as reasonably practicable after delivery to Horizon of the old certificates representing such shares of KFI common stock and a properly completed letter of transmittal, and any other documents required by the Merger Agreement or reasonably requested by Horizon or the exchange agent. Beneficial owners and/or holders of record of fewer than 100 shares will receive cash equal to $81.75 per share upon delivery to Horizon of certificates representing such shares and a properly completed letter of transmittal. No interest will be paid on any merger consideration that any such holder shall be entitled to receive.

No dividends or other distributions on Horizon common stock with a record date occurring after the effective time of the merger will be paid to the holder of any unsurrendered old certificate representing shares of KFI common stock converted into the right to receive the merger consideration until the holder surrenders such old certificate in accordance with the Merger Agreement.

The stock transfer books of KFI will be closed immediately at the effective time of the merger, and after the effective time, there will be no transfers on the stock transfer records of KFI of any shares of KFI common stock. Horizon will be entitled to rely on KFI’s stock transfer books to establish the identity of those persons entitled to receive merger consideration. In the event of a dispute with respect to ownership of stock represented by any old certificate of KFI common stock, then Horizon will be entitled to deposit any merger consideration represented by the old certificate in escrow with an independent third party selected by Horizon. If any old certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such person of a bond or other indemnity as Horizon may reasonably direct as indemnity against any claim that may be made with respect to the old certificate, Horizon will issue the merger consideration in exchange for such lost, stolen, or destroyed certificate. All shares of KFI common stock held as treasury stock or owned by Horizon will be cancelled and will cease to exist, and no stock of Horizon or other consideration will be exchanged for such stock.

If outstanding certificates for KFI shares are not surrendered or the payment for the certificates is not claimed prior to the date the merger consideration would otherwise escheat to the appropriate governmental entity, the unclaimed merger consideration will, to the extent permitted by law, become the property of Horizon free and clear of all claims of any person who may previously have been entitled to such consideration. Neither the exchange agent, Horizon, nor KFI will have any liability to a KFI shareholder for any escheat of the merger consideration under applicable law.

Dividends and Distributions

Until KFI common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Horizon common shares into which shares of KFI common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, Horizon will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of KFI of any shares of KFI common stock. When certificates representing shares of KFI common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of KFI, on the one hand, and Horizon, on the other hand, to each other, as to, among other things, the following:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement, and make it valid and binding;

•	the fact that the Merger Agreement does not conflict with or violate:

•	the articles of incorporation and bylaws of each party;

•	applicable law; and

•	agreements, instruments or obligations of each party;

•	the capitalization of KFI and Horizon;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided by each party;

•	the absence of undisclosed obligations or liabilities;

•	financial statements and reports;

•	the adequacy of its loan loss reserves;

•	the filing and accuracy of tax returns;

•	litigation and pending proceedings;

•	each party’s deposit insurance;

•	Securities and Exchange Commission filings (with respect to Horizon only);

•	Community Reinvestment Act;

•	no reason for any delays in regulatory approvals; and

•	compliance with bank secrecy and anti-money laundering laws and regulations.

In addition, the Merger Agreement contains representations and warranties of KFI to Horizon as to:

•	material contracts;

•	the status of its loans and investments and the provisions for loan losses;

•	indebtedness;

•	employee benefit plans;

•	labor and employment matters including compliance with applicable labor and employment laws;

•	obligations to employees;

•	absence of certain events occurring since September 30, 2015;

•	insider transactions;

•	indemnification agreements;

•	shareholder approval;

•	books and records;

•	title to its assets;

•	intellectual property;

•	information technology, including compliance with data protection and privacy laws and regulations;

•	agreements with regulatory agencies;

•	no shareholder rights plan;

•	insurance;

•	broker’s, finder’s, and other fees;

•	internal controls;

•	fiduciary accounts; and

•	receipt of a fairness opinion from KFI’s financial advisors.

Finally, the Merger Agreement contains representations and warranties of Horizon to KFI as to:

•	no approval of Horizon’s shareholders is required in connection with the merger; and

•	Horizon and its subsidiaries are not subject to any agreement with a regulatory agency (such as a cease-and-desist order, consent order, or memorandum of understanding).

No representations and warranties of the parties will survive the consummation of the merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules that were separately delivered by each party to the other party to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

Under the Merger Agreement, KFI has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, KFI and FSB are required until the effective time of the merger to:

•	conduct its business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business;

•	use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons with whom it has business dealings;

•	use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted;

•	maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and

•	not knowingly do or fail to do anything that will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound.

The following is a summary of the more significant restrictions imposed upon KFI, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of Horizon, KFI and FSB may not:

•	make any change in the capitalization or the number of issued and outstanding shares of KFI or FSB, or redeem any of its outstanding shares of common stock;

•	authorize a class of stock or issue or grant any warrant, option, right, or other agreement relating to its stock or any convertible securities, or authorize the issuance of securities other than or in addition to its issued and outstanding common stock as of the date of the Merger Agreement;

•

distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, provided that FSB may pay cash dividends to KFI in the ordinary course of business for payment of KFI’s reasonable and necessary business and operating expenses and expenses of the merger and KFI may pay its normal quarterly cash dividend of $0.25 per share to its shareholders which shall not be increased in per share amount; and provided that, at Horizon’s request and except as prohibited by law or by any bank regulatory agency, FSB may pay dividends to KFI; and provided further that, no dividend may be paid for the quarter in which the merger is schedule to be consummated or actually consummated if during such period KFI’s shareholders will become entitled to receive dividends on their shares of Horizon common stock received in the merger;

•	purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually;

•	except as already committed in writing, cancel, release, or compromise any indebtedness in excess of $50,000 owing;

•	amend the articles of incorporation and bylaws of KFI or the similar organizational documents of any of its subsidiaries;

•	make, renew, or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of KFI or FSB and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $250,000; or make, purchase, renew, modify, or amend or extend the maturity of any commercial loan in excess of $500,000 (provided FSB may renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $750,000 or less), any 1 to 4 family residential mortgage loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any 1 to 4 family residential mortgage loan in excess of $417,000, any consumer loan in excess of $75,000, any home equity loan or line of credit in excess of $100,000, or any loan participation except as permitted by the Merger Agreement;

•	except as contemplated by the Merger Agreement, waive, release, grant, or transfer any material rights of value, or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction, or incur any liability or obligation requiring payments by KFI or any of its subsidiaries that exceed $50,000, whether individually or in the aggregate or that contain any financial commitment extending after February 4, 2017;

•	open or close any branch or ATM, or make an application for the foregoing;

•	except as already committed in writing as of the date of the Merger Agreement, make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate; or

•	take or fail to take any action that would or would be likely to prevent, impede, or delay the merger from qualifying as a tax-free reorganization under the Code.

Covenants

In addition to the restrictions noted above, KFI and Horizon have agreed to take other actions, such as:

•	in the case of KFI, to submit the Merger Agreement to its shareholders at a meeting to be called and held as soon as reasonably practicable;

•	in the case of KFI, to proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Horizon in procuring all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law that are necessary for consummation of the merger, and to ensure that any materials or information provided by KFI to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

•	in the case of KFI, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents;

•	in the case of KFI, to maintain insurance on its assets, properties, and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as were insured by KFI as of the date of the Merger Agreement;

•	in the case of KFI, to continue to accrue reserves for employee benefits and merger related expenses, and to consult and cooperate in good faith with Horizon on (i) conforming the loan and accounting policies and practices of KFI to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes; and (ii) determining the amount and timing for recognizing KFI’s expenses of the merger;

•	in the case of KFI, to cease and cause to be terminated any existing solicitations, discussions, or negotiations with other parties that have made or intend to make an acquisition proposal, except as permitted by the Merger Agreement;

•	to coordinate with each other prior to issuing any press releases;

•	in the case of KFI and Horizon, to supplement, amend, and update the disclosure schedules to the Merger Agreement as necessary;

•	in the case of KFI and Horizon, to give the other party’s representatives and agents, including investment bankers, attorneys, or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the merger to the other party’s properties, facilities, operations, books, and records;

•	in the case of KFI, to deliver updated financial statements;

•	in the case of KFI, to cooperate with an environmental consulting firm designated by Horizon in the conduct by such firm of a phase I environmental investigation on all real property owned or leased by KFI or FSB as of the date of the Merger Agreement, and any real property acquired or leased by KFI or FSB after the date of the Merger Agreement;

•	in the case of KFI, to deliver any reports, notices or proxy statements sent to any governmental authority, and any orders issued by any governmental authority, to the other party when available;

•	in the case of KFI, to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any respect, (ii) any of the conditions to the merger not being satisfied, (iii) a material violation of any provision of the Merger Agreement, or (iv) a material delay in the consummation of the merger;

•	in the case of KFI, not to create any employment contract, agreement, or understanding with or employment rights for any of the officers or employees of KFI or FSB, or prohibit or restrict Horizon from changing, amending, or terminating any employee benefits provided to its employees from time to time;

•	in the case of KFI, to take such actions as necessary to terminate the KFI 401(k) Plan no later than 10 days prior to the closing date of the merger, to file an application with the IRS for a favorable determination letter as to such plan’s qualified status upon its termination, and to thereafter distribute or otherwise transfer the account balances of participants in accordance with the applicable plan termination provisions;

•	in the case of KFI, to take all actions necessary to terminate, as of the effective time of the merger, all of KFI’s and its subsidiaries’ group insurance policies, unless otherwise instructed by Horizon, and if Horizon determines to continue any such policy or other welfare benefit plan or cafeteria plan after the effective time, to take all actions necessary to assign any KFI group insurance policies to Horizon as of the effective time of the merger and to provide Horizon with all necessary financial, enrollment, eligibility, contractual, and other information related to KFI’s welfare benefit and cafeteria plans to assist Horizon in the administration of such plans after the effective time of the merger;

•	in the case of KFI and FSB, to cooperate with Horizon to reconstitute the directors and officers of FSB to be the same as Horizon Bank and, if requested by Horizon, to amend the articles of incorporation and bylaws of FSB effective at the time of the merger;

•	in the case of KFI, to commence immediately after the date of the Merger Agreement with transfers of information, processes, systems, and data to Horizon, and prior to the closing to cooperate with the installation and conversion of equipment;

•	in the case of KFI, prior to the effective time of the merger, to take, or cause FSB to take, all action necessary to terminate the Farmers State Bank Supplemental Life Insurance Agreements dated January 1, 2008 with each of J. Gregory Maxwell, Lindy Breeden, and Rebecca Baker;

•	in the case of KFI, to pay out all amounts payable pursuant to the employment agreements between FSB and (i) J. Gregory Maxwell dated September 20, 2012, (ii) Michael E. Walters dated September 20, 2012, (iii) Lindy Breeden dated September 20, 2012, and (iv) Kristi Manwaring dated September 23, 2015, provided that all of these agreements will be amended prior to the effective time of the merger to provide that no payment will be made under these agreements or under any other arrangement that would constitute an “excess parachute payment” under Section 280G of the Code, and to the extent any payment would constitute an “excess parachute payment” a reduction of the payment so that the payment would no longer be considered an “excess parachute payment,” and each executive enters into mutual termination of employment agreements and noncompetition agreements;

•	in the case of Horizon, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

•	in the case of KFI and Horizon, to prepare this joint proxy statement/prospectus and, in the case of Horizon, file a registration statement with the SEC covering the shares of Horizon common stock to be issued to KFI shareholders pursuant to the Merger Agreement;

•	in the case of Horizon, to make available to the officers and employees of KFI who continue as employees after the effective time, substantially the same employee benefits as are generally available to Horizon employees, and to provide credit for prior service with KFI and FSB for purposes of eligibility and vesting under Horizon’s employee benefit plans;

•	in the case of Horizon, to provide severance benefits to certain employees of FSB as of the effective time of the merger;

•	in the case of Horizon, assume that certain Farmers State Bank Salary Continuation Agreement dated January 1, 2008 with J. Gregory Maxwell, and make the future scheduled payments under that agreement in monthly installments;

•	in the case of Horizon, maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of KFI and FSB with respect to claims against such directors and officers arising from facts or events that occurred before the effective time, and continue for six years after the effective time the indemnification and exculpation rights of the present and former officers and directors of KFI and FSB against all losses, expenses, claims, damages, or liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time to the same extent then permitted under Indiana law or the articles of incorporation or bylaws of KFI or FSB; and

•	in the case of Horizon, to form, as soon as reasonably practical after the closing date, a Kosciusko County advisory board and to add representatives to the advisory board from the KFI and FSB boards of directors and from the communities served by FSB as mutually agreed upon by Horizon and KFI.

The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement – Employee Benefits and Payments” beginning on page 51 and “Interests of Certain Directors and Officers of KFI in the Merger” beginning on page 58.

Acquisition Proposals by Third Parties

In the Merger Agreement, KFI agreed to immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with other persons or entities that had made, or indicated an intention to make, a proposal to acquire KFI. In addition, until the merger is completed or the Merger Agreement is terminated, KFI has agreed that it, and its officers, directors, and representatives, and those of FSB, will not:

•	solicit, initiate, or knowingly encourage or facilitate, any inquiries, offers or proposals to acquire KFI; or

•	initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire KFI.

KFI may furnish, however, information regarding KFI to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal, or change or withhold its recommendation to KFI’s shareholders prior to obtaining shareholder approval regarding the merger, if:

•	KFI’s board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal may be or could be superior to KFI’s shareholders from a financial point of view and its other constituencies than the merger, and the failure to consider such proposal would likely result in a breach of the fiduciary duties of KFI’s board of directors;

•	KFI provides any information to Horizon that it intends to provide to such third party, and only after having entered into a confidentiality agreement with such third party that contains a standstill with customary terms; and

•	KFI notifies Horizon that it is prepared to change or withhold its recommendation to KFI’s shareholders in response to a superior proposal, and provides Horizon with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and Horizon fails, within ten business days of such notice, to make a proposal that would, in the reasonable good faith judgment of the KFI board of directors (after consultation with financial advisors and outside legal counsel) cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

For purposes of the Merger Agreement, the term “superior proposal” means any acquisition proposal relating to KFI or FSB, or to which KFI or FSB may become a party, that the KFI board of directors determines in good faith (after having received the advice of its financial advisors) to be (i) materially more favorable to the shareholders of KFI from a financial point of view and its other constituencies than the merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the $1,226,000 termination fee) and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

The obligation of Horizon and KFI to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including:

•	The Merger Agreement must receive the approval of KFI’s shareholders.

•	The representations and warranties made by the parties in the Merger Agreement must be true, accurate, and correct in all material respects as of the effective date of the merger.

•	KFI and Horizon must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the merger.

•

Horizon must have registered with the SEC the shares of Horizon common stock to be issued to KFI’s shareholders in the merger, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares must have been received, the registration statement of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement can have been issued or threatened.

•	All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must have been obtained and remain in full force and effect, all statutory waiting periods applicable to those approvals must have expired, and none of those approvals must contain any conditions, restrictions, or requirements that Horizon’s board of directors reasonably determines in good faith would either (i) have a material adverse effect on KFI, or (ii) reduce the benefits of the merger to such a degree that Horizon would not have entered into the Merger Agreement had such conditions, restrictions, or requirements been known.

•	For purposes of the Merger Agreement, the term “material adverse effect” means any effect that is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, or business of KFI and its subsidiaries, on a consolidated basis, or Horizon and its subsidiaries, on a consolidated basis, or that would materially impair the ability of KFI or Horizon to perform its obligations under the Merger Agreement or otherwise materially threaten or impede the consummation of the merger and the other transactions contemplated by the Merger Agreement. However, a “material adverse effect” does not include the impact of:

•	changes in banking and similar laws of general applicability to banks or their holding companies or interpretations of such laws by courts or governmental authorities;

•	changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

•	effects of any action or omission taken by KFI with the prior written consent of Horizon or at the direction of Horizon;

•	changes resulting from professional expenses (such as legal, accounting, and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	the impact of the announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement, and compliance with the Merger Agreement on the business, financial condition, or results of operations of KFI and its subsidiaries or Horizon and its subsidiaries; and

•	the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

•	The boards of directors of Horizon and KFI must have received an opinion from Barnes & Thornburg LLP that the merger constitutes a tax free “reorganization” for purposes of Section 368 of the Code.

•	The shares of Horizon common stock to be issued to KFI’s shareholders must have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•	None of Horizon, KFI, or FSB, or any of Horizon’s subsidiaries must be subject to any statute, rule, regulation, injunction, order, or decree which prohibits, prevents, or makes illegal the completion of the merger, and no material claim, litigation, or proceeding shall have been initiated or threatened relating to the Merger Agreement or the merger.

•	Each of Horizon and KFI must have received from the other at the closing of the merger all the items, documents, consents, and other closing deliveries, in form and content reasonably satisfactory to the recipient, required by the Merger Agreement.

The obligation of Horizon to consummate the merger also is subject to the fulfillment of other conditions, including:

•	The total number of KFI’s dissenting shares shall be no greater than 5% of the number of shares of KFI common stock outstanding as of the date of the Merger Agreement;

•	As of the end of the month prior to the effective time of the merger, KFI’s adjusted consolidated shareholders’ equity, as defined in the Merger Agreement, shall not be less than $16,197,000;

•	FSB shall have provided notice of termination to FiServ Solutions, Inc. with respect to that certain Master Agreement, dated June 25, 2010, as amended, between FSB and FiServ;

•	The KFI employees specified in the Merger Agreement shall have executed and delivered mutual termination of employment agreements and noncompetition agreements;

•	KFI shall have obtained all required third party consents under material contracts or agreements; and

•	Horizon must have received a letter of tax advice, in a form satisfactory to Horizon, from KFI’s outside, independent certified public accountants to the effect that any amounts that are paid by KFI or FSB before the effective time of the merger, or required under KFI’s employee benefit plans or employment agreements, or under the Merger Agreement, to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Code with respect to KFI, FSB, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

Expenses

Except as otherwise provided in the Merger Agreement, KFI and Horizon will be responsible for their respective expenses incidental to the merger.

Employee Benefits and Payments

The Merger Agreement requires Horizon to make available to the officers and employees of KFI and its subsidiaries who continue as employees of Horizon or any subsidiary substantially the same employee benefits as are generally available to all Horizon employees. Those officers and employees also will receive credit for prior service with KFI and its subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its subsidiaries. If a KFI benefit plan is terminated at or prior to the effective time of the merger, continuing employees will become eligible to participate in Horizon’s similar employee benefit plans as of the effective time. Horizon will use its reasonable best efforts to: (i) waive waiting period and preexisting condition provisions for continuing employees under health and dental plans; and (ii) give continuing employees credit under such plans for any deductibles and coinsurance payments. With respect to vacation and paid time off, continuing employees will be subject to the terms and conditions of Horizon’s vacation and paid time off policies in place for similarly situated employees of Horizon, with credit given for all prior years of service with KFI and its subsidiaries for the purposes of determining vacation pay eligibility and the amount of vacation pay.

Other than with respect to J. Gregory Maxwell, Lindy Breeden, Michael E. Walters, and Kristi Manwaring, employees of FSB who are still employed by FSB at the effective time of the merger and who will not continue as employees of Horizon, or who continue with Horizon but are terminated other than for cause within twelve months after the effective time, will be entitled to severance pay equal to one week’s pay at their base rate for each full year of continuous service with FSB, subject to a minimum of four weeks and a maximum of twenty-six weeks. Also, those terminated employees will be entitled to continuation coverage under group health plans as required by COBRA and to professional career counseling services.

Prior to the effective time, KFI will, or cause FSB to, take all action necessary to terminate in accordance with the terms and conditions thereof and without resulting liability to Horizon or any of its affiliates, the Farmers State Bank Supplemental Life Insurance Agreements dated January 1, 2008 with each of J. Gregory Maxwell, Lindy Breeden, and Rebecca Baker. Those participants that become employees of Horizon after the closing and during their employment with Horizon thereafter, will be eligible to participate in Horizon’s group life insurance plan which generally provides for a death benefit equal to 2 times a participant’s then-current annual salary with a maximum limit of $500,000.

In addition, KFI will pay out, in a lump sum no later than the effective time of the merger, all amounts payable pursuant to the employment agreements between FSB and (i) J. Gregory Maxwell dated September 20, 2012, (ii) Michael E. Walters dated September 20, 2012, (iii) Lindy J. Breeden dated September 20, 2012, and (iv)

Kristi Manwaring dated September 23, 2015, because the change in control payments contemplated by those employment agreements shall be triggered by the merger, provided that all those agreements are to be amended before the effective time of the merger to ensure and expressly provided that no payment will be made under the agreements or under any other plan, arrangement, or agreement applicable to the individual that would constitute an “excess parachute payment” under Section 280G of the Code, and to the extent any such payment would constitute an “excess parachute payment” the payment will be reduced to $1 less than the amount that would be considered an “excess parachute payment.” The payments under the employment agreements also are contingent upon Messrs. Maxwell, Walters, and Breeden, and Ms. Manwaring entering into mutual termination of employment agreements in a form acceptable to Horizon, and are contingent upon each of these executive entering into noncompetition agreements.

Horizon also will assume that certain Farmers State Bank Salary Continuation Agreement dated January 1, 2008 with J. Gregory Maxwell, and make the future scheduled payments under that agreement in monthly installments.

Termination

Subject to conditions and circumstances described in the Merger Agreement, either Horizon or KFI may terminate the Merger Agreement if, among other things, any of the following occur:

•	KFI’s shareholders do not approve the Merger Agreement at the KFI Special Meeting;

•	any governmental authority has issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order has become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the merger has been denied, or any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable governmental authority; provided that, the right to terminate the Merger Agreement under these provisions will not be available to a party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of any event described in this paragraph;

•	the merger has not been consummated by December 31, 2016 (provided the terminating party did not cause the failure of the merger to be consummated by that date); or

•	the respective boards of directors of Horizon and KFI mutually agree to terminate the Merger Agreement.

Additionally, Horizon may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event has occurred that is not capable of being cured prior to December 31, 2016 and would result in a condition to Horizon’s obligations to consummate the merger not being satisfied;

•	KFI breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by December 31, 2016, or has not been cured by KFI within 20 business days after KFI’s receipt of written notice of such breach from Horizon;

•	Any single event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on KFI, whether or not covered by insurance;

•	Horizon elects to exercise its right of termination pursuant to the Merger Agreement because of certain environmental matters (see “—Environmental Inspections” below);

•	KFI’s board of directors has failed to include its recommendation to approve the merger in the joint proxy statement/prospectus related to KFI Special Meeting;

•	KFI’s board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition proposal with a third party;

•	KFI has entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to another acquisition proposal; or

•	a quorum could not be convened at the KFI Special Meeting or at a reconvened meeting held at any time prior to December 31, 2016.

KFI may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event shall have occurred that is not capable of being cured prior to December 31, 2016 and would result in a condition to KFI’s obligations to consummate the merger not being satisfied;

•	Horizon breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by December 31, 2016, or has not been cured by Horizon within 20 business days after Horizon’s receipt of written notice of such breach from KFI;

•	any single event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstance, or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on Horizon, whether or not covered by insurance; or

•	at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for the consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the tenth day following such determination date if both of the following conditions are satisfied:

•	the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Select Market for the fifteen consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded (the “Horizon Market Value”) is less than $20.39; and

•	the decline in Horizon’s share price is more than 15% greater than a corresponding price decline in the SNL Small Cap U.S. Bank and Thrift Index.

If KFI elects to exercise its termination right as described above, Horizon may elect to avoid termination of the Merger Agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of the $25.58 (the initial market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Small Cap U.S. Bank and Thrift Index for the fifteen consecutive trading days immediately preceding the determination date divided by the closing value of the SNL Small Cap U.S. Bank and Thrift Index on the determination date, minus 0.15, and the denominator of which is equal to the Horizon Market Value on the determination date; or (ii) the quotient determined by dividing $25.58 by the closing price for Horizon’s common stock for the fifteen consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

Under certain circumstances described in the Merger Agreement, a $1,226,000 termination fee may be payable by KFI to Horizon if the Merger Agreement is terminated and the merger is not consummated. See “– Termination Fee” directly below.

Termination Fee

KFI shall pay Horizon a $1,226,000 termination fee if the Merger Agreement is terminated for any of the following reasons:

•	If Horizon terminates the Merger Agreement because KFI’s board of directors fails to include its recommendation to approve the merger in the joint proxy statement/prospectus delivered to shareholders or has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement or approves or publicly recommends an acquisition proposal with a third party, or KFI has entered into or publicly announced an intention to enter into another acquisition proposal;

•	If either party terminates the Merger Agreement because it is not approved by the requisite vote of the shareholders of KFI at the meeting called for such purpose or by Horizon because a quorum could not be convened at KFI’s shareholder meeting called to approve the merger and, prior to the date that is twelve months after such termination KFI or FSB enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	If either party terminates the Merger Agreement because the consummation of the merger has not occurred by December 31, 2016, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is twelve months after such termination, KFI or FSB enters into any acquisition agreement or any acquisition proposal is consummated; or

•	If Horizon terminates the Merger Agreement because (i) any event has occurred that is not capable of being cured prior to December 31, 2016 and would result in a condition to Horizon’s obligations to consummate the merger not being satisfied; (ii) KFI breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by December 31, 2016, or has not been cured by KFI within 20 business days after KFI’s receipt of written notice of such breach from Horizon; or (iii) any single event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on KFI, whether or not covered by insurance, and any such events are a result of an intentional, willful, or grossly negligent breach or nonperformance by KFI of any representation, warranty or covenant contained in the Merger Agreement.

Management and Operations After the Merger

Horizon’s officers and directors serving at the effective time of the merger shall continue to serve as Horizon’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. Horizon’s Articles of Incorporation and Bylaws in existence as of the effective time of the merger shall remain Horizon’s Articles of Incorporation and Bylaws following the effective time, until such Articles of Incorporation and Bylaws are further amended as provided by applicable law.

Environmental Inspections

Under the Merger Agreement, if the estimated environmental clean-up costs with respect to real property owned or leased by KFI and its subsidiaries are between $50,000 and $350,000, Horizon has the right to reduce the cash consideration by the amount of the estimated environmental clean-up costs. If the estimated environmental clean-up costs are more than $350,000, then Horizon has to right to either (i) reduce the cash consideration by the estimated environmental clean-up costs, or (ii) terminate the Merger Agreement. In order for Horizon to avail itself of this termination provision, it is required to request that phase I environmental investigations be commenced with respect to such real estate. Horizon is currently in the process of obtaining and reviewing such environmental investigations.

Effective Time of the Merger

Unless otherwise mutually agreed to by the parties, the effective time of the merger will occur within ten business days after the fulfillment of all conditions precedent to the merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the merger.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals. The merger of Horizon Bank and FSB requires the approval of the OCC. In addition, Horizon intends to file any required documentation with the FRB to request a waiver of the FRB’s approval for the merger of KFI into Horizon after the OCC application required for the bank merger is approved.

On February 24, 2016, Horizon Bank filed the required application with the OCC to obtain approval of the merger of FSB into Horizon Bank. Horizon expects to receive OCC approval of the bank merger and the FRB’s waiver of the application requirements for the merger of KFI into Horizon in April 2016. Although we believe that we will be able to obtain these regulatory approvals and waivers, there can be no assurance that all requisite approvals and waivers will be obtained or that they will be obtained within the time period we anticipate.

Accounting Treatment of the Merger

Horizon will account for the merger under the purchase method of accounting in accordance with GAAP. Using the purchase method of accounting, the assets (including identified intangible assets) and liabilities of KFI will be recorded by Horizon at their respective fair values at the time of the completion of the merger. The excess of Horizon’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

NASDAQ Global Select Market Listing

Horizon’s common stock is listed on the NASDAQ Global Select Market under the symbol “HBNC.” The shares to be issued to the KFI shareholders in the merger will be eligible for trading on the NASDAQ Global Select Market.

DISSENTERS’ RIGHTS

Pursuant to Chapter 44 of the Indiana Business Corporation Law, KFI’s shareholders have dissenters’ rights with respect to the merger. Chapter 44 of the Indiana Business Corporation Law authorizes a KFI shareholder to demand payment in cash for the “fair value” of his or her shares of KFI common stock before the shareholder vote is taken on the merger. In this regard, Chapter 44 defines “fair value” to mean the value of the dissenting shareholder’s shares immediately before the effectuation of the merger, excluding any appreciation or depreciation in the value of the shares in anticipation of the merger unless a court determines that such exclusion would be inequitable. Pursuant to the procedures set forth in Chapter 44, the “fair value” of the shares is to be agreed upon by the dissenting shareholder and the corporation, unless no agreement can be reached, in which case the “fair value” of the shares will be determined by a court. The term “fair value” as used for purposes of Chapter 44 does not imply, and should not be construed as meaning, that the merger consideration is anything other than adequate and in the best interests of KFI’s shareholders. If a shareholder asserts his or her dissenters’ rights, there is no guarantee that the “fair value” of his or her shares will be determined to be equal to or greater than the merger consideration. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger are not opinions as to and do not address “fair value” for purposes of Chapter 44.

To claim dissenters’ rights, a KFI shareholder who desires to exercise his or her rights as a dissenting shareholder must:

1.	before the vote is taken at the KFI Special Meeting, deliver to KFI written notice of his or her intent to demand payment for his or her shares if the merger is effectuated; and

2.	not vote in favor of the merger in person or by proxy at the KFI Special Meeting.

If the merger is approved by KFI’s shareholders, KFI will send a notice of dissenters’ rights to those KFI shareholders satisfying the above conditions within 10 days after the Special Meeting date. The notice will state the procedures the dissenting KFI shareholders must follow to further exercise their dissenters’ rights in accordance with Chapter 44 of the Indiana Business Corporation Law.

KFI’s shareholders who execute and return their proxies but do not specify a choice on the merger proposal will be deemed to have voted “For” the merger, and accordingly to have waived their dissenters’ rights, unless they revoke the proxy prior to its being voted.

A KFI shareholder who does not deliver timely written notice of his or her intent to demand payment for his or her shares will not be entitled to dissenters’ rights under Chapter 44 of the Indiana Business Corporation Law even if he or she votes against the merger or refrains from voting.

Upon consummation of the merger, KFI will pay each dissenting shareholder who has complied with all the requirements of Chapter 44 of the Indiana Business Corporation Law and of the notice, KFI’s estimate of the fair value of the shares as of the time immediately prior to the merger, excluding any appreciation in value in anticipation of the merger. The determination of the estimate of “fair value” will be based on the value of such shares of KFI common stock as of the last business day immediately prior to the effective time of the merger and will be determined by KFI’s board of directors.

Dissenters can object to the fair value by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after KFI makes or offers payment for the dissenters’ shares. KFI can elect to agree to the dissenters’ fair value demand or can commence an action in the Circuit or Superior Court of Kosciusko County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The court can appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by KFI.

See the full text of Chapter 44 set forth in Appendix D to this joint proxy statement/prospectus.

THIS SUMMARY OF THE DISSENTERS’ RIGHTS OF KFI’S SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS

ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX D. ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN APPENDIX D AND CONSULT WITH INDEPENDENT PROFESSIONAL ADVISORS BEFORE EXERCISING RIGHTS OF DISSENT.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF KFI IN THE MERGER

When KFI’s shareholders are considering the recommendation of the KFI board of directors in connection with the Merger Agreement proposal, you should be aware that some of the employees and directors of KFI and FSB have interests that are in addition to, or different from, the interests of KFI’s shareholders generally, which are described below. Horizon’s and KFI’s boards of directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement. Except as described below, to the knowledge of KFI, the officers and directors of KFI do not have any material interest in the merger apart from their interests as shareholders of KFI.

Payments Under Existing Employment Agreements With J. Gregory Maxwell, Michael E. Walters, Lindy Breeden, and Kristi Manwaring

Under the Merger Agreement, KFI will make lump sum cash payments, no later than the effective time of the merger, to each of J. Gregory Maxwell, President and Chief Executive Officer of KFI, Michael E. Walters, Senior Vice President – Agricultural Banker, and Sales Manager of FSB, Lindy J. Breeden, Executive Vice President, Marketing Manager, and Chief Credit Officer of FSB, and Kristi Manwaring, Vice President of KFI, of all amounts specified in each such officer’s Employment Agreement with FSB, due to the fact that the change in control payments contemplated by those employment agreements will be triggered by the merger. Change in control payments are to be made to these employees if their employment is terminated or if their duties and responsibilities are materially reduced within twelve months following a change of control. The amounts payable under these employment agreements are currently estimated as follows: (i) Mr. Maxwell – $275,000; (ii) Mr. Walters – $185,800; (iii) Mr. Breeden – $200,000; and (iv) Ms. Manwaring – $132,260. These payments are conditioned upon Messrs. Maxwell, Walters, and Breeden, and Ms. Manwaring each entering into mutual termination of employment agreements and noncompetition agreements in forms acceptable to Horizon.

Assumption of Salary Continuation Agreement With J. Gregory Maxwell

Upon completion of the merger, Horizon will assume that certain Farmers State Bank Salary Continuation Agreement dated January 1, 2008 with J. Gregory Maxwell, the President and Chief Executive Officer of KFI. This agreement provides for monthly payments of $3,333.33 to Mr. Maxwell for 15 years after his separation of service from FSB.

Bonus Agreement With J. Gregory Maxwell

KFI and J. Gregory Maxwell, the President and Chief Executive Officer of KFI and FSB, entered into a Bonus Agreement dated September 17, 2015 after the KFI board of directors decided to seek a purchaser for the company. Under the terms of the bonus agreement, Mr. Maxwell is entitled to receive a “sale bonus” ranging from zero to $150,000 based upon the sale price obtained for a share of stock of KFI in a sale transaction, which includes the merger. Mr. Maxwell is not entitled to any payment if the sale price per share is less than $75.00 and is entitled to a payment of $150,000 if the sale price per share is in excess of $79.00 per share. As the merger will result in a cash payment of $81.75 per share, Mr. Maxwell will receive $150,000 immediately after consummation of the merger. If the merger does not occur, no payment will be made to Mr. Maxwell. The bonus agreement expires on December 31, 2016.

Kosciusko County Advisory Board

Horizon has agreed to establish, as soon as reasonably practical after the effective time of the merger, a Kosciusko County Advisory Board and to add representatives to the advisory board from KFI and FSB boards of directors and from the communities served by FSB as mutually agreed upon by Horizon and KFI. Each of such persons will be entitled to receive compensation from Horizon for their services on such board in accordance with the fee schedule for such services that is applicable from time to time for similar services by other members of Horizon’s and Horizon Bank’s boards.

Indemnification and Insurance of Directors and Officers

Horizon has agreed that all rights to indemnification and exculpation from liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time of the merger in favor of the present and former officers and directors of KFI and FSB as provided under the articles of incorporation or bylaws of KFI or

FSB, or permitted under Indiana law, shall survive the merger and continue for a period of six years after the effective time of the merger.

In addition, Horizon has agreed to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of KFI and FSB with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that, Horizon is not obligated to pay each year more than 150% of KFI’s annual premiums for such coverage.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of KFI common stock with respect to the exchange of KFI common stock for Horizon common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their KFI common stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this joint proxy statement/prospectus. All of the foregoing is subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the income tax consequences applicable to participants in the 401(k) plan or with respect to employee benefits generally, nor the laws of any state, local, foreign, or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of KFI common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of KFI common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of KFI common stock that are partnerships or other pass-through entities (and persons holding their KFI common stock through a partnership or other pass-through entity), persons who acquired shares of KFI common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their KFI common stock as part of a straddle, hedging, constructive sale, or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of KFI common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

•	an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds KFI common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Horizon and KFI intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of Horizon and KFI to consummate the merger are conditioned upon the receipt of an opinion from Barnes & Thornburg LLP, counsel to Horizon, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon the assumptions, representations, warranties, and covenants made by Horizon and KFI, including those contained in the Merger Agreement. This opinion also will provide that the merger will qualify as a statutory merger under Indiana state law. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts existing at the effective time of the merger, the tax consequences of the merger could be adversely affected. The determination by tax advisors as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger unless tax counsel determines that such determination may be made as of the last business day before the Merger Agreement becomes a binding contract in accordance with Treasury Regulation Section 1.368-1(e).

Horizon and KFI have not requested and do not intend to request any ruling from the Internal Revenue Service. Accordingly, each KFI shareholder is urged to consult his, her, or its own tax advisors as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pursuant to the Merger Agreement, Horizon and KFI may exercise their right to terminate the merger if Barnes & Thornburg LLP is unable to render the tax opinion at closing. If the market price of the Horizon common stock as of the effective time declines relative to the market price of KFI common stock to the extent that the value of the Horizon common stock received by the KFI shareholders in the merger is less than 40% of the fair market value of the total consideration received in the merger by KFI’s shareholders for their shares of KFI common stock upon the merger, then Horizon and KFI will not be obligated to consummate the merger pursuant to the Merger Agreement because Barnes & Thornburg LLP would be unable to render its favorable tax opinion on the merger.

Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Horizon, its subsidiaries, or KFI or FSB by reason of the merger. The material United States federal income tax consequences of the merger to the U.S. Holders are described below.

Exchange of KFI Common Stock for Horizon Common Stock and Cash. As a result of receiving a combination of Horizon common stock and cash in exchange for shares of KFI common stock, a U.S. Holder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a U.S. Holder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Horizon common stock received, exceeds (b) the U.S. Holders’ aggregate adjusted tax basis in the KFI common stock surrendered in the merger. Any recognized loss disallowed will be included in the adjusted basis of the Horizon common stock received in the merger, as discussed below. Any recognized gain will be taxed as a capital gain or a dividend, as described below. The aggregate adjusted tax basis of the shares of Horizon common stock received in the merger will be the same as the aggregate adjusted tax basis of the shares of KFI common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by (i) the gain recognized in the merger, if any, and (ii) the recognized loss disallowed in the merger, if any. The holding period for shares of Horizon common stock received by such U.S. Holder will include such U.S. Holder’s holding period for the KFI common stock surrendered in exchange for the Horizon common stock, provided that such shares of KFI common stock were held as capital assets of the U.S. Holder at the effective time of the merger. If a U.S. Holder acquired different blocks of KFI common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of KFI common stock, and the cash and shares of Horizon stock received will be allocated pro rata to each such block of stock. U.S. Holders of KFI common stock should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Horizon common stock received in the merger.

Exchange of KFI Common Stock Solely for Cash. A U.S. Holder who receives solely cash in exchange for all of his, her, or its shares of KFI common stock (and is not treated as constructively owning Horizon common stock after the merger under the circumstances referred to below under “Potential Recharacterization of Gain as Dividend”) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such U.S. Holder’s aggregate adjusted tax basis in the KFI common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. Holder at the effective time of the merger. See “Taxation of Capital Gain” below for more information on the rules applicable to capital gains. The deductibility of capital losses is subject to limitations. See discussion above regarding blocks of stock that were purchased at different times or at different prices.

Taxation of Capital Gain. Except as described under “Potential Recharacterization of Gain as a Dividend” below, gain that U.S. Holders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. Holders have held (or are treated as having held) their KFI common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate U.S. Holders of KFI common stock is generally taxed at preferential rates. For non-corporate U.S. Holders, long-term capital gain generally can be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The maximum U.S. federal income tax rate in effect for long-term capital gains recognized during 2016 is 20% for high income taxpayers, i.e., married couples filing joint returns and surviving spouses with taxable income in excess of $466,950, heads of household with taxable income in excess of $441,000, and other individuals with taxable income in excess of $415,050. The maximum long-term capital gains rate for most other non-high income taxpayers is 15%. In addition, net investment income of certain high-income taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) under Section 1411 of the Code. The definition of “high income taxpayers” for purposes of the net investment income tax is different than as defined above for purposes of the capital gains rate. Because the impact of the net investment income tax depends primarily upon the particular circumstances of a U.S. Holder, U.S. Holders should consult their own tax advisors regarding the potential impact of these tax rules to them.

Potential Recharacterization of Gain as a Dividend. Any gain recognized by a U.S. Holder will be capital gain unless the U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the U.S. Holder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes. For purposes of determining whether a U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, the U.S. Holder will be treated as if it first exchanged all of his, her, or its KFI common stock solely in exchange for Horizon common stock and then Horizon immediately redeemed a portion or all of that stock for the cash that the U.S. Holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend to the U.S. Holder if such receipt is, with respect to the U.S. Holder, “not essentially equivalent to a dividend,” “substantially disproportionate,” or a “complete redemption,” each within the meaning of Section 302(b) of the Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in Horizon. If a U.S. Holder that has a relatively minimal stock interest in Horizon and no right to exercise control over corporate affairs suffers a reduction in the U.S. Holder’s proportionate interest in Horizon, the U.S. Holder should be regarded as having suffered a meaningful reduction in the U.S. Holder’s proportionate interest in Horizon. For example, the IRS has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction.” The IRS has also indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder who owns less than 50% of the voting power of the outstanding Horizon common stock if the percentage of the outstanding Horizon voting (including all classes that carry voting rights) and common stock (both voting and nonvoting) that is actually and constructively owned by the U.S. Holder immediately after the deemed redemption is reduced to less than 80% of the percentage of the outstanding Horizon common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder, if it results in a complete termination of a U.S. Holder’s interest in the outstanding Horizon common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

For purposes of applying the foregoing tests, a U.S. Holder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the U.S. Holder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the U.S. Holder or such other persons. In the event of a “complete redemption” within the meaning of Section 302(b)(3) of the Code, a U.S. Holder may elect to waive the attribution rules of Section 318 of the Code pursuant to Section 302(c) of the Code.

The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each U.S. Holder. U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Taxation of Dividend. If, after applying the tests described in “Potential Recharacterization of Gain as a Dividend” above, the deemed redemption results in the gain recognized by a U.S. Holder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual KFI U.S. Holders at the long-term capital gains rate, provided that the U.S. Holder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. The maximum rate on qualified dividends for high income taxpayers is currently 20%. In addition, certain high-income taxpayers may be subject to an additional 3.8% net investment income tax. Any gain treated as ordinary income will be taxable at ordinary income rates.

Cash Received In Lieu of a Fractional Share of Horizon Common Stock. A U.S. Holder who receives cash in lieu of a fractional share of Horizon common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Horizon of the fractional share. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. Holder’s fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. See discussion in “Taxation of Capital Gain” above for information regarding the tax rates applicable to long-term capital gains, including the potential application of the net investment income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or furnishes his, her, or its taxpayer identification number (Form W-9), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability to the extent that they exceed such U.S. Holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

A U.S. Holder will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder. A U.S. Holder who is a “significant holder” of KFI shares and who receives shares of Horizon will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder and file a statement with his, her, or its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such U.S. Holder’s basis in the KFI common stock surrendered and the fair market value of the Horizon common stock and cash received in the merger. A “significant holder” is a holder of KFI common stock who, immediately before the merger, owned at least 1% of the outstanding stock of KFI or securities of KFI with a basis for federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, KFI urges KFI shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws. The foregoing summary of material U.S. federal income tax consequences of the merger is not intended or written to be used, and cannot be used, by any shareholder of KFI or any other person for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Under the Merger Agreement, KFI shareholders will exchange their shares of KFI common stock for, at the election of the shareholder, shares of Horizon common stock and/or cash (and cash for fractional share interests). Horizon is organized under the laws of the State of Indiana, and the Horizon shareholders are governed by the applicable laws of the State of Indiana, including the IBCL, and Horizon’s articles of incorporation and bylaws. KFI is also an Indiana corporation, and is governed by the laws of the State of Indiana and the articles of incorporation of KFI, as amended (which we refer to as the “KFI Articles”) and the bylaws of KFI (which we refer to as the “KFI Bylaws”). Upon consummation of the merger, KFI’s shareholders receiving the stock consideration will become Horizon shareholders, and the Amended and Restated Articles of Incorporation of Horizon (which we refer to as the “Horizon Articles”), the Amended and Restated Bylaws of Horizon (which we refer to as the “Horizon Bylaws”), the IBCL, and the rules and regulations applicable to public companies will govern their rights as Horizon shareholders.

The following summary discusses some of the material differences between the current rights of Horizon shareholders and KFI shareholders under the Horizon Articles, Horizon Bylaws, KFI Articles, and KFI Bylaws.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Horizon Articles, the Horizon Bylaws, the KFI Articles, and the KFI Bylaws, as applicable.

Authorized Capital Stock

Horizon

Horizon currently is authorized to issue up to 22,500,000 shares of common stock, no par value, of which approximately 12,003,564 shares were outstanding as of April 8, 2016. Horizon also is authorized to issue up to 1,000,000 shares of preferred stock. Horizon’s board may fix the preferences, limitations, and relative voting and other rights of the shares of any series of preferred stock that it designates. As of April 8, 2016, options to purchase 165,091 shares of Horizon common stock were outstanding.

KFI

KFI currently is authorized to issue up to 700,000 shares of capital stock in one class of common stock, $10.00 par value per share. As of April 8, 2016, 297,444 shares of common stock were outstanding. KFI’s board of directors is authorized to issue preferred stock and warrants, but no preferred stock or warrants have ever been designated and issued by KFI.

Voting Rights and Cumulative Voting

Horizon

Each holder of Horizon common stock generally has the right to cast one vote for each share of Horizon common stock held of record on all matters submitted to a vote of shareholders of Horizon.

Holders of the Series B Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series B Preferred Stock and on certain corporate transactions, such as amendments to the Horizon Articles that would adversely affect the Series B Preferred Stock, certain fundamental transactions affecting the Series B Preferred Stock, and in connection with the authorization of stock senior to the Series B Preferred Stock. Except with respect to such matters, the Series B Preferred Stock does not have voting rights. As a result, the holders of the Series B Preferred Stock have no voting rights with respect to any of the matters to be voted on at the Horizon Annual Meeting, including the merger.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The Horizon Articles do not grant cumulative voting rights to Horizon shareholders.

KFI

Each holder of KFI common stock generally has the right to cast one vote for each share of KFI common stock held of record on all matters submitted to a vote of shareholders of KFI.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The KFI Articles do not grant cumulative voting rights to KFI’s shareholders.

Dividends

Horizon

Horizon may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the Horizon board may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

Horizon has issued and outstanding shares of preferred stock that take preference in dividend distributions over shares of common stock in certain circumstances. See “Comparison of the Rights of Shareholders – Preferred Stock” below.

KFI

KFI’s board of directors may, from time to time, distribute to its shareholders out of capital surplus of KFI a portion of its assets, in cash or property, without authorization of approval of the shareholders of KFI, subject to any limitations imposed by law, including banking law restrictions.

KFI’s declaration of dividends is subject to Indiana law, which generally prohibits the payment of dividends to amounts that will not affect the ability of the corporation, after the dividend has been distributed, to pay its debts in the ordinary course of business. Moreover, such dividends may not exceed the difference between KFI’s total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of common stock.

Liquidation

In the event of the liquidation, dissolution, and/or winding-up of Horizon or KFI, the holders of shares of Horizon and KFI common and preferred stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Horizon’s and KFI’s respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Horizon and KFI, respectively. Horizon has issued and outstanding shares of preferred stock that take preference in liquidation distributions over its shares of common stock. See “Comparison of the Rights of Shareholders – Dividends” directly above, and “– Preferred Stock” directly below.

Preferred Stock

Horizon

In general, the Horizon board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The Horizon board is authorized to issue up to 1,000,000 shares of preferred stock. Horizon designated 12,500 shares of as Series B Preferred Stock and issued those shares to the Treasury pursuant to the Small Business Lending Fund. All shares of Horizon’s Series B Preferred Stock remain outstanding. Horizon also designated 25,000 shares as Horizon Series A Preferred Stock and issued those shares to the Treasury pursuant to the TARP Capital Purchase Program, but Horizon has repurchased all of those shares, so no shares of Horizon Series A Preferred Stock remain outstanding. If any other series of preferred stock is issued, the Horizon board may fix the designation, preferences, limitations, relative voting, and other rights of the shares of that series of preferred stock.

KFI

Pursuant to the KFI Articles, the KFI board of directors is authorized to issue senior preferred stock and warrants to allow KFI to participate in the Capital Purchase Program of the U.S. Department of the Treasury. KFI has not designated or issued any shares of preferred stock.

No Sinking Fund Provisions

No common or preferred shares of Horizon or KFI are subject to any mandatory redemption, sinking fund, or other similar provisions.

Additional Issuances of Stock

Horizon

Except in connection with the proposed merger with KFI, and as otherwise may be provided in this joint proxy statement/prospectus, Horizon has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of Horizon common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, issuance under a stock incentive plan, or issuance in future underwritten or other public or private offerings.

Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right to the corporation’s shareholders. Under the Horizon Articles, no shareholder approval will be required for the issuance of these shares. As a result, the Horizon board may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of Horizon’s common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Exchange.

KFI

KFI’s board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the KFI Articles, without shareholder approval, subject only to the restrictions of the IBCL and the KFI Articles. KFI’s board of directors also was authorized to issue senior preferred stock and warrants in connection with the Capital Purchase Program of the U.S. Department of the Treasury, without shareholder approval. No such shares have been issued.

Number of and Restrictions Upon Directors

Horizon

The Horizon Bylaws state that the Horizon board shall be composed of five to fifteen members, with the actual number being set by the Horizon board. Currently, the number of directors is set at twelve members. The Horizon board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Each director holds office for the term for which he or she was elected and until his or her successor is elected and has qualified, whichever period is longer, or until his or her death, resignation, or removal. The Horizon Bylaws provide that a director shall not qualify to serve as such effective as of the end of the term during which he or she becomes 75 years of age, and that a non-incumbent director may not be nominated for election as a director if he or she is 60 years of age at the time of election.

KFI

The KFI Bylaws state that the KFI board of directors shall be composed of eight members. The number of directors may be altered from time to time by the alteration of the KFI Bylaws. Currently, KFI has seven directors serving in office and one vacancy. The KFI board is not classified, and the term of office of each director expires each year. Each director holds office until the next annual meeting of shareholders and until his or her successor is elected and has qualified.

Removal of Directors

Horizon

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise.

Under the Horizon Articles, any director may be removed, with or without cause, either at a meeting or by written consent, by the affirmative vote of at least 70% of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors. Any director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors at a meeting of shareholders called for that purpose, or (ii) two-thirds or more of the other directors.

KFI

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. The KFI Articles do not contain any provisions for the removal of directors.

Special Meetings of the Board

Horizon

The Horizon Bylaws provide that special meetings of the Horizon board may be called by, or at the request of, the Chairman, the President or a majority of the directors.

KFI

The KFI Bylaws provide that special meetings of the KFI board of directors may be held at any time upon the call of KFI’s President or at least 40% of the members of the board of directors.

Classified Board of Directors

Horizon

The Horizon Articles provide that Horizon’s board of directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of the Horizon board.

KFI

Neither the KFI Articles nor the KFI Bylaws provide for the division of the KFI board of directors into classes.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

Horizon

Pursuant to the Horizon Bylaws, nominations for election to the Horizon board may be made by the Horizon board or by any Horizon shareholder. Nominations, other than those made by or on behalf of the existing management of Horizon, must be made in writing and must be delivered or mailed to the President of Horizon not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. All such shareholder nominations must include the information specified in the Bylaws.

The Horizon Bylaws also provide that shareholders may submit proposals for business to be considered at Horizon’s annual meeting of shareholders, and have those proposals included in Horizon’s proxy and proxy statement delivered to shareholders, if the shareholder has given written notice to Horizon’s Secretary at least 120 days before the date of Horizon’s proxy statement for the prior year. Such proposals must be made in writing, must be received at Horizon’s principal executive offices not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders and must contain the information specified in the Bylaws.

KFI

Neither the KFI Articles nor the KFI Bylaws contain provisions regarding nominations of persons for election to the KFI board of directors or for the presentation of proposals for business to be considered at an annual or special meeting of the shareholders.

Special Meetings of Shareholders

Horizon

The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, by the Secretary, at the request in writing of a majority of the directors.

KFI

The KFI Bylaws provide that special meetings of the shareholders may be called by the President, and shall be called by KFI’s Secretary upon a request in writing therefor, delivered to the President or Secretary, signed by 40% or more of the directors or by shareholders holding of record not less than 25% of the issued and outstanding capital stock of KFI entitled to vote at any such special meeting.

Indemnification

Under the IBCL as applicable to both Horizon and KFI, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

Horizon

The Horizon Articles provide that every person who is or was or has agreed to become a director or officer of Horizon shall be indemnified by Horizon against any and all liability and expense that may be incurred by him or her resulting from any claim, provided that the person acted in good faith and, for civil actions, acted in what he or she reasonably believed to be in or not opposed to the best interests of Horizon, or, for criminal actions, had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. Horizon also may, but is not required to, indemnify an employee or agent under similar circumstances. The indemnification by Horizon extends to attorneys’ fees, judgments, fines, liabilities, and settlements. Horizon must also advance expenses for the defense of a director or officer upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director or officer to be entitled to indemnification, the Horizon board, special legal counsel or the shareholders must determine that the director has met the standards of conduct required by the Horizon Articles.

KFI

The KFI Articles provide that any person who is or was a director, officer, employee, or agent of KFI, or is or was serving at the request of KFI as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified, saved harmless, and defended by KFI against expenses, including attorneys’ fees, reasonably incurred by him or her (and not covered by insurance) in connection with the defense of any action, suit, or proceeding, civil or criminal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity or arising out of his or her status as such, except in relation to matters as to which he or she is adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his or her duties to KFI. KFI also may reimburse any such director, officer, employee, or agent, past or present, for the reasonable cost of settlement of any such action if it is found by a majority of the directors not involved in the matter in controversy (whether or not a quorum) that it is or was in the best interests of KFI that such settlement be made and that such director, officer, employee, or agent was not guilty of negligence or misconduct in the performance of his or her duties to KFI. Such indemnification and reimbursement of expenses is not exclusive of any other rights to which those indemnified parties may be entitled under the KFI Articles, KFI Bylaws, resolution, or other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding.

Preemptive Rights

Although permitted by the IBCL, neither the Horizon Articles nor the KFI Articles provide for preemptive rights to subscribe for any new or additional common or preferred stock.

Amendment of Articles of Incorporation and Bylaws

Horizon

Except as otherwise provided below, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment. The following provisions of the Horizon Articles may not be altered, amended, or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter:

•	Section 6.3, which establishes a three-tier director class structure; and

•	Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the number of directors of the Horizon board in office at the time of the vote.

KFI

Amendments to the KFI Articles must be approved by a majority vote of the directors then in office and also by a majority vote of all shareholders entitled to vote on the matter, if the amendment would create dissenters’ rights under the IBCL, and for all other amendments by the vote of shareholders if more votes are cast in favor of the amendment that votes cast opposing it.

The KFI Bylaws provide that the KFI Bylaws may be amended, supplemented, or revoked at any meeting of the board of directors by the affirmative vote of a majority of the members of the board of directors.

Restrictions on Unsolicited Changes in Control (Anti-Takeover Protections)

Horizon

General. The Horizon Articles include several provisions that may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the company’s board of directors. These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult. However, the Horizon board has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Directors. Certain provisions in the Horizon Articles and Horizon Bylaws impede changes in the majority control of the company’s board of directors. The Horizon Articles provide that the board will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of the Horizon board.

The Horizon Bylaws provide that any vacancy occurring in the Horizon board, including a vacancy created by resignation, death, incapacity, or an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. No decrease in the number of directors of Horizon can have the effect of shortening the term of any incumbent director.

Finally, the Horizon Bylaws impose certain notice requirements in connection with the nomination by shareholders of candidates for election to the board of directors, and for proposals by shareholders of business to be acted upon at a meeting of shareholders.

Under the Horizon Articles, any director may be removed, with or without cause, by the affirmative vote of the holders of 70% of all of the outstanding shares of Horizon’s capital stock entitled to vote on the election of directors. Any Horizon director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors, or (ii) two-thirds or more of the other directors.

Restrictions on Call of Special Meetings. The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, at the request in writing of a majority of the directors, by the Secretary.

No Cumulative Voting. The Horizon Articles do not provide for cumulative voting rights in the election of directors.

Authorization of Preferred Stock. Horizon is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights, if any. In the event of a proposed merger, tender offer, or other attempt to gain control of Horizon not approved by the board of directors, it might be possible for the Horizon board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors of Horizon has no present plans or understandings for the issuance of any preferred stock and it does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests Horizon’s shareholders.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Horizon’s Articles provide that the Horizon board, when evaluating a business combination or tender or exchange offer, in addition to considering the adequacy of the amount to be paid in connection with any such transactions, may consider all of the following factors and any other factors that it deems relevant: (a) the social and economic effects of the transaction on Horizon and its subsidiaries, and each of their respective employees, depositors, loan and other customers, creditors, and other elements of the communities in which Horizon and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Horizon and its subsidiaries and the other elements of the communities in which Horizon and its subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management.

Procedures for Certain Business Combinations. The Horizon Articles require the affirmative vote of 70% of the outstanding shares of all classes of voting stock (reduced to 66 2/3% under certain conditions), and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of Horizon’s voting shares or their affiliates.

Amendments to Articles and Bylaws. As noted above, except for certain exceptions, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders in which more votes are cast in favor of the amendment than against the amendment. Additionally, the following provisions of the Horizon Articles may not be altered, amended or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter: (i) Section 6.3, which establishes a three-tier director class structure; and (ii) Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the total number of directors of Horizon.

KFI

General. The KFI Articles include several provisions that may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the board of directors. These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult.

However, the KFI board of directors has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Directors. Certain provisions in the KFI Bylaws and the IBCL may impede changes in the majority control of the company’s board of directors. First, the KFI Bylaws provide that any vacancy occurring in the KFI board caused by death, resignation, incapacity, or increase in the number of directors may be filled for the remainder of the unexpired term by a majority vote of all the remaining members of the board.

Second, under the IBCL, a director may be removed by KFI’s shareholders, f they are otherwise authorized to do so, only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of the director.

Restrictions on Call of Special Meetings. The KFI Bylaws provide that special meetings of the shareholders may be called by the President, and shall be called by KFI’s Secretary upon a request in writing therefor, delivered to the President or Secretary, signed by 40% or more of the directors or by shareholders holding of record not less than 25% of the issued and outstanding capital stock of KFI entitled to vote at any such special meeting.

No Cumulative Voting. The KFI Articles do not provide for cumulative voting rights in the election of directors.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent.

Amendments to Articles and Bylaws. As noted above, amendments to the KFI Articles must be approved by a majority vote of all shareholders entitled to vote on the matter, if the amendment would create dissenters’ rights under the IBCL, and for all other amendments by the vote of shareholders if more votes are cast in favor of the amendment that votes cast opposing it.

The KFI Bylaws may be amended, supplemented, or revoked at any meeting of the board of directors by the affirmative vote of a majority of the members of the board of directors.

State and Federal Law

State Law. Several provisions of the IBCL could affect the acquisition of shares of Horizon common stock or KFI common stock, or otherwise affect the control of Horizon or KFI. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations (assuming the company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the company. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. Horizon has elected in the Horizon Articles to not be governed by Chapter 43 of the IBCL. Chapter 43 of the IBCL does not apply to KFI because KFI does not have a class of voting securities registered with the SEC under Section 12 of the Exchange Act.

In addition, the IBCL contains a Control Share Acquisition Statute that may have the effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. The Control Share Acquisition Statute provides that, unless otherwise provided in a corporation’s articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation’s stock (which take the acquiror over the successive thresholds of 20%, 33%, and 50% of the corporation’s stock) will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisition Statute if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisition Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Horizon has elected not to be governed by the Control Share Acquisition Statute. The Control Share Acquisition Statute does not apply to KFI because KFI has less than 100 shareholders.

The Control Share Acquisition Statute does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the plan of merger. Thus, the provisions of the Control Share Acquisition Statute do not apply to the merger.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the Horizon Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the Horizon board and the KFI board each has flexibility in responding to unsolicited proposals to acquire Horizon or KFI, as the case may be, and accordingly it may be more difficult for an acquiror to gain control of Horizon or KFI in a transaction not approved by the respective boards of directors.

Federal Limitations. Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

ADDITIONAL INFORMATION ABOUT KFI

Business of KFI

Kosciusko Financial, Inc., headquartered in Mentone, Indiana, is an Indiana corporation and a one-bank holding company. It owns 100% of the capital stock of its subsidiary bank, Farmers State Bank, an Indiana-chartered commercial bank. The primary business of KFI is commercial banking conducted through FSB. As of December 31, 2015, on a consolidated basis, KFI had total assets of $148,123,538, total loans of $104,373,237, and total deposits of $121,574,296. FSB was founded in 1892 and offers a full range of banking and trust services with five branch locations serving Northeast Indiana.

Employees

As of December 31, 2015, FSB employed 32 persons on a full-time basis and 7 persons on a part-time basis. FSB’s employees are not represented by any collective bargaining group, and management considers its relations with its employees to be excellent. KFI has no employees.

Supervision and Regulation

General

KFI is a corporation organized under the laws of the State of Indiana. The business in which KFI and its subsidiaries are engaged is subject to extensive supervision, regulation, and examination by various bank regulatory authorities. The supervision, regulation, and examination to which KFI and its subsidiaries are subject are intended primarily for the protection of depositors and the deposit insurance funds that insure the deposits of banks, rather than for the protection of shareholders.

Several of the more significant regulatory provisions applicable to banks and bank holding companies to which KFI and its subsidiary are subject are discussed below, along with certain regulatory matters concerning KFI and its subsidiaries. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of KFI and its subsidiaries.

Regulatory Agencies

KFI is a bank holding company and is subject to inspection, examination, and supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) pursuant to the Bank Holding Company Act of 1956, as amended.

FSB is an Indiana chartered commercial bank. It is subject to regulation and examination by both the Indiana Department of Financial Institutions (IDFI) and the Federal Deposit Insurance Corporation (FDIC).

Holding Company Activities

As a bank holding company incorporated and doing business within the State of Indiana, KFI is subject to regulation and supervision under the Bank Holding Act of 1956, as amended (the “BHC Act”). KFI is required to file with the Federal Reserve Board on a semi-annual basis information pursuant to the BHC Act. The Federal Reserve Board may conduct examinations or inspections of KFI and its subsidiaries.

On November 12, 1999, the Gramm-Leach-Bliley Act (the “GLB Act”) was enacted into law. The GLB Act made sweeping changes with respect to the permissible financial services which various types of financial institutions may now provide. The Glass-Steagall Act, which had generally prevented banks from affiliation with securities and insurance firms, was repealed. Pursuant to the GLB Act, bank holding companies may elect to become a “financial holding company,” provided that all of the depository institution subsidiaries of the bank holding company are “well capitalized” and “well managed” under applicable regulatory standards.

Under the GLB Act, a bank holding company that has elected to become a financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Activities that are “financial in nature” include securities underwriting, dealing and market-making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board has determined to be closely related to banking.

Wall Street Reform and Consumer Protection

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which was signed into law in 2010, significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes provisions affecting large and small financial institutions alike, including several provisions that will profoundly affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future. Among other things, these provisions abolished the Office of Thrift Supervision and transferred its functions to the other federal banking agencies, relaxed rules regarding interstate branching, allowed financial institutions to pay interest on business checking accounts, and imposed new capital requirements on bank and thrift holding companies. The Dodd-Frank Act also includes several corporate governance provisions that apply to all public companies, not just financial institutions. These include provisions mandating certain disclosures regarding executive compensation and provisions addressing proxy access by shareholders.

The Dodd-Frank Act also establishes the Consumer Financial Protection Bureau (CFPB) as an independent entity within the Federal Reserve. In July 2011, the CFPB assumed primary responsibility for administering substantially all of the consumer compliance regulations, including Regulation Z issued under the Truth in Lending Act and Regulation X issued under the Real Estate Settlement Procedures Act, formerly administered by other federal agencies. The CFPB also has the authority to promulgate consumer protection regulations that will apply to all entities, including banks, that offer consumer financial services or products. Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards, and pre-payment penalties.

Affiliate Transactions

Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder limit borrowings by holding companies and non-bank subsidiaries from affiliated insured depository institutions, and also limit various other transactions between holding companies and their non-bank subsidiaries, on the one hand, and their affiliated insured depository institutions on the other. Section 23A of the Federal Reserve Act also generally requires that an insured depository institution’s loan to its non-bank affiliates be secured, and Section 23B of the Federal Reserve Act generally requires that an insured depository institution’s transactions with its non-bank affiliates be on arms-length terms.

Interstate Branching

Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Act”) to allow bank holding companies to expand, by acquiring existing banks, into all states, even those which had theretofore restricted entry. The legislation also authorized a bank to open de novo branches in other states, but only to the extent that the law of the bank’s home state, as well as the law of the state where the branch was to be located, permitted an out-of-state bank to open a de novo branch. The Interstate Act also authorized, subject to future action by individual states, a bank holding company to convert its subsidiary banks located in different states under a single charter.

The Dodd-Frank Act amended the Interstate Act by expanding the authority of a state or national bank to open offices in other states. A state or national bank may now open a de novo branch in another state if the law of the state where the branch is to be located would permit a state bank chartered by that state to open the branch. This amendment repealed the restriction under the Interstate Act that permitted an out-of-state bank to open a de novo branch in another state only if the bank’s home state and the state where the branch was to be located had each enacted reciprocal de novo interstate branching laws.

Control Acquisitions

The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under the rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company may, under certain circumstances set forth in the presumption, constitute acquisition of control of the bank holding company. In addition, a company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of any class of outstanding voting stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over that bank holding company.

Liability for Banking Subsidiaries

Under the current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment. Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (1) the “default” of a commonly controlled FDIC-insured depository institution; or (2) any assistance provided by the FDIC to both a commonly controlled FDIC-insured depository institution “in danger of default.” FSB is an FDIC-insured depository institution. If a default occurred with respect to FSB, any capital loans to FSB from its parent holding company would be subordinate in right of payment to payment of FSB’s depositors and certain of its other obligations.

Regulatory Capital Requirements

KFI is required by the various regulatory authorities to maintain certain capital levels. Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve Board capital adequacy guidelines. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

Beginning in 2015, FSB was required to measure capital adequacy using Basel III accounting. Basel III is a comprehensive set of reform measures, developed by the Basel Committee on Banking Supervision, to strengthen the regulation, supervision, and risk management of the banking sector. Implementation of the rules will be overseen by the Federal Reserve, the FDIC, and the OCC. Reporting under the new rules began with the March 2015 quarterly regulatory filings.

FDICIA

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), and the regulations promulgated under FDICIA, among other things, established five capital categories for insured depository institutions – well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized – and requires U.S. federal bank regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements based on these categories. Unless a bank is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank must develop a capital restoration plan and its parent bank holding company must guarantee the bank’s compliance with the plan up to the lesser of 5% of the bank’s assets at the time it became undercapitalized and the amount needed to comply with the plan.

Dividends

Various U.S. federal statutory provisions limit the amount of dividends KFI and its banking subsidiary can pay without prior regulatory approval. For instance, in 2009 Federal Reserve Board Division of Banking Supervision and Regulation issued SR09-4 regarding the safe and sound payment of dividends by bank holding companies to its shareholders.

The principal source of KFI’s funds consists of dividends from FSB. FSB is required to obtain the prior approval of the IDFI before paying a dividend that, together with other dividends it has paid during a calendar year, would exceed the sum of its net income for the year to date combined with its retained net income for the previous two years. In addition, the regulators are authorized, and under certain circumstances are required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. For example, the Federal Deposit Insurance Act generally prohibits a depository institution from making any capital distribution to its parent holding company if the depository institution would thereafter be undercapitalized.

The Dodd-Frank Act and its accompanying regulations also limit a depository institution’s ability to make capital distributions if it does not hold a 2.5% capital buffer above the required minimum risk-based capital ratios. Regulators also review and limit proposed dividend payments as part of the supervisory process and review of an institution’s capital planning. In addition to dividend limitations, FSB is subject to certain restrictions on extensions of credit to KFI, on investments in the stock or other securities of KFI and in taking such stock or securities as collateral for loans.

Deposit Insurance Assessments

The deposits of FSB are insured up to the regulatory limits set by the FDIC. The FDIC maintains the Deposit Insurance fund (“DIF”) by assessing depository institutions an insurance premium assessment. The amount assessed to each institution is based on statutory factors that take into account the degree of risk the institution poses to the DIF. The primary purposes of the DIF are to (1) insure the deposits and protect the depositors of insured depository institutions; and (2) resolve failed banks. The DIF is primarily funded through quarterly assessments on insured depository institutions, but it also earns interest income on its securities. Decreases in the DIF result from loss provisions associated with the resolution of failed banks and FDIC operating expenses.

The Dodd-Frank Act revised the statutory authorities governing the FDIC’s management of the DIF. A key requirement from the Dodd-Frank Act resulted in the FDIC’s adoption of new rules in February 2011 regarding assessments, dividends, assessment base, and large bank pricing. The new rules implemented the following changes: (1) redefined the definition of an institution’s deposit insurance assessment base from one based on domestic deposits to one based on assets now defined as “average consolidated total assets minus average tangible equity;” (2) changed the assessment rate adjustments to better account for risk based on an institution’s funding sources; (3) revised the deposit insurance assessment rate schedule in light of the new assessment base and assessment rate adjustments; (4) implemented Dodd-Frank Act dividend provisions; (5) revised the large insured depository institution assessment system to better differentiate for risk and to take into account losses the FDIC may incur from large institution failures; and (6) provided technical and other changes to the FDIC’s assessment rules. Though deposit insurance assessments maintain a risk-based approach, the FDIC imposed a more extensive risk-based assessment system on large insured depository institutions with at least $10 billion in total assets since they are more complex in nature and could pose greater risk. The rules became effective April 1, 2011 implementing the revised assessment rate schedule for the quarter beginning April 1, 2011.

The Dodd-Frank Act permanently raised the standard maximum deposit insurance coverage amount to $250,000. The FDIC deposit insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

Depositor Preference Statute

In the “liquidation or other resolution” of an institution by any receiver, U.S. federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over general unsecured claims against that institution, including federal funds and letters of credit.

Government Monetary Policy

The earnings of KFI are affected primarily by general economic conditions and to a lesser extent by the fiscal and monetary policies of the federal government and its agencies, particularly the Federal Reserve. Its policies influence, to some degree, the volume of bank loans and deposits, and interest rates charged and paid thereon, and thus have an effect on the earnings of FSB.

Financial Privacy

In accordance with the GLB Act, federal banking regulators adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about customers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

USA Patriot Act of 2001

The USA Patriot Act of 2001 (the “USA Patriot Act”) was signed into law following the terrorist attacks of September 11, 2001. The USA Patriot Act is comprehensive anti-terrorism legislation that, among other things, substantially broadened the scope of anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations on financial institutions. The regulations adopted by the U.S. Department of the Treasury under the USA Patriot Act require financial institutions to maintain appropriate policies, procedures and controls to detect, prevent, and report money laundering, and terrorist financing. Additionally, the regulations require that KFI, upon request from the appropriate federal regulatory agency, provide records related to anti-money laundering, perform due diligence of private banking and correspondent accounts, establish standards for verifying customer identity, and perform other related duties. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution.

Community Reinvestment Act

The Community Reinvestment Act of 1977 requires that, in connection with examinations of financial institutions within their jurisdiction, the federal banking regulators must evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. Federal banking regulators are required to consider a financial institution’s performance in these areas as they review applications filed by the institution to engage in mergers or acquisitions or to open a branch or facility.

Consumer Financial Protection Laws

FSB is subject to a number of federal and state consumer financial protection laws and regulations that extensively govern its transactions with consumers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, and the Service Members Civil Relief Act. FSB must also comply with applicable state usury laws and other laws prohibiting unfair and deceptive acts and practices. These laws, among other things, require disclosures of the cost of credit and the terms of deposit accounts, prohibit discrimination in credit transactions, regulate the use of credit report information, restrict FSB’s ability to raise interest rates, and subject FSB to substantial regulatory oversight. Violations of these laws may expose FSB to liability from potential lawsuits brought by affected customers. Federal bank regulators, state attorneys general, and state and local consumer protection agencies may also seek to enforce these consumer financial protection laws, in which case FSB may be subject to regulatory sanctions, civil money penalties, and customer rescission rights. Failure to comply with these laws may also cause the Federal Reserve Board or IDFI to deny approval of any applications we may file to engage in merger and acquisition transactions with other financial institutions.

Section 5 of the Federal Trade Commission Act provides banking regulatory agencies with authority to take supervisory or enforcement actions on banks with regard to Unfair or Deceptive Acts or Practices (“UDAP”). UDAP standards developed years ago by the Federal Trade Commission address unacceptable practices that may not specifically be addressed elsewhere in banking or consumer finance law. Banking regulatory agencies have increasingly used this authority over the last few years to address acts or practices that are deemed harmful, deceptive, or misleading to consumers. The Dodd-Frank Act gave the CFPB similar authority to take action in connection with unfair and deceptive acts or practices, as well as abusive acts or practices by entities subject to the CFPB’s supervisory or enforcement authority.

Future Legislation

Changes to the laws and regulations, both at the federal and state levels, can affect the operating environment of KFI and FSB in substantial and unpredictable ways. KFI cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon the financial condition or results of operations of KFI or FSB. Various provisions and regulations authorized or required by the Dodd-Frank Act have not yet been proposed or implemented by federal regulators. Uncertainty also exists with respect to the Dodd-Frank Act regulations authorized or required that have not yet been proposed or finalized.

Properties

FSB owns five full-service banking offices located in Northern Indiana. The following table provides certain information with respect to these full-service offices as of December 31, 2015:

Full Service Offices	Date Opened	Net Book Value
		(Dollars in thousands)
102 E. Main St., Mentone IN – Main Office	1892	$337,190
433 Anchorage Rd., Warsaw, IN	1978	369,223
411 S. Huntington St., Syracuse, IN	1995	136,820
2102 E. Center St., Warsaw, IN	1984	110,065
200 Main St., Leesburg, IN	1989	386,657

		$1,339,955

The total net book value of FSB’s premises and equipment at December 31, 2015, was $1.38 million.

Legal Proceedings

There are no material pending legal proceedings to which KFI or FSB is a party or to which any of their property is subject.

Market Price and Dividend Information and Related Shareholder Matters

As of the record date, KFI’s authorized capital stock consisted of 700,000 shares of common stock, $10.00 par value per share, of which 297,444 shares were issued and outstanding. There is no established trading market for KFI’s common stock. KFI is not aware of any broker which systemically publishes bid or ask quotations for the stock. Shares are traded occasionally in isolated transactions between individuals.

The following table lists all transactions from January 1, 2014 through the record date which were reported to KFI’s management. During this period, there might have been other transactions not reported to KFI’s management. In some cases, the price reported below is anecdotal and KFI assumes no responsibility for the accuracy of prices reported for transactions between individuals.

Date	Number of Shares	Share Price
October 23, 2015	66	$54.15
August 25, 2015	200	$50.00
June 12, 2015	500	$50.00
April 20, 2015	300	$53.50
April 14, 2015	231	$54.15
April 1, 2015	10	$52.25
April 1, 2015	25	$52.25
March 27, 2015	1,300	$45.00
October 7, 2014	130	$50.00
October 7, 2014	60	$50.00
September 6, 2014	57	$50.75
September 4, 2014	130	$50.00
May 19, 2014	100	$40.00

May 9, 2014	20	$45.00
April 22, 2014	2,000	$50.00
April 15, 2014	200	$40.00
April 15, 2014	450	$40.00
April 15, 2014	450	$40.00
April 7, 2014	200	$40.00
April 2, 2014	945	$45.00
March 4, 2014	5	$43.20
March 4, 2014	115	$43.20
March 4, 2014	5	$40.00

The following table shows, for the indicated periods, dividends declared and paid per share of KFI common stock.

Quarter Ending	Dividends Paid Per Share
Through April 8, 2016	$—
March 31, 2016	$0.25
December 31, 2015	$0.25
September 30, 2015	$0.25
June 30, 2015	$0.25
March 31, 2015	$0.75
December 31, 2014	$0.25
September 30, 2014	$0.25
June 30, 2014	$0.25
March 31, 2014	$0.25

There were 244 record holders of KFI common stock on April 8, 2016.

KFI has no formal dividend policy. Federal regulations governing FSB’s capital requirements affect the amount of dividends FSB may pay to KFI. Generally, the timing and amount of future dividends on KFI shares will depend on earnings, cash requirements, KFI’s and FSB’s financial condition, applicable government regulations, and other factors that the KFI board of directors deems relevant.

Under the IBCL, KFI may pay dividends if, after the dividend payment, KFI is able to pay its debts as they become due and its assets exceed its liabilities.

Adjournment of the Special Meeting (Item 2 on the KFI Proxy Card)

In addition to the proposal to approve the Merger Agreement, the shareholders of KFI also are being asked to approve a proposal to adjourn or postpone the Special Meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of KFI common stock is required to be represented at the Special Meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the Special Meeting is lower than expected, KFI would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If KFI desires to adjourn the Special Meeting, KFI will request a motion that the Special Meeting be adjourned, and delay the vote on the Merger Agreement proposal described herein until the Special Meeting is reconvened. If KFI adjourns the Special Meeting for 30 days or less, KFI will not set a new record date and will announce prior to adjournment the date, time, and location at which the Special Meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid for any adjourned or postponed Special Meeting, and will be voted in accordance with the shareholder’s instructions and, if no contrary instructions are given, for the Merger Agreement proposal.

Any adjournment will permit KFI to solicit additional proxies and will permit a greater expression of the views of KFI’s shareholders with respect to the merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the Merger Agreement because an adjournment will give KFI additional time to solicit favorable votes and increase the chances of approving that proposal. KFI has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

KFI’s board of directors recommends that shareholders vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS

The consolidated financial statements of Horizon incorporated by reference from Horizon’s Annual Report on Form 10-K for the three years ended December 31, 2015, have been audited by BKD LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference into this joint proxy statement/prospectus in reliance upon such report given on the authority of BKD LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Horizon common stock to be issued in the proposed merger and certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Barnes & Thornburg LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Horizon

If the merger is completed, the KFI shareholders receiving the stock consideration in the merger will become shareholders of Horizon. To be included in Horizon’s proxy statement and voted on at Horizon’s regularly scheduled 2017 annual meeting of shareholders, shareholder proposals must be submitted in writing by November 15, 2016, to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360, which date is 120 calendar days before the anniversary date of the release of the proxy statement relating to Horizon’s 2016 Annual Meeting. If notice of any other shareholder proposal intended to be presented at the 2017 annual meeting is not received by Horizon on or before November 15, 2016, the proxy solicited by the Horizon board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Horizon proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934, as amended. If the date of the 2017 annual meeting is changed, the dates set forth above may change.

Horizon’s Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the annual meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, which nomination or proposal date for the 2017 annual meeting is November 15, 2016. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to Horizon’s Secretary.

KFI

If the merger occurs, there will be no KFI annual meeting of shareholders for 2016 or thereafter. In that case, shareholder proposals must be submitted to Horizon in accordance with the procedures described above. If the merger is not completed, KFI will provide notice of the record date and annual meeting date for its 2016 annual shareholders’ meeting.

WHERE YOU CAN FIND MORE INFORMATION

Horizon files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Horizon files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Horizon’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the SEC at

“http://www.sec.gov.” Shares of Horizon common stock are listed on the NASDAQ Global Select Market under the symbol “HBNC.”

Horizon has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock of Horizon being offered in the merger. This joint proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the joint proxy statement/prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement. Statements made in this joint proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the SEC.

The SEC allows Horizon to “incorporate by reference” the information filed by Horizon with the SEC, which means that Horizon can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus.

Horizon incorporates by reference the following documents and information that it has filed previously with the SEC (excluding any Form 8-K reports that have not been “filed” but instead have been “furnished” to the SEC):

•	Horizon’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Horizon’s Current Reports on Form 8-K filed on January 20, February 1, February 5, and March 11, 2016;

•	The information concerning share ownership of principal shareholders, directors, and executive officers of Horizon under the caption “Common Share Ownership of Management and Certain Beneficial Owners” in Horizon’s Proxy Statement for the 2016 Annual Meeting of Shareholders; and

•	The description of Horizon’s common stock under the caption “Description of Common Stock” in the Registration Statement on Form S-3 filed with the SEC on January 14, 2015, including any amendment or report filed for the purpose of updating that description.

Horizon is also incorporating by reference additional documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date hereof and the dates of KFI’s Special Meeting. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information Horizon discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that Horizon may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this joint proxy statement/prospectus.

These documents may be obtained as explained above, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Horizon at the following address or telephone number or via the Internet at:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

Attn: Investor Relations

(219) 879-0211

Website: www.horizonbank.com

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This joint proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this joint proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this joint proxy statement/prospectus is required to be delivered, this joint proxy statement/prospectus will be supplemented or amended.

All information regarding Horizon in this joint proxy statement/prospectus has been provided by Horizon, and all information regarding KFI in this joint proxy statement/prospectus has been provided by KFI. Neither Horizon nor KFI is required to provide any additional information about KFI in this document. KFI generally provides a copy of its financial statements to its shareholders on an annual basis. Copies of the financial statements can be obtained, without charge, by contacting J. Gregory Maxwell, KFI’s President and Chief Executive Officer, at (574) 353-7521.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HORIZON BANCORP

AND

KOSCIUSKO FINANCIAL, INC.

DATED AS OF FEBRUARY 4, 2016

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 4th day of February, 2016, by and between HORIZON BANCORP, an Indiana corporation (“Horizon”), and KOSCIUSKO FINANCIAL, INC., an Indiana corporation (“KFI”).

WITNESSETH:

WHEREAS, Horizon is an Indiana corporation registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Michigan City, Indiana; and

WHEREAS, KFI is an Indiana corporation registered as a bank holding company with the FRB under the BHC Act, with its principal office located in Mentone, Indiana; and

WHEREAS, Horizon and KFI seek to affiliate through a corporate reorganization whereby KFI will merge with and into Horizon, and thereafter or simultaneously therewith, Farmers State Bank, an Indiana state chartered bank and wholly-owned subsidiary of KFI (“FSB”), will be merged with and into Horizon Bank, National Association, a national banking association and wholly-owned subsidiary of Horizon (“Horizon Bank”); and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of KFI with and into Horizon, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01 The Merger.

(a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX) hereof, KFI shall merge with and into and under the Articles of Incorporation of Horizon (the “Merger”). Horizon shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.

(b) Name, Officers and Directors. The name of the Surviving Corporation shall be “Horizon Bancorp.” Its principal office shall be located at 515 Franklin Street, Michigan City, Indiana 46360. The officers of Horizon serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Horizon at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Horizon in existence at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable law.

(d) Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by KFI shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of KFI shall become liabilities of the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

(e) Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to the terms of this Agreement and the IBCL, and this Agreement shall also constitute the “plan of merger” pursuant to Indiana Code Section 23-1-40-1. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Indiana Code Section 23-1-40-1. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

1.02 Reservation of Right to Revise Structure. At Horizon’s election, the Merger may alternatively be structured so that (a) KFI is merged with and into any other direct or indirect wholly-owned subsidiary of Horizon or (b) any direct or indirect wholly-owned subsidiary of Horizon is merged with and into KFI; provided, however, that no such change shall, subject to Section 2.02(d), (1) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.01) or the treatment of the holders of common stock, $10.00 par value per share, of KFI (the “KFI Common Stock”), (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

1.03 Tax Free Reorganization. Horizon and KFI intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04 Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Horizon nor KFI by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05 Bank Merger. The parties will cooperate and use reasonable best efforts to effect the merger of FSB with and into Horizon Bank (the “Bank Merger”) at the Effective Time of the Merger pursuant to a merger agreement to be agreed upon between the parties. At the effective time of the Bank Merger, the separate corporate existence of FSB will terminate. Horizon Bank will be the surviving bank and will continue its corporate existence under applicable law. The Articles of Association of Horizon Bank, as then in effect, will be the Articles of Association of the surviving bank, the Bylaws of Horizon Bank, as then in effect, will be the Bylaws of the surviving bank, and the Board of Directors and officers of Horizon Bank will continue as the Board of Directors and officers of the surviving bank.

1.06 Dissenters’ Rights. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to holders of KFI Common Stock pursuant to the provisions of any applicable Law (as defined in Section 3.05(a)), including Chapter 44 of the IBCL, any shares of KFI Common Stock held by a Person (as defined in Section (e)) who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Law concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such KFI shareholders, the “Dissenting Shares”), shall not be converted pursuant to Section 2.01, but shall become the right to receive such consideration as may be determined to be due the holder of such Dissenting Shares pursuant to applicable Law; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Law, shall be deemed to have been converted, as of the Effective Time, into the right to receive the consideration as is determined in accordance with Article II.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01 Merger Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of KFI Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, shares held as treasury stock of KFI and shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any; collectively, the “Exempt KFI Stock”) shall become and be converted into the right to receive in accordance with this Article II, at the election of the holder thereof and as provided in and subject to the provisions of Sections 2.02 and 1.01(f), either (or a combination of): (i) 3.0122 shares of Horizon common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the aggregate stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”), or (ii) $81.75 in cash (the aggregate cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”); provided, however, that the KFI stockholders owning less than 100 shares of KFI Common Stock as of the Effective Time will only be entitled to receive $81.75 per share in cash and will not be entitled to receive any of the Stock Consideration.

2.02 Election Procedures.

(a) Cash and Stock Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon proper delivery of such certificates to Computershare, Inc., as Horizon’s stock transfer agent (the “Exchange Agent”)) in such form as designated by Horizon and the Exchange Agent (the “Election Form”), shall be mailed prior to the anticipated Closing Date on such date as KFI and Horizon shall mutually agree upon (the “Mailing Date”) to each holder of record of KFI Common Stock as of five (5) business days prior to the Mailing Date. Each Election Form shall permit the holder of record of KFI Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares of KFI Common Stock (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares of KFI Common Stock (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.02(d), no more than 193,338 shares of KFI Common Stock (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining shares of KFI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the Cash Consideration (the “Cash Consideration Number”). Shares of KFI Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of KFI Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of KFI Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of KFI Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) Delivery of Election. To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on such date as mutually agreed upon by the parties (which date shall be at least five (5) business days prior to the anticipated Closing Date and shall be publicly announced by Horizon as soon as practicable prior to such date) (the “Election Deadline”), accompanied by the certificates representing KFI Common Stock as to which such Election Form is being made or by an appropriate guarantee of delivery of such certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, however, that any such guarantee shall be subject to the condition that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery and failure to deliver the certificates covered by such guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Horizon, in its sole discretion. For shares of KFI Common Stock (if any) held in book entry form, Horizon shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to KFI. If a holder of KFI Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of KFI Common Stock held by such holder shall be designated Non-Election Shares. All Election Forms shall automatically be revoked, and all certificates returned, if the Exchange Agent is notified in writing by Horizon and KFI that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Horizon nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) Allocation. The allocation among the holders of shares of KFI Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.02(c) (with the Exchange Agent to determine, consistent with Section 2.02(a), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

(i) Aggregate Stock Consideration Oversubscribed. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.04 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) Aggregate Stock Consideration Undersubscribed. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) Adjustment to Non-Election Share Allocation Only. If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.04 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) Adjustment to Both Non-Election Share Allocation and Cash Election Share Allocation. If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.04 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(d) Discretion to Adjust Stock Consideration. In the event the parties hereto are unable to obtain the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or the Merger otherwise fails to qualify for the tax treatment described in Section 1.03, then Horizon may, in its sole discretion, increase the number of shares of KFI Common Stock entitled to receive Stock Consideration by the minimum amount necessary to enable such tax opinions to be rendered and for the Merger to otherwise qualify for the tax treatment described in Section 1.03.

2.03 Anti-Dilution Adjustments. If Horizon changes (or establishes a record date for changing) the number of shares of Horizon common stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding Horizon common stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of KFI at the Effective Time shall receive, in the aggregate, such number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock as would have been represented by the number of shares of Horizon common stock the shareholders of KFI would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.03 solely as a result of Horizon changing its cash dividend levels or issuing additional shares of Horizon common stock provided it receives value for such shares or such shares are issued in connection with a Horizon employee benefit plan or similar plan.

2.04 No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Horizon common stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Horizon shall pay to each holder of KFI Common Stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the second business day prior to the Closing Date; provided, however, that closing sales prices shall only be used for days during which such shares are actually traded on the NASDAQ Global Select Market.

2.05 Exchange Procedures.

(a) At and after the Effective Time, each certificate representing outstanding shares of KFI Common Stock (other than the Exempt KFI Stock) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. At or prior to the Effective Time, Horizon shall reserve a sufficient number of shares of Horizon common stock to be issued as part of the Merger Consideration.

(b) As promptly as practicable after the Effective Time (and provided KFI has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each holder of KFI Common Stock who did not surrender, or who improperly surrendered, such shareholder’s stock certificates representing his or her shares of KFI Common Stock (the “Old Certificates”) to the Exchange Agent, a letter of transmittal providing instructions as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Stock Consideration and/or the Cash Consideration applicable thereto in exchange for the Old Certificates pursuant to the terms of this Agreement.

(c) Horizon shall cause a certificate representing that number of whole shares of Horizon common stock that each holder of KFI Common Stock has the right to receive pursuant to Section 2.01 and 2.02 and/or a check in the amount of such holder’s proportionate share of the Cash Consideration, as applicable, and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder as soon as reasonably practicable after delivery to Horizon of the Old Certificates (or bond or other indemnity satisfactory to Horizon if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to Horizon, and any other documents required by this Agreement or reasonably requested by Horizon or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(d) No dividends or other distributions on Horizon common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of KFI Common Stock converted in the Merger into the right to receive shares of Horizon common stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon common stock such holder had the right to receive upon surrender of the Old Certificate.

(e) The stock transfer books of KFI shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of KFI of any shares of KFI Common Stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

(f) Horizon shall be entitled to rely upon KFI’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by Horizon and thereafter be relieved from any and all liability with respect to any claims thereto.

(g) If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.

(h) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of KFI Common Stock that are held as treasury stock of KFI or owned by Horizon (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of Horizon or other consideration shall be exchanged therefor.

(i) Notwithstanding the foregoing, no party hereto shall be liable to any former holder of KFI Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(j) If outstanding certificates for shares of KFI Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Horizon (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of KFI Common Stock for any Merger Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF KFI

On or prior to the date hereof, KFI has delivered to Horizon a schedule (the “KFI Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

For the purpose of this Agreement, and in relation to KFI, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of KFI and its Subsidiaries (as defined below in this introduction to Article III) on a consolidated basis, or (ii) would materially impair the ability of KFI or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on KFI shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Horizon or at the direction of Horizon, (d) changes resulting from professional expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of KFI and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

For the purpose of this Agreement, and in relation to KFI and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of KFI and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to KFI, its “Subsidiaries” shall mean any entity which is required to be consolidated with KFI for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).

Accordingly, KFI hereby represents and warrants to Horizon as follows, except as set forth in its Disclosure Schedule:

3.01 Organization and Authority.

(a) KFI is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. KFI has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. KFI has previously provided Horizon with a complete list of its Subsidiaries. Except for

FSB, KFI owns directly no voting stock or equity securities of any corporation, partnership, association or other entity.

(b) FSB is an Indiana state chartered bank existing under the laws of the State of Indiana. FSB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. FSB owns no voting stock or equity securities of any corporation, partnership, association or other entity.

3.02 Authorization.

(a) KFI has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by KFI have been duly authorized and approved by the Board of Directors of KFI and, assuming due execution and delivery by Horizon, constitutes a valid and binding obligation of KFI, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of KFI or the charter documents of any of KFI’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which KFI or any of its Subsidiaries is a party or by which KFI or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Horizon) or any other adverse interest, upon any right, property or asset of KFI or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which KFI or any of its Subsidiaries is bound or with respect to which KFI or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by KFI.

3.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of KFI consists of 700,000 shares of KFI Common Stock, $10.00 par value per share, 297,444 shares of which are issued and outstanding, and no shares of preferred stock. As of immediately prior to the Effective Time, there shall be 297,444 shares of KFI Common Stock outstanding. Such issued and outstanding shares of KFI Common Stock have been duly and validly authorized by all necessary corporate action of KFI, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. KFI has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of KFI Common Stock is entitled to one vote per share.

(b) Except as set forth in Section 3.03(b) of the KFI Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of KFI are owned by KFI, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of KFI Common Stock or any shares of capital stock of KFI’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of KFI or its Subsidiaries, by which KFI is or may become bound. KFI does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of KFI Common Stock. To KFI’s knowledge, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of KFI or its Subsidiaries.

(d) Except as set forth in Section 3.03(d) of the KFI Disclosure Schedule, KFI has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of KFI Common Stock.

3.04 Organizational Documents. The Articles of Incorporation and Bylaws of KFI and any similar governing documents for each of KFI’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, are attached to and included in Section 3.04 of the KFI Disclosure Schedule.

3.05 Compliance with Law.

(a) None of KFI or any of its Subsidiaries is currently in material violation of, and during the preceding five (5) years, none has been in material violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”). KFI and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Horizon at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b) Section 3.05(b) of the KFI Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of KFI who have outstanding loans from KFI or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(c) All of the existing offices and branches of FSB have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. FSB has no approved but unopened offices or branches.

3.06 Accuracy of Information Provided to Horizon. KFI agrees that the information concerning KFI or any of its Subsidiaries that is provided or to be provided by KFI to Horizon for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02), and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the KFI Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, KFI shall have no responsibility for the truth or accuracy of any information with respect to Horizon or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental body.

3.07 Litigation and Pending Proceedings.

(a) Except for lawsuits described in Section 3.07(a) of the KFI Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or threatened against KFI or any of its Subsidiaries, and to KFI’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against KFI or any of its Subsidiaries.

(b) Neither KFI nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.08 Financial Statements and Reports.

(a) KFI has delivered to Horizon copies of the following financial statements and reports of KFI and its Subsidiaries, including the notes thereto (collectively, the “KFI Financial Statements”):

(i) Consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of KFI as of and for the fiscal years ended December 31, 2012, 2013 and 2014;

(ii) internal (unaudited) consolidated balance sheet and income statement as of and for the nine months ended September 30, 2015 (without footnotes); and

(iii) Call Reports (“Call Reports”) for FSB for the periods ending on December 31, 2012, 2013 and 2014, and September 30, 2015.

(b) The KFI Financial Statements present fairly in all material respects the consolidated financial position of KFI as of and at the dates shown and the consolidated results of operations, (if presented) cash flows and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of KFI and its Subsidiaries. The KFI Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c) Since September 30, 2015 on a consolidated basis, KFI and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09 Material Contracts.

(a) As of the date of this Agreement, and except as disclosed by Section 3.09(a) of the KFI Disclosure Schedule, neither KFI nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (collectively, the “Material Contracts”):

(i) any contract relating to the borrowing of money in excess of $50,000 by KFI or any of its Subsidiaries or the guarantee by KFI or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),

(ii) any contract containing covenants that limit the ability of KFI or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, KFI or any of its Subsidiaries may carry on its business (other than as may be required by Law (as defined in Section 3.05(a)) or any Governmental Authority (as defined in Section 5.13)), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,

(iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to KFI or any of its Subsidiaries,

(iv) any contract deemed material by KFI or FSB for the continued operations of KFI and/or FSB by Horizon or any of its Subsidiaries after the Effective Time,

(v) any lease of real or personal property providing for total aggregate lease payments by or to KFI or its Subsidiaries during the remaining term of the agreement in excess of $50,000 or having a remaining term in excess of two years, other than financing leases entered into in the ordinary course of business in which KFI or any of its Subsidiaries is the lessor,

(vi) any contract that involves total aggregate expenditures or receipts by KFI or any of its Subsidiaries in excess of $50,000 during the remaining term of the agreement or having a remaining term in excess of two years, or

(vii) each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements and including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property.

(b) With respect to each of KFI’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither KFI nor any of its Subsidiaries is in default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither KFI nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv) to KFI’s knowledge, no other party to any such Material Contract is in default; and (v) a true and complete copy of each such Material Contract has been previously delivered to Horizon.

(c) Neither KFI nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for KFI’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10 Absence of Undisclosed Liabilities. Except as provided in the KFI Financial Statements and except for unfunded loan commitments and obligations on letters of credit to customers of KFI’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, none of KFI or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor, to KFI’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of KFI or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.

3.11 Title to Properties.

(a) Section 3.11(a) of the KFI Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by KFI or any Subsidiary. KFI or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the KFI Financial Statements as of September 30, 2015, other than personal property disposed of in the ordinary course of business since September 30, 2015; the right to use by valid and enforceable written lease or contract all other real property which KFI or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since September 30, 2015. All of such owned properties and assets are owned by KFI or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in Section 3.11(a) of the KFI Disclosure Schedule; (ii) as specifically noted in reasonable detail in the KFI Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by KFI or its Subsidiaries is in compliance in all respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. All real property, machinery, equipment, furniture and fixtures owned or leased by KFI or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b) After the date hereof, Horizon shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by KFI or its Subsidiaries. Within thirty (30) days after the later of Horizon’s receipt of such surveys and title commitments, Horizon shall notify KFI of any objections to any exceptions, conditions or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the real estate owned or leased by KFI as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. Within ten (10) days after receipt of such written notice of Unpermitted Exceptions from Horizon, KFI shall commence using its best efforts to cure any such Unpermitted Exceptions to the satisfaction of Horizon prior to the Closing. If KFI agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of Horizon prior to the Closing, or does not agree to do so, Horizon may either: (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) if such Unpermitted Exceptions decrease the value of the property by more than $100,000 in the reasonable and good faith estimate of Horizon or would require the expenditure of monies (including legal fees and costs) in excess of $100,000 to cure such Unpermitted Exceptions, reduce the Cash Consideration by the amount Horizon and KFI reasonably determine will be required to remove or cure the Unpermitted Exceptions (or provide a reasonable alternative thereto).

(c) With respect to all real property presently or formerly owned, leased or used by KFI or any of its Subsidiaries, to the knowledge of KFI, KFI, its Subsidiaries and each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against KFI or any of its Subsidiaries with respect to the Environmental Laws, and, to KFI’s knowledge, there is no reasonable basis or grounds for any such claim, action or proceeding. To the knowledge of KFI, no environmental clearances are required for the conduct of the business of KFI or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. To the knowledge of KFI, neither KFI nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To the knowledge of KFI, neither KFI nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12 Loans and Investments.

(a) Section 3.12(a) of the KFI Disclosure Schedule contains (i) a list of each loan by FSB that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of September 30, 2015, (ii) the most recent loan watch list of FSB and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans, and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(a)(iv) of this Agreement. KFI and FSB have not sold, purchased or entered into any loan participation arrangement which was outstanding at September 30, 2015, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Section 3.12(a) of the KFI Disclosure Schedule also contains a true, accurate and complete list of all loans in which FSB has any participation interest or which have been made with or through another financial institution on a recourse basis against FSB.

(b) All loans reflected in the KFI Financial Statements as of September 30, 2015 and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2015: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming FSB as the secured party or mortgagee (unless by written agreement to the contrary).

(c) The allowance for loan and lease losses and the carrying value for OREO which are shown on the KFI Financial Statements are, in the judgment of management of KFI, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and OREO as of the respective dates.

(d) None of the investments reflected in the KFI Financial Statements as of and for the twelve months ended September 30, 2015, and none of the investments made by any Subsidiary of KFI since September 30, 2015 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither KFI nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by KFI and FSB, as reflected in the latest balance sheet in the KFI Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by KFI and FSB, as reflected in the latest balance sheet in the KFI Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

3.13 Indebtedness. Except as set forth in Section 3.13 of the KFI Disclosure Schedule and except for customer deposits and ordinary trade payables and FHLB advances, neither KFI nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.14 No Shareholder Rights Plan. KFI has no outstanding shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of KFI or which reasonably could be considered an anti-takeover mechanism.

3.15 Employee Benefit Plans.

(a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which KFI is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with KFI under Code Section 414(c), and all other entities which together with KFI are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which KFI or any ERISA Affiliate participates as a participating employer, or to which KFI or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of KFI or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2009 (individually, “KFI Plan” and collectively, “KFI Plans”), KFI represents and warrants, except as set forth in Section 3.15(a) of the KFI Disclosure Schedule:

(i) All such KFI Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii) All KFI Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which KFI may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii) All KFI Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv) No KFI Plan (or its related trust) holds any stock or other securities of KFI and no KFI Plan allows for the granting of any awards over or with respect to any stock or other securities of KFI.

(v) Neither KFI, an ERISA Affiliate, nor to the knowledge of KFI, any other fiduciary as defined in ERISA Section 3(21)(A) of a KFI Plan has engaged in any transaction that may subject KFI, any ERISA Affiliate or any KFI Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vi) All obligations required to be performed by KFI or any ERISA Affiliate under any provision of any KFI Plan have been performed by it in all material respects and, neither KFI nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any KFI Plan.

(vii) All required reports and descriptions for the KFI Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all KFI Plans have been proper as to form and timely given.

(viii) No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any KFI Plan.

(ix) There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending or threatened by any governmental agency involving any KFI Plan.

(x) There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against KFI or any ERISA Affiliate in connection with any KFI Plan or the assets of any KFI Plan.

(xi) Any KFI Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by KFI and its ERISA Affiliates.

(b) KFI has provided or made available to Horizon true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following KFI Plans, as applicable:

(i) All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii) All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements or understandings;

(iii) All current executive and other incentive compensation plans, programs and agreements;

(iv) All current group insurance, medical, and prescription drug arrangements, policies or plans;

(v) All other current incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by KFI for its current or former directors, officers or employees;

(vi) All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by KFI or any ERISA Affiliate with respect to any KFI Plan;

(vii) All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii) Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(c) Except as disclosed in Section 3.15(c) of the KFI Disclosure Schedule, no current or former director, officer or employee of KFI or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any KFI Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with KFI or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a KFI Plan maintained by KFI or an ERISA Affiliate.

(d) With respect to all KFI Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by KFI or any ERISA Affiliate, no director, officer, employee or agent of KFI or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on KFI or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by KFI or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e) Except as disclosed in Section 3.15(e) of the KFI Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon KFI or any ERISA Affiliate, and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

(f) Except as disclosed in Section 3.15(f) of the KFI Disclosure Schedule, no Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by KFI or any ERISA Affiliate.

(g) Except as contemplated in this Agreement or as disclosed in Section 3.15(g) of the KFI Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

(h) Neither KFI nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither KFI nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(i) Except as disclosed in Section 3.15(i) of the KFI Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), KFI, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(j) Except as contemplated by this Agreement, neither KFI nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way KFI Plans.

3.16 Labor and Employment Matters. KFI is and has been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes. To the knowledge of KFI, no employee with annual compensation of $50,000 or more plans to terminate his or her employment with KFI or any Subsidiary. Within the past three (3) years, there has not been, and as of the date of this Agreement there is not pending or threatened, any labor dispute, work stoppage, labor strike or lockout against KFI. No employee of KFI or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To KFI’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on Section 3.16 of the KFI Disclosure Schedule, no employee or independent contractor of KFI or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure or proprietary information agreement, non-compete agreement, non-solicitation agreement or any similar agreement with KFI or any of its Subsidiaries (the “Employee Agreements”), and neither KFI, any Subsidiary or any employee or independent contractor is in violation of any such Employee Agreement. KFI is in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.

3.17 Obligations to Employees. All material obligations and liabilities of and all payments by KFI or any ERISA Affiliate and all KFI Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by KFI or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) KFI Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.17 are correctly and accurately reflected and accounted for in the KFI Financial Statements and the books, statements and records of KFI.

3.18 Taxes, Returns and Reports. Each of KFI and its Subsidiaries has since January 1, 2010 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). KFI has established, and shall establish in the Subsequent KFI Financial Statements (as defined in Section 5.11), in accordance with GAAP, a reserve for taxes in the KFI Financial Statements adequate to cover all of KFI’ and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither KFI nor any of its Subsidiaries has, nor will any of them have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent KFI Financial Statements (as defined in Section 3.08(a)) or as accrued or reserved for on the books and records of KFI or its Subsidiaries. Except as set forth in Section 3.18 of the KFI Disclosure Schedule, neither KFI nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in Section 3.18 of the KFI Disclosure Schedule, no federal, state or local tax returns of KFI or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

3.19 Deposit Insurance. The deposits of FSB are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and KFI or FSB has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.20 Insurance. Section 3.20 of the KFI Disclosure Schedule contains a true, accurate and complete list of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by KFI or any of its Subsidiaries on the date hereof or with respect to which KFI or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.21 Books and Records. The books of account, minute books, stock record books and other records of KFI and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the KFI’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of KFI and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of KFI and its Subsidiaries.

3.22 Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of KFI’s attorneys and accountants and the contractually-agreed fees and expenses of Austin Associates LLC (“Austin”), KFI’s investment banker under the agreement identified on Section 3.22 of the KFI Disclosure Schedule, all of which shall be paid or accrued by KFI at or prior to the Effective Time, no agent, broker or other Person acting on behalf of KFI or any of its Subsidiaries or under any authority of KFI or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.23 Interim Events. Except as otherwise permitted hereunder or disclosed on Section 3.23 of the KFI Disclosure Schedule, since September 30, 2015, neither KFI nor any of its Subsidiaries has:

(a) Experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on KFI;

(b) Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;

(c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(a)(ii) hereof;

(d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of KFI or a Subsidiary;

(f) Increased the salary of (or granted any bonus to) any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h) Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate KFI or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i) Incurred, assumed or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by FSB of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k) Canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;

(n) Amended their articles of incorporation, charter or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same; or

(o) Conducted its business in any manner other than substantially as it was being conducted prior to September 30, 2015.

3.24 Insider Transactions. Except as set forth in Section 3.24 of the KFI Disclosure Schedule, during the preceding 5 years, no officer or director of KFI or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by KFI or any Subsidiary or in any liability, obligation or indebtedness of KFI or any Subsidiary, except for deposits of FSB, securities issued by KFI, and interests in compensatory arrangements.

3.25 Indemnification Agreements.

(a) Neither KFI nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws of KFI or the charter documents of a Subsidiary.

(b) During the preceding five (5) years, no claims have been made against or filed with KFI or any of its Subsidiaries nor have any claims been threatened against KFI or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of KFI or any of its Subsidiaries.

3.26 Shareholder Approval. The affirmative vote of the holders of a majority of the KFI Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

3.27 Intellectual Property.

(a) KFI and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.27(e)) that is used by KFI or its Subsidiaries in their respective businesses as currently conducted. Neither KFI nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b) KFI and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five (5) years. There is no claim asserted or threatened against KFI and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(c) To KFI’s knowledge, no third party has infringed, misappropriated or otherwise violated KFI or its Subsidiaries’ Intellectual Property rights during the preceding five (5) years. There are no claims asserted or threatened by KFI or its Subsidiaries, nor has KFI or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(d) To the extent KFI has designated any of its information, materials or processes a trade secret, KFI and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

(e) For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

3.28 Information Technology. The KFI IT Assets operate and perform, in all material respects, in a manner that permits KFI and its Subsidiaries to conduct their respective businesses as currently conducted, and no Person has gained unauthorized access to any of the KFI IT Assets which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, each in the reasonable judgment of Horizon, and (ii) KFI and its Subsidiaries (A) have implemented reasonable backup and disaster recovery technology consistent with industry practices and as required by Law or any Governmental Authority, and (B) are compliant with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, and with their own privacy policies and commitments to their respective customers and employees relating to the foregoing, except for immaterial failures to comply or immaterial violations. No claims are pending or threatened in writing against KFI or any Subsidiary alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information. For purposes of this Agreement, “KFI IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by KFI or its Subsidiaries or licensed or leased by KFI or its Subsidiaries (excluding any public networks).

3.29 Community Reinvestment Act. FSB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.30 Bank Secrecy and Anti-Money Laundering Compliance. Neither KFI nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). KFI and its Subsidiaries have not been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of KFI and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against KFI or its Subsidiaries under any BSA/AML Law that, if determined adversely to KFI or its Subsidiaries, could reasonably be expected to adversely affect KFI or its Subsidiaries.

3.31 Agreements with Regulatory Agencies. Except as set forth in Section 3.31 of the KFI Disclosure Schedule, neither KFI nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in Section 3.31 of the KFI Disclosure Schedule (a “KFI Regulatory Agreement”), nor has KFI or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such KFI Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of KFI or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to KFI or any of its Subsidiaries.

3.32 Approval Delays. To KFI’s knowledge, there is no reason why the granting of any of the Regulatory Approvals (as defined in Section 7.01(e)) would be denied or unduly delayed.

3.33 Internal Controls. KFI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient, in the reasonable opinion of management of KFI and FSB, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither KFI nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of KFI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that KFI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing KFI or any of its Subsidiaries, whether or not employed by KFI or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by KFI or any of its officers, directors, employees or agents to the Board of Directors of KFI or any committee thereof or to any director or officer of KFI.

3.34 Fiduciary Accounts. KFI and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither KFI nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust, to KFI’s knowledge, with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.35 Fairness Opinion. KFI has received an opinion from Austin Associates, LLC to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of KFI pursuant to this Agreement is fair for such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HORIZON

On or prior to the date hereof, Horizon has delivered to KFI a schedule (the “Horizon Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI.

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries (as defined in this introduction to Article IV), a “Material Adverse Effect on Horizon” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value or business of Horizon and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of Horizon or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Horizon shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Horizon and its Subsidiaries, (d) changes resulting from professional expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, and (e) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of Horizon common stock, by itself, be considered to constitute a Material Adverse Effect on Horizon and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying or caused by such decline has resulted in a Material Adverse Effect).

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of Horizon. Additionally, for the purpose of this Agreement, and in relation to Horizon, its “Subsidiaries” shall mean any entity which is required to be consolidated with Horizon for financial reporting purposes pursuant to GAAP.

Accordingly, Horizon represents and warrants to KFI as follows, except as set forth in the Horizon Disclosure Schedule:

4.01 Organization and Authority.

(a) Horizon is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Horizon has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b) Horizon Bank is a national bank chartered and existing under the laws of the United States. Horizon Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c) Each of Horizon’s Subsidiaries other than Horizon Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.02 Authorization.

(a) Horizon has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), (f) and (k) hereof. This Agreement and its execution and delivery by Horizon have been duly authorized and approved by the Board of Directors of Horizon and, assuming due execution and delivery by KFI, constitutes a valid and binding obligation of Horizon, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of Horizon or the charter documents of any of Horizon’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than KFI) or any other adverse interest, upon any right, property or asset of Horizon or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Horizon or any of its Subsidiaries is bound or with respect to which Horizon or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Horizon.

4.03 Capitalization. As of the date of this Agreement, the authorized capital stock of Horizon consists of (i) 22,500,000 shares of Horizon common stock, 11,995,324 shares of which are issued and outstanding (and which includes shares of restricted stock), (ii) 1,000,000 shares of preferred stock, 12,500 of which are issued and outstanding as Senior Noncumulative Perpetual Preferred Stock, Series B, $.01 par value, and (iii) options to purchase 165,091 shares of Horizon common stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of Horizon, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Each share of Horizon common stock is entitled to one vote per share.

4.04 Compliance with Law.

(a) None of Horizon or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on Horizon. Horizon and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on Horizon.

(b) Horizon is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Horizon or its

Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Horizon, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) All of the existing offices and branches of Horizon Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on Horizon.

4.05 Absence of Undisclosed Liabilities. Except (i) as provided in the Horizon financial statements included in its SEC Reports (as defined in Section 4.15), (ii) for unfunded loan commitments and obligations on letters of credit to customers of Horizon’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability, none of Horizon or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease or license that except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect on Horizon, nor, to Horizon’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of Horizon or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Horizon.

4.06 Accuracy of Information Provided to KFI. Horizon agrees that the information concerning Horizon or any of its Subsidiaries that is provided or to be provided by Horizon to KFI for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Horizon shall have no responsibility for the truth or accuracy of any information with respect to KFI or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory authority or governmental entity.

4.07 Financial Statements and Reports.

(a) The following financial statements and reports of Horizon and its Subsidiaries, including the notes thereto (collectively, the “Horizon Financial Statements”) are publicly available:

(i) consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of Horizon as of and for the fiscal years ended December 31, 2012, 2013 and 2014;

(ii) internal (unaudited) consolidated balance sheet and income statement as of and for the nine months ended September 30, 2015 (without footnotes); and

(iii) Call Reports for Horizon Bank as of the close of business on December 31, 2012, 2013 and 2014, and September 30, 2015.

(b) The Horizon Financial Statements present fairly, in all material respects, the consolidated financial position of Horizon as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Horizon and its Subsidiaries. The Horizon Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c) Since September 30, 2015, on a consolidated basis, Horizon and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

4.08 Adequacy of Reserves. The reserves, the allowance for loan and lease losses and the carrying value for real estate owned which are shown on the Horizon Financial Statements are, in the judgment of management of Horizon, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

4.09 Litigation and Pending Proceedings.

(a) Except for lawsuits involving collection of delinquent accounts and other matters involving Horizon or its Subsidiaries in the ordinary course of its business, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against Horizon or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel or otherwise against Horizon or any of its Subsidiaries which, if determined adversely to Horizon or any of its Subsidiaries, would have a Material Adverse Effect on Horizon.

(b) Neither Horizon nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

4.10 Taxes, Returns and Reports. Each of Horizon and its Subsidiaries has since January 1, 2010 (a) duty and timely filed all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). Horizon has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the Horizon Financial Statements adequate to cover all of Horizon’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Horizon nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in Horizon’s future publicly-filed financial statements and as accrued or reserved for on the books and records of Horizon or its Subsidiaries. Neither Horizon nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in Section 4.10 of the Horizon Disclosure Schedule, no federal, state or local tax returns of Horizon or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

4.11 Deposit Insurance. The deposits of Horizon Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Horizon or Horizon Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.12 Bank Secrecy and Anti-Money Laundering Compliance. Neither Horizon nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any BSA/AML Law. Horizon and its Subsidiaries have not been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of Horizon and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against Horizon or its Subsidiaries under any BSA/AML Law that, if determined adversely to Horizon or its Subsidiaries, could reasonably be expected to adversely affect Horizon or its Subsidiaries.

4.13 Community Reinvestment Act. Horizon Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14 Approval Delays. To the knowledge of Horizon, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

4.15 Horizon Securities and Exchange Commission Filings. Horizon has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by it (“SEC Reports”). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by Horizon, and to the knowledge of Horizon, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.16 No Shareholder Approval. No vote or consent of any of the holders of Horizon’s capital stock is required by law, stock purchase agreement, or NASDAQ listing requirements for Horizon to enter into this Agreement and to consummate the Merger.

4.17 Agreements with Regulatory Agencies. Neither Horizon nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the Horizon Disclosure Schedule (a “Horizon Regulatory Agreement”), nor has Horizon or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Horizon Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

ARTICLE V.

CERTAIN COVENANTS

KFI covenants and agrees with Horizon and covenants and agrees to cause its Subsidiaries to act as follows (and Horizon covenants and agrees with KFI as follows):

5.01 Shareholder Approval. KFI shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of KFI (the “KFI Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of KFI shall recommend to KFI’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from KFI’s shareholders. Additionally, each director and executive officer of KFI and FSB shall agree to vote any shares of KFI Common Stock he or she owns, beneficially or of record, in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01.

5.02 Other Approvals.

(a) KFI shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Horizon in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b) KFI will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the KFI Disclosure Schedule and to which KFI and Horizon agree are material.

(c) Any written materials or information provided by KFI to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03 Conduct of Business.

(a) After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of KFI and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, KFI will not, and will cause its Subsidiaries to not, without the prior written consent of Horizon:

(i) make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification), authorize a class of stock, or issue any stock, issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities;

(ii) distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; provided, however, each of the Subsidiaries may pay cash dividends to KFI or FSB in the ordinary course of business for payment of reasonable and necessary business and operating expenses of KFI or FSB and expenses of the Merger; provided further, to provide funds for KFI’s dividends to its shareholders in accordance with this Agreement; provided further, KFI may pay its normal quarterly cash dividend of $0.25 per share to its shareholders which shall not be increased in per share amount; provided further, at Horizon’s request and except to the extent prohibited by Law or any bank regulatory agency, FSB shall pay dividends to KFI; provided further, no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or consummated if during such period KFI’s shareholders will become entitled to receive dividends on their shares of Horizon common stock received pursuant to this Agreement;

(iii) purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(iv) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of KFI or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of $250,000. FSB also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of $500,000; provided, that FSB may, without the consent of Horizon, renew, modify, amend or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $750,000 or less, (2) any 1 to 4 family, residential mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other 1 to 4 family, residential mortgage Loan in excess of $417,000, (3) any consumer Loan in excess of $75,000, (4) any home equity Loan or line of credit in excess of $100,000, or (5) any Loan participation; provided, that KFI may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Horizon shall be provided with notice of the proposed action in writing and Horizon shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (the lack of such objection being deemed prior written consent of Horizon for purposes of this Section);

(v) acquire any assets of any other Person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to FSB) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person acceptable to Horizon, which indicates that the real property is free of pollutants, contaminants or hazardous materials; provided, however, that neither KFI nor FSB shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless KFI has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

(vi) except for normal annual compensation increases not to exceed 3.0% granted to employees and except as contemplated by this Agreement (including severance and change in control payments anticipated to be paid as described in Section 5.23 and Section 6.03(h) hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers or salaried employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any KFI Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers or employees;

(vii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

(viii) except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by FSB, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the KFI Financial Statements or the Subsequent KFI Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $50,000;

(ix) change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by KFI’s independent auditors or its regulatory authorities, or (3) changes requested by Horizon pursuant to this Agreement;

(x) make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

(xi) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(xii) waive, release, grant or transfer any material rights of value or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(iv) hereof and legal, accounting and investment banking or financial advisory fees related to the Merger) requiring payments by KFI or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than twelve (12) months following the date of this Agreement;

(xiii) except as already committed in writing as of the date of this Agreement, make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;

(xiv) except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(xv) take any action that would change FSB’s loan loss reserves that is not in compliance with FSB’s policy and past practices consistently applied and in compliance with GAAP;

(xvi) except as already committed in writing as of the date of this Agreement, cancel, release or compromise any indebtedness in excess of $50,000 owing to KFI or any Subsidiary or any claims which KFI or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xvii) pay, discharge, settle or compromise any litigation, claim, action, arbitration or other proceeding against KFI or any Subsidiary unless such payment, discharge, settlement or compromise does not require KFI or any Subsidiary to pay any monies, incur any obligation or admit any wrongdoing or liability;

(xviii) take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable law;

(xix) maintain the rate of interest paid by FSB on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;

(xx) amend the Articles of Incorporation or Bylaws of KFI, or similar governing documents of any of its Subsidiaries;

(xxi) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;

(xxii) take any action or fail to take any action that would, or would be likely to, prevent, impede or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code; or

(xxiii) agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.

5.04 Insurance. KFI and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by KFI or its Subsidiaries as of the date of this Agreement.

5.05 Accruals for Loan Loss Reserve and Expenses.

(a) Prior to the Effective Time, KFI shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as KFI and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b) KFI recognizes that Horizon may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), from and after the date hereof KFI shall consult and cooperate in good faith with Horizon with respect to conforming the loan and accounting policies and practices of KFI to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from Horizon to KFI, based upon such consultation and subject to the conditions in Section 5.05(d).

(c) Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), KFI shall consult and cooperate in good faith with Horizon with respect to determining, as reasonably specified in a written notice from Horizon to KFI, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of KFI’s expenses of the Merger.

(d) Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), KFI and FSB shall make such conforming changes and entries as contemplated in Section 5.05(b) and Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after Horizon acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to KFI that Horizon will at the Effective Time deliver to KFI the certificate contemplated in Section 7.02(g).

(e) KFI’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at Horizon’s request in compliance with Section 5.05(d).

5.06 Acquisition Proposals.

(a) KFI will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Austin) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, KFI shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which KFI or any of its Subsidiaries is a party (other than any involving Horizon).

(b) Except as permitted in this Section 5.06, KFI shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Austin) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by KFI’s shareholders, if KFI receives a bona fide Acquisition Proposal that the KFI Board of Directors determines in good faith constitutes a Superior Proposal (as defined in Section 5.06(f)) that was not solicited after the date hereof and did not otherwise result from a breach of KFI’s obligations under this Section 5.06, KFI may furnish, or cause to be furnished, non-public information with respect to KFI and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Horizon prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the KFI Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to KFI’s shareholders under applicable law and (B) prior to taking such action, KFI has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Austin) of KFI or its Subsidiaries shall be a breach of this Section 5.06 by KFI.

(c) Neither the KFI Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to Horizon or propose to withdraw or modify in a manner adverse to Horizon (or take any action inconsistent with) the recommendation by such KFI Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit KFI or FSB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of KFI’s shareholders to approve the Merger, the KFI Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the KFI Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of KFI under applicable Law, and provided, further, that the KFI Board of Directors may not effect such an Adverse Recommendation Change unless (A) the KFI Board shall have first provided prior written notice to Horizon (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new ten (10) business day period) and (B) Horizon does not make, within ten (10) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the KFI Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the KFI Board’s fiduciary duties to the shareholders of KFI under applicable law. KFI agrees that, during the ten (10) business day period prior to its effecting an Adverse Recommendation Change, KFI and its officers, directors and representatives shall negotiate in good faith with Horizon and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Horizon.

(d) In addition to the obligations of KFI set forth in paragraphs (a), (b) and (c) of this Section 5.06, KFI shall as promptly as possible, and in any event within two (2) business days after KFI first obtains knowledge of the receipt thereof, advise Horizon orally and in writing of (i) any Acquisition Proposal or any request for information that KFI reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry KFI reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to KFI any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, KFI (or its outside counsel) shall (A) advise and confer with Horizon (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide Horizon with true, correct and complete copies of any document or communication related thereto.

(e) For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of KFI and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of KFI or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of KFI or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving KFI, FSB or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of KFI, FSB, or any of KFI’s other Subsidiaries or of any resulting parent company of KFI or FSB; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Horizon of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(f) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the KFI Board determines in good faith (after having received the advice of its financial advisors), to be (i) materially more favorable to the shareholders of KFI from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by Horizon in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.

5.07 Press Releases. Horizon and KFI shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Select Market, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08 Changes and Supplements to Disclosure Schedules. KFI shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the KFI Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the KFI Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of KFI contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the KFI Disclosure Schedule unless Horizon shall have first consented in writing with respect thereof.

5.09 Failure to Fulfill Conditions. In the event KFI determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify Horizon.

5.10 Access; Information.

(a) Horizon and KFI, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. Horizon and KFI, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of KFI or Horizon or either of their Subsidiaries. In addition, after receipt of all Regulatory Approvals, KFI shall cooperate with Horizon to facilitate introductions to FSB’s customers and key business partners and referral sources.

(b) No investigation by Horizon or KFI shall affect the representations and warranties made by KFI or Horizon herein.

(c) Any confidential information or trade secrets received by Horizon, KFI or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Horizon or KFI, as applicable, or at Horizon’s or KFI’s request, returned to Horizon or KFI, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable law or regulation or professional standard or bona fide internal compliance policy requirements. Additionally, any confidential information or trade secrets received by Horizon or KFI, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08). This Section 5.10 will not require the disclosure of any information to Horizon or KFI which would be prohibited by law.

(d) Except to the extent prohibited by Law or any bank regulatory agency, in order to provide for a smooth transition after the Closing, beginning on the date of this Agreement, the Chairman of Horizon, or his designees, shall be entitled to receive notice of and a representative of Horizon shall be entitled to attend as an observer, all regular and special meetings of the Board of Directors and all committees of KFI and any of its Subsidiaries, including, without limitation, the loan committee, asset/liability committee, investment committee, the executive committee, and any other committee of KFI or its Subsidiaries; provided, however, KFI shall not be required to permit any Horizon representative to remain present during any discussion of this Agreement and the transactions contemplated hereby or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of Horizon. KFI shall also provide Horizon with copies of minutes and consents from all such Board and committee meetings no later than fourteen (14) days thereafter.

5.11 Financial Statements. As soon as internally available after the date of this Agreement, KFI will deliver to Horizon any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of KFI prepared for its internal use, FSB’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by Horizon (collectively, “Subsequent KFI Financial Statements”). The Subsequent KFI Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.12 Environmental.

(a) If requested by Horizon, KFI will cooperate with an environmental consulting firm designated by Horizon that is reasonably acceptable to KFI (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by KFI or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO. Horizon will proceed with such assessments, testing and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing and investigations through completion. Horizon shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any KFI property, promptly upon Horizon’s receipt of such reports. Horizon shall be responsible for the costs of all environmental site assessments, investigations or testing requested by Horizon from the Designated Environmental Consultant.

(b) If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental studies and other diligence and investigation conducted by the Designated Environmental Consultant, of the dollar amount, if any, that KFI and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws for all of the KFI properties (the “Environmental Liabilities”) for clean-up and remediation relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to KFI’s or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs”, as further adjusted pursuant to this Section 5.12), is in excess of $50,000 (the “Environmental Liability Threshold”), Horizon shall deliver to KFI (not later than ten (10) business days of its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the course of action proposed to be taken by Horizon or its Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out of pocket cost of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If KFI disagrees with Horizon’s estimate of the amount of out of pocket costs of such remediation or the course of action proposed by Horizon, KFI shall deliver to Horizon a written notice of such objection (an “Environmental Cost Objection”) within five (5) business days of KFI’s receipt of the Environmental Cost Notice. No later than five (5) business days following Horizon’s receipt of an Environmental Cost Objection, one or more members of senior management of Horizon and KFI having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. Regardless of whether the parties reach a resolution of the dispute within two (2) business days of the first such meeting, subsection (c) shall apply.

(c) The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.12: (i) if Horizon does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to Horizon and finally resolved as set forth in subsection (b) hereof or if it remains unresolved under such subsection (in which event the Estimated Clean-Up Costs shall be as set forth in the Environmental Cost Notice), then as of the date of such resolution or on the third business day if unresolved (as the case may be) (as applicable, the “Environmental Costs Determination Date”). Following the establishment of the Estimated Clean-up Costs, if the Estimated Clean-Up Costs are (A) between $50,000 and $350,000, then Horizon shall have the right to reduce the Cash Consideration by the Estimated Clean-up Costs, or (B) more than $350,000, then Horizon shall have the right to either (1) reduce the Cash Consideration by the Estimated Clean-up Costs or (2) terminate this Agreement pursuant to Section 8.01(c)(iv), which termination right shall be Horizon’s sole remedy in such event.

5.13 Governmental Reports and Shareholder Information. Promptly upon its becoming available, KFI shall furnish to Horizon one (1) copy of each financial statement, report, notice, or proxy statement sent by KFI to any Governmental Authority or to KFI’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which KFI is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

5.14 Adverse Actions. KFI shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.15 Employee Benefits and Employees.

(a) Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by Horizon or any of its Subsidiaries to employees of KFI or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of KFI or any of its Subsidiaries; or (b) prohibit or restrict Horizon or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

(b) Before the date that is sixty (60) days prior to Closing, Horizon will use its best efforts to notify KFI of the employees Horizon intends to retain after the Effective Time. Prior to the Closing Date, KFI shall be responsible for timely giving any notices to, and terminating, any employees whose employment will not be continued by Horizon, and KFI shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, without limitation, all accrued vacation and sick pay and the severance amounts contemplated by Section 6.03(h) of this Agreement.

(c) Before Closing, with KFI’s prior consent (which consent shall not be unreasonably withheld), Horizon may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Horizon; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of KFI.

5.16 Noncompetition Agreements. Concurrently with the execution of this Agreement, KFI shall cause to be delivered to Horizon a non-competition, non-solicitation and non-disclosure agreement executed by each of J. Gregory Maxwell, Kristi Manwaring, Lindy Breeden, and Michael Walters in a form acceptable to Horizon (the “Noncompetition Agreements”).

5.17 Termination of KFI 401(k) Plan.

(a) KFI maintains the Farmers State Bank Employees 401(k) Savings Plan (the “KFI 401(k) Plan”). KFI shall make contributions to the KFI 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the KFI 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those KFI 401(k) Plan participants who are employed by KFI or its Subsidiaries.

(b) No later than ten (10) days prior to the Closing Date, KFI, pursuant to the provisions of the KFI 401(k) Plan, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the KFI 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the KFI 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the KFI 401(k) Plan and to provide that no distributions of accrued benefits shall be made from the KFI 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the KFI 401(k) Plan’s qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the KFI 401(k) Plan to be made upon retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the KFI 401(k) Plan. Notwithstanding the preceding provisions, participants with outstanding plan loans under the KFI 401(k) Plan as of the Effective Time shall be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the Effective Time and until such time as plan termination distributions are paid pursuant to the preceding sentence. At such time as the loans are required to be repaid or will be taxed to the borrower if not repaid (the “401(k) Loan Repayment Date”), FSB or its successor, if any, shall cause loans to be made, outside of any tax-qualified retirement plan, to those FSB employees who had loans outstanding under the 401(k) Plan as of the 401(k) Loan Repayment Date, in an amount not to exceed the outstanding loan balance as of the 401(k) Loan Repayment Date, provided that any such FSB employee completes any necessary documentation and is determined to qualify for such loan under applicable loan policies and underwriting standards of FSB. Each such refinancing loan shall have a fixed rate of interest not to exceed four percent (4.0%) per annum and shall have an amortization period not to exceed the remaining term of the loan granted under the 401(k) Plan.

(c) At a time to be mutually agreed upon by KFI and Horizon, KFI will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the KFI 401(k) Plan (IRS Form 5310 and related attachments) requesting the issuance to KFI of the favorable determination letter described in the preceding subsection (b). A copy of the competed and filed IRS Form 5310 shall be provided to Horizon at least five (5) business days prior to the Effective Time.

(d) Any contributions due to the KFI 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by KFI as soon as administratively feasible following the Plan Termination Date.

(e) KFI shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to KFI as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the KFI 401(k) Plan.

5.18 Disposition of Welfare Benefit and Sec. 125 Plans.

(a) All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by KFI or FSB shall be terminated as of the Effective Time, unless Horizon determines that any such plan shall be continued past the Effective Time. KFI shall take, or cause to be taken, all actions necessary to terminate all of KFI’s and any Subsidiary’s group insurance policies as of the Effective Time, unless otherwise instructed by Horizon.

(b) As of the Effective Time, and to the extent not prohibited by applicable law, KFI shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Horizon and to provide Horizon all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist Horizon in the administration of such plans, unless Horizon determines that any or all of the group insurance policies should be terminated as of the Effective Time.

(c) From the date of this Agreement through the Effective Time, KFI shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under KFI’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(d) As of the date of the termination of the KFI cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the applicable components of the Horizon cafeteria plan. Benefit and compensation deferral elections in effect at that time shall be continued under the Horizon cafeteria plan, subject to subsequent changes as provided in the Horizon plan. All benefit payments related to the transferred balances shall be made in accordance with the Horizon cafeteria plan.

5.19 FSB Merger. Prior to the Effective Time, KFI shall, and cause FSB to, cooperate with Horizon and take such action as reasonably requested by Horizon and necessary to (i) merge FSB with and into Horizon Bank as of the Effective Time, or (ii) reconstitute the directors and officers of FSB as of the Effective Time to be the same as the directors and officers of Horizon Bank at the Effective Time, and amend the Articles of Incorporation and Bylaws of FSB as of the Effective Time or make such other changes as Horizon Bank may request if necessary to accomplish the same.

5.20 Cooperation on Conversion of Systems. KFI agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its best efforts to ensure an orderly transfer of information, processes, systems and data to Horizon and to otherwise assist Horizon in facilitating the conversion of all of KFI’s systems into, or to conform with, Horizon’s systems (including cooperating with Horizon in the training of KFI’s and its Subsidiaries’ employees on Horizon’s systems), so that, as of the Closing, the systems of KFI are readily convertible to Horizon’s systems to the fullest extent possible without actually converting them prior to the Closing. KFI and Horizon shall meet on a regular basis to discuss and plan for the conversion of KFI’s data processing and related electronic informational systems to those used by Horizon, which planning shall include, without limitation: (i) discussion of possible termination by KFI of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by KFI in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services.

5.21 Installation/Conversion of Equipment. Prior to Closing, at times mutually agreeable to Horizon and KFI, Horizon may, at Horizon’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the KFI and FSB offices, branches and ATM locations, and KFI shall cooperate with Horizon in connection with such installation;

provided, however, that such installations shall not interfere with the normal business activities and operations of KFI or FSB or require material alterations to KFI’s or FSB’s facilities.

5.22 Supplemental Life Insurance Agreements (BOLI). Prior to the Effective Time, KFI shall, or shall cause FSB to, take any and all action necessary to terminate in accordance with the terms and conditions thereof and without resulting liability to Horizon or any of its affiliates, the Farmers State Bank Supplemental Life Insurance Agreements dated January 1, 2008, with each of J. Gregory Maxwell, Lindy Breeden, and Rebecca Baker. For those participants that become employees of Horizon after the Closing and during their employment with Horizon thereafter, they shall be eligible to participate in Horizon’s group life insurance plan which generally provides for a death benefit equal to two (2) times their then-current annual salary with a maximum limit of $500,000.

5.23 Employment Agreements. KFI agrees to pay out all amounts payable pursuant to the employment agreements between FSB and (i) J. Gregory Maxwell dated September 20, 2012, (ii) Michael E. Walters dated September 20, 2012, (iii) Lindy Breeden dated September 20, 2012, and (iv) Kristi Manwaring dated September 23, 2015, (collectively, the “Employment Agreements”), as identified in the KFI Disclosure Schedule, as if the change in control payments contemplated by the Employment Agreements had been triggered by the Merger, provided that all such agreements shall be amended with the written consent of the affected parties prior to the Effective Time to ensure and expressly provide that no payment shall be made under such agreements or under any other plan, arrangement or agreement applicable to the individual that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered an “excess parachute payment.” The payment of such amounts shall be contingent upon Ms. Manwaring and Messrs. Maxwell, Walters and Breeden entering into a mutual termination of employment agreement in a form acceptable to Horizon (the “Mutual Termination of Employment Agreements”), and Ms. Manwaring and Messrs. Maxwell, Walters and Breeden entering into the Noncompetition Agreements. Such payments will be made in a lump sum no later than the Effective Time.

5.24 Assumption of SERP Agreement. At the Effective Time, Horizon agrees to assume that certain Farmers State Bank Salary Continuation Agreement dated January 1, 2008, with J. Gregory Maxwell, and make the future scheduled payments thereunder in monthly installments. Horizon, FSB and Maxwell agree to cooperate to amend such agreement if necessary to be in compliance with Section 409A of the Code.

ARTICLE VI.

COVENANTS OF HORIZON

Horizon covenants and agrees with KFI and covenants and agrees to cause its Subsidiaries to act as follows (and KFI covenants and agrees with Horizon as follows):

6.01 Approvals. Horizon shall have primary responsibility of the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and all parties shall file such applications as promptly as practicable after the execution of this Agreement not to exceed 60 days. Horizon and KFI shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Horizon and KFI shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

6.02 SEC Registration.

(a) As soon as practicable following the date of this Agreement, KFI (with the assistance of Horizon as appropriate) shall prepare the required proxy disclosures, in accordance with the rules and regulations of the SEC, to be used in connection with the KFI shareholders meeting to obtain approval for the merger (the “Proxy Statement”), and Horizon shall prepare and file with the SEC a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “1933 Act”) Act covering the shares of Horizon common stock to be issued pursuant to this Agreement, in which the Proxy Statement will be included. Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” Horizon shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Horizon shall, as soon as practicable after filing the Registration Statement (but not to exceed 75 days), make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of Horizon common stock.

(b) The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to KFI, Horizon or any Subsidiary of KFI or Horizon, respectively, or any change occurs with respect to information supplied by or on behalf of KFI or Horizon, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, KFI or Horizon, as applicable, shall promptly notify the other of such event, and KFI or, Horizon, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to KFI’s shareholders and to Horizon’s shareholders.

(c) Horizon will use reasonable best efforts to list for trading on the NASDAQ Global Select Market (subject to official notice of issuance) prior to the Effective Time, the shares of Horizon common stock to be issued in the Merger.

6.03 Employee Benefit Plans and Employee Payments.

(a) Horizon shall make available to the officers and employees of KFI or any Subsidiary who continue as employees of Horizon or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all Horizon employees, except where different benefits are required by other provisions of this Agreement.

(b) Horizon and KFI agree to address any issues related to the differences between the vacation and paid time off policies of KFI and any Subsidiary (including, without limitation, any banked paid time) and the vacation and paid time off policies of Horizon, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Horizon vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the Horizon vacation/paid time off policy in place for similarly situated employees of Horizon, with credit given for all prior years of service with KFI or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.

(c) Continuing Employees will receive credit for prior service with KFI or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its Subsidiaries.

(d) To the extent a KFI employee benefit plan is terminated at or prior to the Effective Time, Continuing Employees shall become eligible to participate in Horizon’s similar employee benefit plans as of the Effective Time. Horizon will use its reasonable best efforts to: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Horizon or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of KFI; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding KFI plan during the balance of the then current 12-month period of coverage.

(e) To the extent permitted under the terms of any tax-qualified retirement plan maintained by Horizon after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the KFI 401(k) Plan with respect to any Continuing Employees.

(f) Horizon may elect to continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as Horizon determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g) Until the Effective Time, KFI or a Subsidiary of KFI, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Horizon or a Horizon Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of KFI or a Subsidiary of KFI who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of KFI or a Subsidiary of KFI who incurs a qualifying event before the Effective Time.

(h) Except for J. Gregory Maxwell, Lindy Breeden, Michael E. Walters, and Kristi Manwaring, and any other employee receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of FSB as of the Effective Time (i) who are still employed by FSB and who Horizon or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within twelve (12) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to Horizon, shall be entitled to severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with FSB with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Such employees will receive their severance in a lump-sum payment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Horizon Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. In addition, Horizon, at its expense will provide group career counseling for the FSB employees who will not be continuing with Horizon and will make professional career counseling services available through its internal employee assistance program of up to four (4) visits per employee. Nothing in this Section shall be deemed to limit or modify Horizon’s or Horizon Bank’s at-will employment policy or any employee’s at will employment status.

6.04 Adverse Actions. Horizon shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, or (c) a material violation of any provision of this Agreement.

6.05 D&O Insurance and Indemnification.

(a) Subject to the limits of applicable federal banking law and regulations, Horizon shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of KFI and its Subsidiaries, including FSB (each, an “Indemnified Party”) for a period of six (6) years following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of KFI or any of its Subsidiaries under applicable Indiana law or KFI’s or any such Subsidiaries’ articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b) Horizon shall cause the persons serving as officers and directors of KFI and FSB immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by KFI (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by Horizon, KFI shall cause the applicable broker of record for its Existing Policy and its existing Crime (Bond) Policy to be assigned to Horizon’s designee. Such assignments in favor of Horizon’s designee shall be executed by KFI with sufficient time to allow Horizon and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Horizon shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, Horizon is unable to maintain or obtain the insurance called for by this Section 6.05(b), Horizon shall obtain as much comparable insurance as is available for the Maximum Amount. Horizon’s obligations within this Section 6.05(b) apply solely and exclusively to the Existing Policy and the existing Crime (Bond) Policy at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by KFI without interruption, cancellation or amendment until the Effective Time or Horizon’s obligations within this Section shall cease.

(c) The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

(d) In the event that either Horizon or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Horizon shall assume the obligations set forth in this Section 6.05.

6.06 Changes and Supplements to Horizon Disclosure Schedules. Horizon shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Horizon Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Horizon Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Horizon contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the Horizon Disclosure Schedule unless KFI shall have first consented in writing with respect thereof.

6.07 Kosciusko County Advisory Board. As soon as reasonably practical after the Closing Date, Horizon agrees to form a Kosciusko County Advisory Board and add representatives to the advisory board from the KFI and FSB Board and from the communities served by FSB, as mutually agreed upon.

6.08 Issuance of Horizon Common Stock. The Horizon Common Stock to be issued by Horizon to the shareholders of KFI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The Horizon common stock to be issued to the shareholders of KFI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Horizon or any other person, firm or entity. The Horizon common stock to be issued to the shareholders of KFI pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for Horizon common stock issued to any shareholder of KFI who may be deemed to be an “affiliate” (under the Securities Act) of Horizon after completion of the Merger pursuant to Rule 145 of the Securities Act.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01 Conditions Precedent to Horizon’s Obligations. The obligation of Horizon to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Horizon:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of KFI contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b) Covenants. Each of the covenants and agreements of KFI shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. Horizon shall have received from KFI at the Closing (as defined in Section 10.01) the items and documents, in form and content reasonably satisfactory to Horizon, set forth in Section 10.02(b).

(d) Registration Statement Effective. Horizon shall have registered its shares of Horizon common stock to be issued to shareholders of KFI in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Horizon reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on KFI or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Horizon would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f) Shareholder Approval. The shareholders of KFI shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement. The total number of the Dissenting Shares shall be no greater than five percent (5%) of the number of shares of KFI Common Stock outstanding as of the date of this Agreement.

(g) Officers’ Certificate. KFI shall have delivered to Horizon a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of KFI contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a); (ii) all the covenants of KFI have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) KFI has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h) Tax Opinion. The Board of Directors of Horizon shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to Horizon, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of KFI, except with respect to the Cash Consideration and the cash received by the shareholders of KFI for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.04 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i) 280G Opinion. Horizon shall have received a letter of tax advice, in a form satisfactory to Horizon, from KFI’s outside, independent certified public accountants to the effect that any amounts that are paid by KFI before the Effective Time, or required under the Employment Agreements, other agreements or arrangements existing prior to the Effective Time, or this Agreement (or other plans or agreements entered into in connection with this Agreement) to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of KFI, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

(j) Material Proceedings. None of Horizon, KFI, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(k) Listing. The shares of Horizon common stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(l) Notice of Termination of Data Processing Agreement. FSB shall have provided notice of termination to FiServ Solutions, Inc. under that certain Master Agreement, dated June 25, 2010 (including related exhibits and schedules), as amended, between FSB and FiServ.

(m) Noncompetition Agreements. J. Gregory Maxwell, Michael Walters, Lindy Breeden and Kristi Manwaring shall have executed and delivered the Noncompetition Agreements to Horizon.

(n) Termination of Existing Employment Agreements. J. Gregory Maxwell, Michael Walters, Lindy Breeden and Kristi Manwaring shall have executed and delivered the Mutual Termination of Employment Agreements to Horizon.

(o) KFI Adjusted Consolidated Shareholder’s Equity. As of the end of the month prior to the Effective Time, the KFI Adjusted Consolidated Shareholders’ Equity (as defined in this Section 7.01(o)), shall not be less than $16.197 million. “KFI Adjusted Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of KFI and FSB determined in accordance with GAAP consistently applied for prior periods; provided, however, that (A) any accruals established by KFI pursuant to Section 5.05(b); (B) any changes to the valuation of the KFI investment portfolio attributed to ASC 320, whether upward or downward, from September 30, 2015 until the measurement date; (C) the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by KFI in connection with this Agreement or the transactions contemplated hereby; (D) any amounts paid or payable to any director, officer or employee of KFI or any Subsidiary of KFI under any contract, severance arrangement, benefit plan or employment practice of KFI and all other payroll and non-payroll related costs and expenses, including agreed upon adjustments to the SERP accrual; (E) costs associated with the termination of the 401(k) Plan; and, (F) costs associated with the termination of the Data Processing Agreement set forth in Section 7.01(l); in each case incurred or to be incurred by KFI through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the KFI Adjusted Consolidated Shareholders’ Equity for purposes of this Section.

(p) Consents. KFI shall have obtained or caused to be obtained (a) all written consents, if any, required under the Material Contracts, and (b) all permits, authorizations, other written consents, permissions and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

7.02 Conditions Precedent to KFI’s Obligations. The obligation of KFI to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by KFI:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of Horizon contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b) Covenants. Each of the covenants and agreements of Horizon shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. KFI shall have received from Horizon at the Closing the items and documents, in form and content reasonably satisfactory to KFI, listed in Section 10.02(a) hereof.

(d) Registration Statement Effective. Horizon shall have registered its shares of Horizon common stock to be issued to shareholders of KFI in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f) Shareholder Approval. The shareholders of KFI shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.

(g) Officers’ Certificate. Horizon shall have delivered to KFI a certificate signed by its CEO and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Horizon contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of Horizon have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Horizon has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h) Tax Opinion. The Board of Directors of KFI shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to KFI, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of KFI, except with respect to the Cash Consideration and the cash received by the shareholders of KFI for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.04 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i) Listing. The shares of Horizon common stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(j) Material Proceedings. None of Horizon, KFI, or any Subsidiary of Horizon or KFI, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a) by the mutual written consent of Horizon and KFI;

(b) by either of KFI or Horizon by written notice to the other:

(i) if this Agreement and the Merger are not approved by the requisite vote of the shareholders of KFI at the meeting of shareholders of KFI contemplated in Section 5.01;

(ii) (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y) and (z) above;

(iii) if the consummation of the Merger shall not have occurred on or before December 31, 2016 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date; or

(c) by written notice from Horizon to KFI, if:

(i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

(ii) KFI breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by KFI within twenty (20) business days after KFI’s receipt of written notice of such breach from Horizon;

(iii) there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on KFI; or

(iv) Horizon elects to exercise its right to terminate pursuant to Section 3.11(b) or Section 5.12.

(d) by written notice from KFI to Horizon if:

(i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

(ii) Horizon breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Horizon within twenty (20) business days after Horizon’s receipt of written notice of such breach from KFI; or

(iii) there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on Horizon.

(e) by written notice from Horizon to KFI:

(i) if the KFI Board of Directors shall fail to include its recommendation to approve the Merger in the Proxy Statement;

(ii) in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii) if the KFI Board shall approve any Acquisition Proposal or publicly recommend that the holders of KFI Common Stock accept or approve any Acquisition Proposal; or

(iv) if KFI shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.

(f) by written notice by Horizon to KFI if a quorum could not be convened at the meeting of shareholders of KFI contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g) by written notice by KFI to Horizon at any time during the five (5) day period commencing on the Determination Date if, and only if both of the following conditions are satisfied, such termination to be effective on the tenth (10th) day following the Determination Date:

(i) the Horizon Market Value on the Determination Date is less than $20.39; and

(ii) the number obtained by dividing the Horizon Market Value by the Initial Horizon Market Value shall be less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price minus 0.15;

subject, however, to the following three sentences. If KFI elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Horizon. During the five (5) business day period commencing with its receipt of such notice, Horizon shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Horizon Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Horizon Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial Horizon Market Value by the Horizon Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.85. If within such five (5) business day period, Horizon delivers written notice to KFI that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies KFI of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days immediately preceding the Determination Date.

“Index” means the SNL Small Cap U.S. Bank and Thrift Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Horizon Market Value” means $25.58, adjusted as indicated in the last sentence of this Section 8.01(g).

“Initial Index Price” means the closing value of the Index on the date of this Agreement.

“Horizon Market Value” means the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the Determination Date; provided, however, that closing sales prices shall only be used for days during which Horizon’s shares are actually traded on the NASDAQ Global Select Market.

If Horizon or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

8.02 Effect of Termination.

(a) Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Horizon or KFI and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.06 and 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or any related agreement.

(b) KFI shall pay to Horizon an amount in cash equal to $1,226,000 (the “Termination Fee”) if:

(i) this Agreement is terminated by Horizon pursuant to Section 8.01(e); or

(ii) this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of KFI’s shareholders to approve the Agreement and the Merger by the requisite vote or by Horizon pursuant to Section 8.01(f) and, in each case, prior to the date that is twelve (12) months after such termination KFI or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iii) this Agreement is terminated by either KFI or Horizon pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, KFI or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(iv) this Agreement is terminated by Horizon pursuant to Section 8.01(c)(i), (ii) or (iii) as a result of an intentional, willful or grossly negligent breach or nonperformance by KFI of any representation, warranty, or covenant contained in this Agreement.

(c) Any fee due under Section 8.02(b) shall be paid by KFI by wire transfer of same day funds:

(i) in the case of Section 8.02(b)(i) or (iv), concurrently with such termination; and

(ii) in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date KFI enters into such Acquisition Agreement or consummates such Acquisition Proposal.

(d) In the event Horizon would be entitled to the Termination Fee pursuant to Section 8.02(b), then Horizon may elect, in its sole discretion, to (i) terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full, or (ii) not terminate this Agreement and institute a proceeding at law or in equity to specifically enforce this Agreement and/or recover all of its damages arising hereunder, including all of its costs, fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses). KFI acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Horizon would not have entered into this Agreement. Accordingly, if KFI fails promptly to pay the Termination Fee, and, in order to obtain such payment, Horizon commences a suit that results in a judgment against KFI for the Termination Fee, KFI shall also pay to Horizon its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of Horizon and KFI as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten (10) business days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01 Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by Horizon.

10.02 Deliveries.

(a) At the Closing, Horizon will deliver to KFI the following:

(i) the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii) copies of all Regulatory Approvals necessary to consummate the Merger;

(iii) copies of the resolutions adopted by the Board of Directors of Horizon, certified by the Secretary of Horizon relative to the approval of this Agreement and the Merger;

(iv) the tax opinion required by Section 7.02(h) hereof;

(v) evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.05; and

(vi) such other documents and information as KFI or its legal counsel may reasonably request.

(b) At the Closing, KFI will deliver to Horizon the following:

(i) the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii) copies of the resolutions adopted by the Board of Directors and shareholders of KFI certified by the Secretary of KFI relative to the approval of this Agreement and the Merger;

(iii) the tax opinion required by Section 7.01(h) hereof;

(iv) the 280G opinion required by Section 7.01(i) hereof; and

(v) such other documents and information as Horizon or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01 No Assignment. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of KFI, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02 Waiver; Amendment.

(a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03 Notices. All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to Horizon:	with a copy (which shall not constitute notice) to:
Horizon Bancorp 515 Franklin Street Michigan City, IN 46360 Attn: Craig M. Dwight CEO and Chairman	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: Curt W. Hidde
And
If to KFI:	with a copy (which shall not constitute notice) to:
Kosciusko Financial, Inc. 102 E. Main Street Mentone, IN 46539 Attn: J. Gregory Maxwell President and CEO	Rockhill Pinnick LLP 105 E. Main Street Warsaw, IN 46580 Attn: Stanley E. Pequignot

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04 Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.06 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07 Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement (and any and all other documents, agreements and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.08 Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the confidentiality letter agreement dated October 13, 2015, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.09 Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06, 5.07, and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 1.06, 2.05, 5.17, 5.18, 5.19, 5.22, 5.23, 5.24, 6.03, 6.05, 6.07, and all of the provisions of this Article XI shall survive the Effective Time.

11.10 Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.11 Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Horizon Bank, in Michigan City, Indiana, is open for the transaction of business.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, Horizon and KFI have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

HORIZON BANCORP

By:	/s/ Craig M. Dwight
Craig M. Dwight, CEO & Chairman

KOSCIUSKO FINANCIAL, INC.

By:	/s/ J. Gregory Maxwell
J. Gregory Maxwell, President and CEO

INDEX OF EXHIBITS

Exhibit 5.01	Voting Agreement

INDEX OF SCHEDULES

Schedule 3.03(b)	Liens on Subsidiary Stock

Schedule 3.03(d)	10% Owners of KFI Stock

Schedule 3.04	KFI and Subsidiary Organizational Documents

Schedule 3.05(b)	Insider Loans

Schedule 3.07(a)	Litigation and Pending Proceedings

Schedule 3.09(a)	Material Contracts

Schedule 3.11(a)	Owned and Leased Real Property

Schedule 3.12(a)	Loans

Schedule 3.13	Indebtedness

Schedule 3.15(a)	Non-Compliance with Employee Benefit Plans

Schedule 3.15(c)	Former Employee Benefits

Schedule 3.15(e)	Employee Benefit Plans and Agreements

Schedule 3.15(f)	VEBA Benefit Plans

Schedule 3.15(g)	Acceleration of Employee Benefits

Schedule 3.15(i)	280G Payments

Schedule 3.16	Employee Agreements

Schedule 3.18	Tax Audits

Schedule 3.20	List of Insurance Policies

Schedule 3.22	Broker’s, Finder’s or Other Fees

Schedule 3.23	Interim Events

Schedule 3.24	Insider Transactions

Schedule 3.31	KFI and FSB Agreements with Regulatory Agencies

Schedule 4.10	Horizon Tax Audits

EXHIBIT 5.01

VOTING AGREEMENT

Each of the undersigned, being all of the directors and executive officers of KOSCIUSKO FINANCIAL, INC. (“KFI”) and Farmers State Bank, an Indiana state chartered bank and wholly-owned subsidiary of KFI (“FSB”) having, in the case of the KFI directors, voted for the approval and adoption by KFI of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among KFI and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of KFI in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to KFI and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Holding Company Merger and any merger of any KFI subsidiaries, including FSB, and, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of KFI;

(b) will vote all shares of common stock of KFI (“KFI Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of KFI or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; and

(c) until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of KFI Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to Horizon.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of KFI Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of KFI’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of KFI.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of February 4, 2016.

EXECUTIVE OFFICERS:

(6,539 shares)
J. Gregory Maxwell

(2,249 shares)
Lindy Breeden

(700 shares)
Michael Walters

DIRECTORS:

(1,164 shares)
James Caskey

(3,461 shares)
Stanley Pequignot

(231 shares)
James Maze

(8,791 shares)
Daniel Manwaring

(10,368 shares)
Chad Tucker

(4,637 shares)
Dave Reuter

(665 shares)
Wes Stouder

Appendix B

7205 W. Central Avenue

Toledo, Ohio 43617

P 419.841.8521

www.austinassociates.com

February 4, 2016

Board of Directors

Kosciusko Financial, Inc.

102 East Main Street

Mentone, IN 46539

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Kosciusko Financial, Inc. (“KFI”) and its shareholders, of the terms of the Agreement and Plan of Merger dated as of February 4, 2016 (the “Agreement”) by and between Horizon Bancorp (“Horizon”) and KFI. The Agreement provides for merger of KFI with and into Horizon, with Horizon being the surviving company. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The financial terms of the Agreement provide for each share of KFI common stock to receive, at the election of the holder, either (or a combination of): (i) 3.0122 shares of Horizon common stock (“Exchange Ratio”); or (ii) $81.75 in cash. KFI stockholders owning less than 100 shares of KFI common stock will only be entitled to receive $81.75 per share in cash and will not be entitled to receive any of the Stock Consideration. The Agreement allows for 193,338 shares of KFI common stock (65 percent of KFI shares outstanding) to be converted into the Stock Consideration and the remaining shares of KFI common stock outstanding shall be converted into the Cash Consideration.

Austin Associates, LLC (“Austin”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement dated as of February 4, 2016;

(ii)	certain publicly available financial statements and other historical financial information of KFI and Horizon that we deemed relevant;

(iii)	certain non-public internal financial and operating data of KFI and Horizon that were prepared and provided to us by the respective management of KFI and Horizon;

(iv)	internal financial projections for KFI for the year ending December 31, 2016 prepared by and reviewed with management of KFI;

Board of Directors

February 4, 2016

(v)	the pro forma financial impact of the Merger on Horizon, based on assumptions relating to transaction expenses, preliminary purchase accounting adjustments and cost savings as discussed with representatives of Horizon;

(vi)	publicly reported historical price and trading activity for Horizon’s common stock, including an analysis of certain financial and stock market information of Horizon compared to certain other publicly traded companies;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii)	the current market environment generally and the banking environment in particular; and,

(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of KFI the business, financial condition, results of operations and prospects of KFI, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of Horizon regarding the business, financial condition, results of operations and prospects of Horizon.

Management of KFI and Horizon, respectively, have represented that there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that KFI and Horizon will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice KFI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of KFI’s or Horizon’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to KFI and its shareholders.

Board of Directors

February 4, 2016

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, to KFI and its shareholders of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the Merger.

KFI jointly engaged Austin and Investment Bank Services (“IBS”) a registered broker dealer to act as financial advisors in the transaction. Principals of Austin’s investment banking team that assisted KFI are also limited registered representatives of IBS. As part of the engagement IBS will receive contingent fees upon closing of the transaction, a portion of which will be paid upon the execution of the Agreement. The limited registered representatives of IBS who are also Principals of Austin will be compensated from the fees received by IBS from the transaction. As part of the engagement, Austin and IBS reserve the right to review any public disclosures describing this fairness opinion or their respective firms. In addition, KFI agreed to indemnify Austin and IBS against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to KFI and its shareholders.

Respectfully,

Austin Associates, LLC

Appendix C

VOTING AGREEMENT

Each of the undersigned, being all of the directors and executive officers of KOSCIUSKO FINANCIAL, INC. (“KFI”) and Farmers State Bank, an Indiana state chartered bank and wholly-owned subsidiary of KFI (“FSB”) having, in the case of the KFI directors, voted for the approval and adoption by KFI of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among KFI and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of KFI in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to KFI and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Holding Company Merger and any merger of any KFI subsidiaries, including FSB, and, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of KFI;

(b) will vote all shares of common stock of KFI (“KFI Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of KFI or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; and

(c) until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of KFI Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to Horizon.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of KFI Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of KFI’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of KFI.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of February 4, 2016.

EXECUTIVE OFFICERS:

/s/ J. Gregory Maxwell	(6,539 shares)
J. Gregory Maxwell

/s/ Lindy Breeden	(2,249 shares)
Lindy Breeden

/s/ Michael Walters	(700 shares)
Michael Walters

DIRECTORS:

/s/ James Caskey	(1,164 shares)
James Caskey

/s/ Stanley Pequignot	(3,461 shares)
Stanley Pequignot

/s/ James Maze	(231 shares)
James Maze

/s/ Daniel Manwaring	(8,791 shares)
Daniel Manwaring

/s/ Chad Tucker	(10,368 shares)
Chad Tucker

/s/ Dave Reuter	(4,637 shares)
Dave Reuter

/s/ Wes Stouder	(665 shares)
Wes Stouder

Appendix D

INDIANA CODE

TITLE 23. BUSINESS AND OTHER ASSOCIATIONS

ARTICLE 1. INDIANA BUSINESS CORPORATION LAW

CHAPTER 44. DISSENTERS’ RIGHTS

§ 23-1-44-1. “Corporation” defined.

As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

§ 23-1-44-2. “Dissenter” defined.

As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

§ 23-1-44-3. “Fair value” defined.

As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

§ 23-1-44-4. “Interest” defined.

As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

§ 23-1-44-4.5. “Preferred shares” defined.

As used in this chapter, “preferred shares” means a class or series of shares in which the holders of the shares have preference over any other class or series with respect to distributions.

§ 23-1-44-5. “Record shareholder” defined.

As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

§ 23-1-44-6. “Beneficial shareholder” defined.

As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

§ 23-1-44-7. “Shareholder” defined.

As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

§ 23-1-44-8. Right to dissent and obtain payment for shares.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) shareholder approval is required for the merger by IC 23-1-40 or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(6) Election to become a benefit corporation under IC 21-1.3-3-2.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act of 1933, as amended.

(c) The articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate the right to dissent and obtain payment for any class or series of preferred shares. However, any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates the right to dissent and obtain payment for any shares:

(1) that are outstanding immediately before the effective date of the amendment; or

(2) that the corporation is or may be required to issue or sell after the effective date of the amendment under any exchange or other right existing immediately before the effective date of the amendment;

does not apply to any corporate action that becomes effective within one (1) year of the effective date of the amendment if the action would otherwise afford the right to dissent and obtain payment.

(d) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

(e) Subsection (d) does not apply to a corporate action that was approved by less than unanimous consent of the voting shareholders under IC 23-1-29-4 if both of the following apply:

(1) The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected.

(2) The proceeding challenging the corporate action is commenced not later than ten (10) days after notice of the approval of the corporate action is effective as to the shareholder brining the proceeding.

§ 23-1-44-9. Dissenters’ rights of beneficial shareholder.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

§ 23-1-44-10. Proposed action creating dissenters’ rights; notice.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

§ 23-1-44-11. Proposed action creating dissenters’ rights; assertion of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

§ 23-1-44-12. Dissenters’ notice; contents.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

§ 23-1-44-13. Demand for payment and deposit of shares by shareholder.

(a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

§ 23-1-44-14. Uncertificated shares; restriction on transfer; dissenters’ rights.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 23-1-44-15. Payment to dissenter.

(a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

§ 23-1-44-16. Failure to take action; return of certificates; new action by corporation.

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

§ 23-1-44-17. Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares.

(a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

§ 23-1-44-18. Dissenters’ estimate of fair value; demand for payment; waiver.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

§ 23-1-44-19. Court proceeding to determine fair value; judicial appraisal.

(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

§ 23-1-44-20. Costs; fees; attorneys’ fees.

(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.